                                                                      APPENDIX B

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 JUNE 19, 1996

                                     AMONG

                          EL PASO NATURAL GAS COMPANY,

                             EL PASO MERGER COMPANY

                                      AND

                                  TENNECO INC.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I   DEFINITIONS.................................................    2
 ARTICLE II  THE MERGER..................................................    7
    2.1      Merger......................................................    7
    2.2      Effects of the Merger.......................................    7
    2.3      Certificate of Incorporation and Bylaws.....................    8
    2.4      Directors...................................................    8
    2.5      Conversion of Shares........................................    8
    2.6      Exchange of Certificates....................................    9
    2.7      New Preferred Stock.........................................   11
 ARTICLE III CLOSING AND FILING..........................................   11
    3.1      Closing.....................................................   11
    3.2      Effective Time..............................................   11
 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF TENNECO...................   12
    4.1      Organization and Existence..................................   12
    4.2      Capitalization..............................................   12
    4.3      Authority and Approval......................................   12
    4.4      Financial Statements........................................   13
    4.5      Consents and Approvals; No Violations.......................   13
    4.6      Litigation..................................................   14
    4.7      Tenneco SEC Documents; Accuracy of Information..............   14
    4.8      No Material Adverse Effect..................................   14
    4.9      Advisors....................................................   14
    4.10     Opinion of Financial Advisor................................   14
    4.11     Amendments to Rights Agreement..............................   15
 ARTICLE V   REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUBSIDIARY...   15
    5.1      Organization and Existence..................................   15
    5.2      Capitalization..............................................   15
    5.3      Authority and Approval......................................   16
    5.4      Financial Statements........................................   16
    5.5      Consent and Approvals; No Violation.........................   16
    5.6      Litigation..................................................   17
    5.7      Acquiror SEC Documents; Accuracy of Information.............   17
    5.8      No Material Adverse Effect..................................   17
    5.9      Advisors....................................................   17
    5.10     Opinion of Financial Advisor................................   17
    5.11     Due Authorization...........................................   17
    5.12     No Active Business..........................................   17
    5.13     Ownership of Tenneco Stock..................................   17
 ARTICLE VI  COVENANTS OF THE PARTIES....................................   17
    6.1      Conduct of Tenneco and its Subsidiaries.....................   17
    6.2      Conduct of the Business of Acquiror and its Subsidiaries....   21
    6.3      Access to Information; Confidentiality......................   22
    6.4      Directors' and Officers' Indemnification and Insurance......   22
    6.5      Notification of Certain Matters.............................   24
    6.6      Tax Treatment...............................................   25
             Registration Statement; Joint Proxy Statement; NPS
    6.7      Materials...................................................   25

                                                                           PAGE
                                                                           ----
     6.8      Stockholders' Meetings.....................................   28
     6.9      Further Action; Reasonable Best Efforts....................   28
     6.10     Public Announcements.......................................   29
     6.11     Listing of Acquiror Stock..................................   30
     6.12     Rights Agreement...........................................   30
     6.13     The Spinoffs...............................................   30
     6.14     Antitrust Matters..........................................   30
     6.15     Employee Matters...........................................   31
     6.16     Debt Realignment...........................................   31
     6.17     No Solicitations...........................................   31
     6.18     Performance of Agreement and Distribution Agreement........   31
     6.19     Affiliates of Tenneco......................................   32
     6.20     Antitakeover Statutes......................................   32
     6.21     Equity Issuance by Acquiror................................   32
     6.22     Ruhrgas AG.................................................   32
     6.23     Additional Covenants of Acquiror...........................   32
 ARTICLE VII  CONDITIONS PRECEDENT.......................................   33
              Conditions to Obligations of Each Party to Effect the
     7.1      Merger.....................................................   33
              Additional Conditions to Obligations of Acquiror and
     7.2      Subsidiary.................................................   35
     7.3      Additional Conditions to Obligations of Tenneco............   35
 ARTICLE VIII TERMINATION................................................   36
     8.1      Grounds for Termination....................................   36
     8.2      Effect of Termination......................................   38
     8.3      Waiver.....................................................   38
 ARTICLE IX   EXTENT AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
               COVENANTS AND AGREEMENTS..................................   38
     9.1      Scope of Representations...................................   38
     9.2      Survival...................................................   38
 ARTICLE X    MISCELLANEOUS..............................................   38
    10.1      Expenses...................................................   38
    10.2      Notices....................................................   39
    10.3      Remedies...................................................   40
    10.4      Consent to Amendments......................................   40
    10.5      Successors and Assignors...................................   40
    10.6      Severability...............................................   40
    10.7      Counterparts...............................................   40
    10.8      Descriptive Headings.......................................   40
    10.9      No Third-Party Beneficiaries...............................   40
    10.10     Entire Agreement...........................................   40
    10.11     Construction...............................................   41
    10.12     Incorporation of Exhibits..................................   41
    10.13     Governing Law..............................................   41

EXHIBITS

  EXHIBIT ADistribution Agreement

  EXHIBIT BCertificate of Designation Respecting Acquiror Preferred Stock

  EXHIBIT CDebt Realignment Plan

  EXHIBIT D[Intentionally Omitted]

  EXHIBIT EForm of Certificate of Designation Respecting New Preferred Stock

  EXHIBIT F    Pro Forma Financial Information Concerning the Energy Business

  EXHIBIT G    Certain Permitted Actions, Transactions and Other Matters

  EXHIBIT H    Text of Section 14 of Article IV of the By-Laws of the
               Surviving Corporation

  EXHIBIT I    Certain Deferred Intercompany Gains

  EXHIBIT J    Representations in Connection with IRS Ruling Letter

  EXHIBIT KBenefits for Employees of the Energy Business

  EXHIBIT LGuarantees

  EXHIBIT MForm of Rule 145 Letter

  EXHIBIT NForm of Jenner & Block Tax Opinion

  EXHIBIT OForm of Depositary Agreement

  ANNEX 1 Form of Amendment to Tenneco Certificate of Incorporation

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is entered into as of June 19, 1996 (the "AGREEMENT EFFECTIVE DATE"), by and among Tenneco Inc., a Delaware corporation ("TENNECO"), El Paso Natural Gas Company, a Delaware corporation ("ACQUIROR"), and El Paso Merger Company, a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror ("SUBSIDIARY").

                             W I T N E S S E T H:

  WHEREAS, the board of directors of Tenneco has approved a plan of distribution set forth in the form of agreement attached hereto as EXHIBIT A (which, together with any exhibits, schedules or attachments thereto, is hereinafter referred to as the "DISTRIBUTION AGREEMENT") which will be entered into prior to the Effective Time (as defined below) and pursuant to which, prior to the Effective Time,

    (i) Tenneco and its subsidiaries will, through various intercompany transfers and distributions, restructure, divide and separate their existing automotive, packaging and shipbuilding businesses so that all of the assets, liabilities and operations of

      (a) the automotive and packaging businesses will be owned, directly and indirectly, by a wholly-owned subsidiary of Tenneco (the
    "INDUSTRIAL SUBSIDIARY"), and

      (b) the shipbuilding business will be owned, directly and indirectly, by a wholly-owned subsidiary of Tenneco (the "SHIPBUILDING
    SUBSIDIARY"), and

    (ii) all of the shares of capital stock of each of the Industrial Subsidiary and the Shipbuilding Subsidiary will be distributed on a pro rata basis as a dividend to the holders of Tenneco's issued and outstanding common stock (the "SPINOFFS");

  WHEREAS, Acquiror (which is the ultimate parent company of its consolidated group) desires to acquire Tenneco and its direct and indirect subsidiaries remaining immediately following the Spinoffs pursuant to the merger of Subsidiary with and into Tenneco (the "MERGER"), with Tenneco surviving as an indirect subsidiary of Acquiror (the "SURVIVING CORPORATION");

  WHEREAS, the respective boards of directors of Acquiror, Subsidiary and Tenneco, deeming the Merger to be advisable and in the best interests of their respective stockholders, have authorized and approved the execution and delivery of this Agreement and the performance of their respective obligations hereunder;

  WHEREAS, for federal income tax purposes, the parties hereto intend that

    (i) the Spinoffs will qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE"), and

    (ii) the Merger will be treated as a reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Code;

  WHEREAS, this Agreement is intended to be, and is adopted as, a plan of reorganization.

  WHEREAS, the parties entered into an Agreement and Plan of Merger (the "PRIOR AGREEMENT") as of June 19, 1996, and now desire to amend and restate the Prior Agreement in its entirety effective as of the Agreement Effective Date.

  NOW, THEREFORE, in consideration of the premises and of the mutual and dependent promises, representations, warranties and covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the meanings set forth below:

    "ACQUIROR COMMON STOCK" means the Common Stock, par value $3.00 per share, of Acquiror.

    "ACQUIROR PREFERRED STOCK" means the series of voting preferred stock of Acquiror to be designated as Adjustable Rate Cumulative Preferred Stock and described in the form of Certificate of Designation therefor attached hereto as EXHIBIT B; provided, however, that if either Tenneco or Acquiror determines, in good faith after consultation with the other party and its advisors, that there exists a reasonable likelihood that the issuance of Acquiror Preferred Stock (or Depositary Shares (as defined below) in respect thereof) in connection with the Merger would cause the Merger to be taxable to the stockholders of Tenneco, Acquiror shall have the absolute obligation (at Acquiror's sole cost) to amend, if legally possible, the terms of the Acquiror Preferred Stock in a manner reasonably acceptable to Tenneco so that the issuance would not cause the Merger to be so taxable. In the event that the terms of the Acquiror Preferred Stock are amended pursuant to the proviso in the immediately preceding sentence, the parties hereto hereby agree, if required by applicable Law, they shall (i) prepare and execute an appropriate amendment to this Agreement reflecting said amendment to the terms of the Acquiror Preferred Stock, (ii) subject to SECTIONS 6.7(A) and 6.8 hereof, prepare, file and mail an appropriate supplement to the Joint Proxy Statement reflecting the terms of this Agreement and of the Merger as so amended, and (iii) if such amendment is made after the approval of the Merger by the stockholders of Tenneco, resubmit for the approval of the stockholders of Tenneco this Agreement and the Merger as so amended.

    "ACQUIROR COMMON STOCKHOLDERS' MEETING" has the meaning set forth in
  SECTION 6.8 hereof.

    "ACQUIROR SEC DOCUMENTS" means all filings made by Acquiror or its subsidiaries, including Subsidiary, with the SEC from January 1, 1995 through the Agreement Effective Date, including notes, schedules, amendments and exhibits thereto.

    "ACQUIROR STOCK" means the Acquiror Common Stock and the Acquiror Preferred Stock.

    "ACQUIROR STOCK FUND" has the meaning set forth in SECTION 2.6(A) hereof.

    "ACQUISITION TRANSACTION" has the meaning set forth in SECTION 6.17 hereof.

    "ADJUSTED COMMON EQUITY CONSIDERATION" means the product of (i) the Average Acquiror Price, and (ii) the quotient determined by dividing the Common Equity Consideration by the Average Acquiror Common Equity Price.

    "AFFILIATE" means, when used with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

    "AGREEMENT" means this Amended and Restated Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof.

    "AGREEMENT EFFECTIVE DATE" means June 19, 1996, the date on which the Prior Agreement was entered into.

    "ALLOCATION AGREEMENT" means the Debt and Cash Allocation Agreement included in the Distribution Agreement as an exhibit.

    "APPRAISAL CONSIDERATION" has the meaning set forth in SECTION 2.6(H) hereof.

    "ACQUIROR PRICE" means the closing price of the Acquiror Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the trading day immediately preceding the day on which the holders of Tenneco Stock entitled to vote at the Tenneco Stockholders' Meeting vote with respect to Merger; provided, however, if there is no closing price for Acquiror Common Stock on such trading day, the Acquiror Price shall be the closing price for Acquiror Common Stock on the next preceding trading day on which a trade of Acquiror Common Stock occurred.

    "AVERAGE ACQUIROR PRICE" means the average of the closing prices of the Acquiror Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the Average Period (but subject to correction for typographical or other manifest errors in such reporting), rounded to four decimal places.

    "AVERAGE ACQUIROR COMMON EQUITY PRICE" means the Average Acquiror Price; provided that if the Average Acquiror Price is greater than $38.3625, the Average Acquiror Common Equity Price shall be $38.3625 and if the Average Acquiror Price is less than $31.3875, the Average Acquiror Common Equity Price shall be $31.3875; provided further, however, that the aforesaid dollar amounts shall be subject to appropriate adjustments, reasonably satisfactory to Tenneco and Acquiror in all respects, to reflect any recapitalization, reclassification, stock split, combination of shares, issuance of equity (other than issuances of shares pursuant to the exercise of employee stock options) or options for less than full market value or the like of or involving Acquiror.

    "AVERAGE PERIOD" means the 20 trading days on the NYSE immediately preceding the second trading day prior to the Effective Time.

    "BENEFITS AGREEMENT" means the Benefits Agreement attached to the Distribution Agreement as Exhibit A.

    "BLACK-OUT PERIOD" means the Average Period and the 20 trading days preceding the Average Period.

    "CERTIFICATES" has the meaning set forth in SECTION 2.6(B) hereof.

    "CLAIM" has the meaning set forth in SECTION 6.4(B) hereof.

    "CLAIMS ADMINISTRATION" means the handling of claims made under the D&O Policies, including the management, defense and settlement of claims.

    "CLOSING" has the meaning set forth in SECTION 3.1 hereof.

    "CLOSING DATE" has the meaning set forth in SECTION 3.1 hereof.

    "COMMISSION" means the United States Securities and Exchange Commission.

    "COMMON CONVERSION NUMBER CASE A" means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of Tenneco Common Stock at the Effective Time pursuant to SECTION 2.5 hereof and the other terms and conditions of this Agreement, determined by dividing the Common Equity Consideration by the Average Acquiror Common Equity Price and dividing the result by the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent, which are to be converted into the right to receive Acquiror Stock pursuant to the provisions of
  SECTION 2.5 hereof.

    "COMMON CONVERSION NUMBER CASE B" means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of Tenneco Common Stock at the Effective Time pursuant to SECTION 2.5 hereof and the other terms and conditions of this Agreement, determined by dividing (x) the excess of (i) 7,000,000 over (ii) the number of shares of Acquiror Common Stock issued in exchange for shares of $4.50 Preferred Stock and $7.40 Preferred Stock in the Merger by (y) the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent, which are to be converted into the right to receive Acquiror Stock pursuant to the provisions of
  SECTION 2.5 hereof.

    "COMMON EQUITY CONSIDERATION" means the Equity Consideration less the Preferred Stock Amount.

    "CORPORATE RESTRUCTURING TRANSACTIONS" has the meaning ascribed to that term in the Distribution Agreement.

    "DEBT" means any indebtedness representing an obligation for the repayment of money borrowed by a subject Person (including short-term debt and current maturities of long-term obligations), and any accrued but unpaid or accreted interest related to such indebtedness.

    "DEBT REALIGNMENT" means the plan for repayment, exchange and/or modification of the indebtedness of Tenneco, as described in EXHIBIT C attached hereto.

    "DEPOSITARY" means The First National Bank of Boston, N.A.

    "DEPOSITARY AGREEMENT" means the Depositary Agreement attached hereto as EXHIBIT O.

    "DEPOSITARY RECEIPT" means a depositary receipt issued by the Depositary to evidence a Depositary Share.

    "DEPOSITARY SHARE" means a unit representing a one twenty-fifth fractional interest in a whole share of Acquiror Preferred Stock which shall be evidenced by a Depositary Receipt issued to the Person entitled to such fractional interest and which shall entitle the holder thereof, pursuant to the Depositary Agreement, to rights equivalent to those of a holder of a whole share of Acquiror Preferred Stock (to the extent of such one twenty-fifth fractional interest therein).

    "DISSENTING SHARES" has the meaning set forth in SECTION 2.6(H) hereof.

    "DGCL" means the Delaware General Corporation Law, as amended.

    "D&O POLICIES" has the meaning set forth in SECTION 6.4(D) hereof.

    "EFFECTIVE TIME" has the meaning set forth in SECTION 3.2 hereof.

    "ENERGY ASSETS" has the meaning ascribed to that term in the Distribution Agreement.

    "ENERGY BUSINESS" has the meaning ascribed to that term in the Distribution Agreement.

    "ENERGY GROUP" has the meaning ascribed to that term in the Distribution Agreement.

    "ENERGY SUBSIDIARIES" means the direct and indirect consolidated subsidiaries of Tenneco immediately following the Spinoffs, including the Major Subsidiaries.

    "EQUITY CONSIDERATION" means $750,000,000.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXCHANGE AGENT" means First Chicago Trust Company of New York, or such other trust company or bank designated by Acquiror and acceptable to Tenneco, who shall act as agent for the holders of Tenneco Stock in connection with the Merger to receive the Exchange Fund (as defined in SECTION 2.6(A) hereof).

    "$4.50 PREFERRED STOCK" means the $4.50 Cumulative Preferred Stock of
  Tenneco.

    "$4.50 PREFERRED CONVERSION NUMBER" means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of $4.50 Preferred Stock at the Effective Time pursuant to SECTION 2.5 and the other terms and conditions of this Agreement, determined by dividing (i) $115, by (ii) the Acquiror Price.

    "GAAP" means United States generally accepted accounting principles and practices, as in effect on the date of this Agreement, as promulgated by the Financial Accounting Standards Board and its predecessors.

    "GAINS TAX" has the meaning set forth in SECTION 10.1(C) hereof.

    "GOVERNMENTAL AUTHORITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

    "HIGHER PROPOSAL" has the meaning set forth in SECTION 6.17 hereof.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INDEMNIFIED PARTIES" has the meaning set forth in SECTION 6.4(B) hereof.

    "INDUSTRIAL BUSINESS" has the meaning ascribed to that term in the Distribution Agreement.

    "INDUSTRIAL GROUP" has the meaning ascribed to that term in the Distribution Agreement.

    "INSURANCE ADMINISTRATION" means, with respect to a D&O Policy, the accounting for premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such D&O Policy, and the distribution of Insurance Proceeds.

    "INSURANCE PROCEEDS" means, with respect to an insured party, those monies, net of any applicable premium adjustment, deductible, retention or similar cost paid or held by or for the benefit of such insured party, which are either

      (i) received by an insured from an insurance carrier, or

      (ii) paid by an insurance carrier on behalf of an insured.

    "IRS RULING LETTER" has the meaning set forth in SECTION 7.1(G) hereof.

    "JOINT PROXY STATEMENT" has the meaning set forth in SECTION 6.7 hereof.

    "LAW" means any constitutional provision, statute, law, ordinance, rule, regulation, permit, decree, injunction, judgment, order, decree, ruling, determination, finding or writ of any Governmental Authority.

    "LAZARD" means Lazard Freres & Co. LLC.

    "MAJOR SUBSIDIARIES" means the following subsidiaries of Tenneco after giving effect to the Spinoffs:

                                             JURISDICTION
      NAME                                  OF ORGANIZATION
      ----                                  ---------------
      Tennessee Gas Pipeline Company           Delaware
      Tenneco Energy Resources Corporation     Delaware
      Tenneco Gas Australia, Inc.              Delaware
      Tenneco Corporation                      Delaware
      Tenneco Ventures Corporation             Delaware
      Midwestern Gas Transmission Company      Delaware
      East Tennessee Natural Gas Company       Tennessee

    "MATERIAL ADVERSE EFFECT ON ACQUIROR" means an event, change or effect that:

      (i) is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of Acquiror and its consolidated subsidiaries, taken as a whole; or

      (ii) prevents Acquiror or Subsidiary from consummating the transactions contemplated hereby, including the Merger, prior to the date specified in SECTION 8.1(II) hereof.

    "MATERIAL ADVERSE EFFECT ON TENNECO" means an event, change or effect that:

      (i) is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of the Energy Business, taken as a whole; or

      (ii) prevents Tenneco from consummating the transactions contemplated hereby, including the Spinoffs and the Merger, prior to the date specified in SECTION 8.1(II) hereof.

    "NEW CERTIFICATES" has the meaning set forth in SECTION 2.6(A) hereof.

    "NEW PREFERRED STOCK" means the series of junior preferred stock of Tenneco to be issued prior to the Closing Date as set forth in SECTION 6.1(D) hereof and described in the form of Certificate of Designation therefor attached hereto as EXHIBIT E.

    "NPS MATERIALS" means any registration statement, private placement memorandum and/or other documents or filings prepared by or on behalf of Tenneco or Acquiror (or their Affiliates or representatives) and

      (i) distributed to prospective purchasers or other receivers of New Preferred Stock, or

      (ii) filed with the Commission or other Governmental Authority, or the NYSE or other stock exchange, relating to the issuance of New Preferred Stock.

    "NPS VALUE" means the market value of the New Preferred Stock issued and outstanding at and as of the Effective Time, as jointly determined by the financial advisors identified in SECTIONS 4.10 and 5.10 below on the Closing Date (or, if they are unable to so agree, by Morgan Stanley & Co. Incorporated later on the Closing Date). If the New Preferred Stock is issued pursuant to a public issuance or private placement (as opposed to a stock dividend), the gross proceeds of the issuance or placement shall be presumptive evidence of the NPS Value (subject only to adjustment for changes in value, if any, occurring between the date of the issuance or placement and the Closing Date).

    "NYSE" means the New York Stock Exchange.

    "1981 STOCK PLAN" means the 1981 Tenneco Inc. Key Employee Stock Option
  Plan.

    "1994 STOCK PLAN" means the 1994 Tenneco Inc. Stock Ownership Plan.

    "OPTION PLANS" means the 1981 Stock Plan and the 1994 Stock Plan.

    "PERSON" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government, or any agency or political subdivision thereof.

    "PREFERRED STOCK AMOUNT" means an amount equal to the Acquiror Price times the number of shares of Acquiror Common Stock issued to the holders of the $4.50 Preferred Stock and the $7.40 Preferred Stock pursuant to the terms of SECTION 2.5 hereof.

    "PREFERRED STOCK CONVERSION NUMBER" means the result obtained by (x) subtracting from the Adjusted Common Equity Consideration the product of
  (i) the excess of (A) 7,000,000 over (B) the number of shares of Acquiror Common Stock issued in exchange for shares of $4.50 Preferred Stock and $7.40 Preferred Stock in the Merger and (ii) the Average Acquiror Price,
  (y) dividing the result obtained pursuant to clause (x) by the "Assigned Value" (as set forth in EXHIBIT B attached hereto) (being the liquidation value) of the Acquiror Preferred Stock and (z) dividing the result obtained pursuant to clause (y) by the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent.

    "RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Rights Agreement.

    "RIGHTS AGREEMENT" shall mean the Rights Agreement dated as of May 24, 1988, as amended and restated as of October 1, 1989, between Tenneco and First Chicago Trust Company of New York.

    "REGISTRATION STATEMENT" has the meaning set forth in SECTION 6.7 hereof.

    "REPLACEMENT D&O POLICY" has the meaning set forth in SECTION 6.4(D) hereof.

    "SECT" means the Stock Employee Compensation Trust currently maintained by Tenneco.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "$7.40 PREFERRED STOCK" means the $7.40 Cumulative Preferred Stock of
  Tenneco.

    "$7.40 PREFERRED CONVERSION NUMBER" means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of $7.40

  Preferred Stock at the Effective Time pursuant to SECTION 2.5 and the other terms and conditions of this Agreement, determined by dividing (i) $115, by
  (ii) the Acquiror Price.

    "S/I TRANSACTION" has the meaning set forth in SECTION 6.13 hereof.

    "SHIPBUILDING BUSINESS" has the meaning ascribed to that term in the Distribution Agreement.

    "SHIPBUILDING GROUP" has the meaning ascribed to that term in the Distribution Agreement.

    "STOCKHOLDERS' MEETINGS" has the meaning set forth in SECTION 6.8 hereof.

    "TAKEOVER STATUTE" means any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or any foreign jurisdiction.

    "TENDER AND EXCHANGE MATERIALS" means any registration statement, private placement memorandum, offer to purchase and/or other documents or filings prepared by or on behalf of Tenneco or Acquiror (or their Affiliates or representatives), either separately or jointly, and

      (i) distributed to the record and/or beneficial holders of Tenneco consolidated Debt in connection with the Debt Realignment, and/or

      (ii) filed with the Commission or other Governmental Authority, or the NYSE or other stock exchange, relating to Debt Realignment.

    "TENNECO COMMON STOCK" means the Common Stock, par value $5.00 per share, of Tenneco.

    "TENNECO SEC DOCUMENTS" means all filings made by Tenneco or its subsidiaries with the SEC since January 1, 1995 through the Agreement Effective Date, including notes, schedules, amendments and exhibits thereto.

    "TENNECO STOCK" means the Tenneco Common Stock, the $7.40 Preferred Stock and the $4.50 Preferred Stock (but not the New Preferred Stock).

    "TENNECO STOCKHOLDERS' MEETING" has the meaning set forth in SECTION 6.8 hereof.

    "TRANSFER TAXES" has the meaning set forth in SECTION 10.1(C) hereof.

    "$" is a reference to United States dollars. All monetary amounts set forth in this Agreement are intended to be United States currency amounts.

                                  ARTICLE II

                                  THE MERGER

  2.1 MERGER. Upon the terms and subject to the conditions herein set forth, Subsidiary shall be merged with and into Tenneco at the Effective Time.

  2.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence and corporate organization of Subsidiary shall cease and Tenneco shall continue as the Surviving Corporation, and all the identity, purposes, properties, rights, privileges, powers, assets, franchises, debts and duties of Tenneco and Subsidiary shall, except as expressly provided herein or in the DGCL, vest in the Surviving Corporation and become the identity, purposes, properties, rights, privileges, powers, assets, franchises, debts and duties of the Surviving Corporation.

  2.3 CERTIFICATE OF INCORPORATION AND BYLAWS.

  (a) At the Effective Time, the certificate of incorporation of Tenneco in effect immediately prior to the Effective Time shall be amended as set forth in ANNEX 1 hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation.

  (b) From and after the Effective Time, the by-laws of Subsidiary, as in effect immediately prior to the Effective Time (but, in any event, to be in form and substance reasonably acceptable to Tenneco), shall, until further amended as provided by law, constitute the by-laws of the Surviving Corporation, except that the by-laws of the Surviving Corporation shall include the provisions specified in SECTION 6.4(A)(I) of this Agreement.

  2.4 DIRECTORS. The directors of Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

  2.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either Tenneco or Subsidiary, as applicable, but subject to SECTION 2.6 hereof, each outstanding share of Subsidiary's capital stock and Tenneco Stock (but not New Preferred Stock) shall be cancelled or converted in accordance with the following provisions of this SECTION 2.5:

    (a) CAPITAL STOCK OF SUBSIDIARY. Each share of Subsidiary's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $5.00 per share, of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY AND ACQUIROR-OWNED STOCK. Each share of Tenneco Stock owned immediately prior to the Effective Time (after giving effect to the Spinoffs) by Tenneco, directly as treasury stock or indirectly through one or more of its wholly-owned subsidiaries, or by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror, shall be cancelled and retired and shall cease to exist and no Acquiror Stock or other consideration shall be delivered in exchange therefor or with respect thereto.

    (c) CONVERSION OF $7.40 PREFERRED STOCK. Each share of $7.40 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the $7.40 Preferred Conversion Number.

    (d) CONVERSION OF $4.50 PREFERRED STOCK. Each share of $4.50 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the $4.50 Preferred Conversion Number.

    (e) CONVERSION OF TENNECO COMMON STOCK. Each share of Tenneco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive (i) that number of fully paid and nonassessable shares of (i) Acquiror Common Stock that is equal to the Common Conversion Number Case A if the issuance of Acquiror Common Stock as contemplated by this SECTION 2.5(E)(I) is approved by the requisite vote of the holders of the Acquiror Common Stock, or if such vote is not required by law or the rules of any national securities exchange on which the Acquiror Common Stock is listed, or (ii) if the issuance of shares of Acquiror Common Stock as contemplated by SECTION 2.5(E)(I) is not approved by the requisite vote of the holders of the Acquiror Common Stock and is not permissible as aforesaid without such vote, (A) that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the Common Conversion Number Case B and (B) that number of Depositary Shares representing interests in that fraction of a fully paid and nonassessable share of Acquiror Preferred Stock that is equal to the Preferred Stock Conversion Number.

    (f) REDEMPTION OF PREFERRED STOCK. Subject to the consent of Acquiror (which shall not be unreasonably withheld or delayed), Tenneco may at any time hereafter, prior to the Effective Time, redeem the $4.50 Preferred Stock and/or the $7.40 Preferred Stock in accordance with their respective terms.

  2.6 EXCHANGE OF CERTIFICATES.

  (a) EXCHANGE AGENT. Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of shares of Tenneco Stock, for exchange in accordance with this SECTION 2.6, certificates and Depositary Receipts, if any (together, the "NEW CERTIFICATES") representing shares of Acquiror Stock and any Depositary Shares, respectively, in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates that may be required in exchange for Certificates (as defined below) pursuant to this SECTION 2.6 (the "ACQUIROR STOCK FUND") (such Acquiror Stock Fund, together with any dividends or distributions with respect thereto contemplated by SECTION 2.6(D) hereof and cash in lieu of fractional shares or any fractional Depositary Shares contemplated by SECTION 2.6(C) hereof, being hereinafter referred to as the "EXCHANGE FUND").

  (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Tenneco Stock which were converted pursuant to SECTION 2.5 hereof into the right to receive shares of Acquiror Stock and Depositary Shares, if any (the "CERTIFICATES")

    (i) a letter of transmittal (which shall be in such form and have such provisions as Acquiror and Tenneco may reasonably specify), and

    (ii) instructions for use in effecting the surrender of the Certificates in exchange for New Certificates.

Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed in accordance with the instructions thereto and executed, the holder of such Certificate shall be entitled to receive in exchange therefor a New Certificate or New Certificates representing that number of whole shares of Acquiror Stock (and any whole Depositary Shares) which such holder has the right to receive pursuant to the provisions of SECTION 2.5 hereof (after giving effect to SECTIONS 2.6(C) and 2.6(H) hereof) and any cash paid in lieu of fractional shares (or any fractional Depositary Shares) and any dividends or distributions with respect thereto as contemplated by SECTIONS 2.6(C) and 2.6(D) hereof, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Tenneco Stock that is not registered in the transfer records of Tenneco, a New Certificate representing the proper number of shares of Acquiror Stock (and any Depositary Shares) may be issued to a transferee if the Certificate formerly representing such Tenneco Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.6(B), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate or New Certificates representing such whole shares of Acquiror Stock (and any whole Depositary Shares), any dividends or distributions in respect of such shares of Acquiror Stock (and any Depositary Shares) and cash in lieu of any fractional shares of Acquiror Stock (or any fractional Depositary Shares), as is contemplated by SECTIONS
2.5 and 2.6 of this Agreement.

  (c) FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein (but except for the issuance of Depositary Receipts), no scrip or certificates for fractional shares of Acquiror Stock or for any fractional Depositary Shares shall be issued, and no Person otherwise entitled to any such fractional share or fractional Depositary Share shall be entitled to vote, to receive dividends, or to any other rights of a holder of a share or Depositary Share with respect to such fractional interest. Instead, the Exchange Agent shall act as agent for the holders of Tenneco Stock and shall sell on the NYSE, as promptly as possible, but in any event not later than 30 days after the Closing Date, for the account of the Persons otherwise entitled to such fractional shares or fractional Depositary Shares, shares of Acquiror Stock or Depositary Shares equivalent to the aggregate of such fractional interests. The Exchange Agent shall, until December 31, 1998, pay to such Persons upon surrender of their Certificate(s) their respective pro rata shares of the net proceeds of such sale, without interest. On December 31, 1998, any remaining proceeds of the sale shall be paid over to Acquiror, after which the Persons otherwise entitled to such fractional interests represented by such proceeds shall look only to Acquiror for payment, subject to the requirements of escheat laws of the various states that may be applicable.

  (d) DIVIDENDS AND OTHER DISTRIBUTIONS. Any dividend or other distribution declared or made after the Effective Time with a record date after the Effective Time in respect of Acquiror Stock issuable hereunder to the holder of a Certificate not then surrendered pursuant to SECTION 2.6(B) hereof shall be paid to the Exchange Agent (or, if payable after December 31, 1998, shall be set aside and retained by Acquiror), and no such dividend or other distribution payable in respect of such Acquiror Stock shall be paid to the holder of such outstanding Certificate until such Certificate shall have been so surrendered to the Exchange Agent (or, if after December 31, 1998, to Acquiror). Upon surrender of such outstanding Certificate, there shall be paid by the Exchange Agent (or, if after December 31, 1998, by Acquiror) to or at the direction of the holder of the New Certificate(s) issued in exchange therefor the amount (without interest thereon) of all dividends or distributions which have theretofore been paid to the Exchange Agent (or, if after December 31, 1998, set aside and retained by Acquiror) with respect to the number of shares of Acquiror Stock and any Depositary Shares represented by the New Certificate(s) issued upon such surrender and exchange.

  (e) NO FURTHER OWNERSHIP RIGHTS IN TENNECO STOCK. All shares of Acquiror Stock and any Depositary Shares issued upon the surrender for exchange of shares of Tenneco Stock in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.6(C) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tenneco Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Tenneco Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this SECTION 2.6.

  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund held by the Exchange Agent that remains undistributed to the stockholders of Tenneco after December 31, 1998, shall be delivered to Acquiror, and any stockholders of Tenneco who have not theretofore complied with this SECTION 2.6 shall thereafter look only to Acquiror for payment of their claims for Acquiror Stock, any Depositary Shares, any cash in lieu of fractional shares of Acquiror Stock or in lieu of any fractional Depositary Shares and any dividends or distributions with respect to Acquiror Stock.

  (g) NO LIABILITY. None of Acquiror, Subsidiary, Tenneco, the Industrial Subsidiary or the Shipbuilding Subsidiary (or any of their respective direct or indirect subsidiaries or Affiliates) shall be liable to any holder of shares of Tenneco Stock, Acquiror Stock or any Depositary Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash for payment in lieu of fractional shares or in lieu of any fractional Depositary Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries and Affiliates shall be deemed third party beneficiaries of this SECTION 2.6(G) and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 2.6(G).

  (h) DISSENTING HOLDERS OF $4.50 PREFERRED STOCK AND DISSENTING HOLDERS OF NEW PREFERRED STOCK. Notwithstanding anything in this Agreement to the contrary, shares of $4.50 Preferred Stock and New Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who are entitled to appraisal rights in respect thereof under
Section 262 of the DGCL and who have

    (i) not voted such shares in favor of the adoption of this Agreement or otherwise waived or lost their right to demand appraisal of such shares and

    (ii) properly demanded appraisal of such shares in accordance with
  Section 262 of the DGCL (the "DISSENTING SHARES")

shall not be converted as described in SECTION 2.5(D) above or remain outstanding as described in SECTION 2.7 hereof, as the case may be, but shall become the right to receive such consideration as may be determined to be due to such stockholders pursuant to Section 262 of the DGCL ("APPRAISAL CONSIDERATION"). If, after the Effective Time, any such stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive shares of Acquiror Common Stock (without any interest thereon) as provided in SECTION 2.5(D) hereof or shall be deemed to have remained outstanding as provided in SECTION 2.7 hereof, as the case may be. Promptly upon receiving any demands for appraisal, withdrawals of demand for appraisal or any other instrument served pursuant to Section 262 of the DGCL, Tenneco shall so notify Acquiror and shall give Acquiror the opportunity to participate in and direct all negotiations and proceedings with respect to any such appraisal demands. Tenneco shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such appraisal demands. From and after the Effective Time, the Surviving Corporation shall be solely responsible for the payment of any and all Appraisal Consideration, and shall indemnify, defend, protect and hold harmless the Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries from and against any and all claims, losses, expenses, payments, liabilities and damages (including attorneys' fees) relating to any Dissenting Shares or claims of stockholders holding Dissenting Shares. In order to effect the payment of any Appraisal Consideration, the Surviving Corporation shall establish an escrow with the Exchange Agent (or other escrow agent reasonably acceptable to the Industrial Subsidiary) consisting of an adequate amount of cash from the $25,000,000 of cash required to be on hand at Tenneco as of the Effective Time pursuant to the Allocation Agreement. The Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries shall be deemed third party beneficiaries of this SECTION 2.6(H) and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 2.6(H).

  2.7 NEW PREFERRED STOCK. Subject to SECTION 2.6(H) hereof, the shares of New Preferred Stock outstanding immediately prior to the Effective Time shall not be converted or otherwise exchanged pursuant to the Merger and shall remain outstanding immediately after the Effective Time, held by the Persons who were holders of the New Preferred Stock immediately prior to the Effective Time.

                                  ARTICLE III

                              CLOSING AND FILING

  3.1 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to SECTION
8.1 hereof, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, the closing of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Tenneco Inc., 1010 Milam Street, Houston, Texas, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that if, (i) during the Black-out Period there occurs an event or series of events that, in the opinion of either Tenneco or Acquiror, could reasonably be expected to have a temporary effect on the price of Acquiror Stock, and (ii) but for the provisions of this proviso the Average Acquiror Price would be greater than $38.3625 or less than $31.3875 (said dollar amounts to be adjusted on the same basis as is described in the definition of Average Acquiror Common Equity Price), then either Tenneco (in the case the Average Acquiror Price would be greater than $38.3625 as aforesaid) or Acquiror (in the case the Average Acquiror Price would be less than $31.3875 as aforesaid) may, by written notice to the other, elect to delay or to restart the commencement of the Average Period (and thereby the Closing) until such day as such temporary effect has ended (but in no event shall the Closing be delayed by more than 15 days and in no event beyond the dated specified in SECTION 8.1(II) hereof), as determined and specified by the notifying party. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

  3.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, but subject to the terms of SECTION 3.1 hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the acceptance of such filing, or such later date or time as set forth therein, being the "EFFECTIVE TIME").

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TENNECO

  Tenneco hereby represents and warrants to Acquiror and Subsidiary as follows:

  4.1 ORGANIZATION AND EXISTENCE. Each of Tenneco and the Major Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization with the corporate power and authority to own its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Tenneco.

  4.2 CAPITALIZATION.

  (a) As of the dates indicated below, the authorized and outstanding capital stock of Tenneco was as follows:

                     AUTHORIZED
                      AS OF THE
       CLASS         DATE HEREOF      OUTSTANDING AS OF MARCH 31, 1996
       -----         -----------      --------------------------------
   Common Stock      350,000,000 191,354,932 shares (including 17,358,445
                                  shares held in treasury or by subsidiaries
                                  of Tenneco)
   Preferred Stock    15,000,000 803,723 shares of $4.50 Preferred Stock;
                                  391,519 shares of $7.40 Preferred Stock
   Junior Preferred   50,000,000                    none
    Stock

  (b) Between March 31, 1996 and the Agreement Effective Date, Tenneco has issued no shares of its capital stock except for shares of Tenneco Common Stock issued upon the exercise of options granted pursuant to the Option Plans or to executives of Tenneco outside the Option Plans.

  (c) As of March 31, 1996, except for

    (i) Rights issued pursuant to the Rights Agreement and

    (ii) options to acquire an aggregate of 5,207,655 shares of Tenneco Common Stock,

there were no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Tenneco requiring or providing for, and there were no outstanding securities of Tenneco or its subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Tenneco of any new or additional equity interests in Tenneco or any other securities of Tenneco which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Tenneco (each, a "TENNECO EQUITY RIGHT"). Between March 31, 1996 and the Agreement Effective Date, Tenneco has not issued or granted any Tenneco Equity Right except for

    (i) Rights issued in connection with the issuance of Tenneco Common Stock as described in SECTION 4.2(B) hereof and

    (ii) options to purchase 11,000 shares of Tenneco Common Stock granted pursuant to the 1994 Stock Plan.

  (d) As of the Agreement Effective Date all outstanding shares of Tenneco Stock are, and immediately prior to the Effective Time all outstanding shares of Tenneco Stock and New Preferred Stock will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

  4.3 AUTHORITY AND APPROVAL. Tenneco has the corporate power and authority, and no other corporate proceedings on the part of Tenneco are necessary, to execute and deliver this Agreement and the Distribution Agreement and to consummate the transactions contemplated hereby and thereby (subject to securing the approval of the stockholders of Tenneco as contemplated by SECTION 6.8 hereof, and formal declaration of the dividends necessary to effectuate the Spinoffs and the issuance of the New Preferred Stock). This Agreement has been duly executed and delivered by Tenneco and, assuming this Agreement constitutes a valid and binding obligation of each of Acquiror and Subsidiary, this Agreement constitutes a valid and binding obligation of Tenneco, enforceable against Tenneco in accordance with its terms.

  4.4 FINANCIAL STATEMENTS. The audited financial statements of Tenneco and consolidated subsidiaries as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, included in Tenneco's 1995 Annual Report on Form 10-K, as filed with the Commission, (i) were prepared in accordance with GAAP applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) fairly present the financial position of Tenneco and consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended. The unaudited financial statements of Tenneco and consolidated subsidiaries as of March 31, 1996 and 1995 and for the three-month periods ended on each of such dates, included in Tenneco's March 31, 1996 Quarterly Report on Form 10-Q as filed with the Commission, (A) comply in all material respects with the published rules and regulations of the Commission with respect thereto, (B) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as indicated therein or in the notes thereto) and (C) fairly present the financial position of Tenneco and consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described herein or in the notes or schedules thereto.

  The unaudited pro forma financial information of the Energy Business (including related notes thereto) as of December 31, 1995 included in EXHIBIT F-1 attached to this Agreement (which were prepared without cash flow statements and treating the Energy Business as if it were a separate entity for the purpose of estimates and judgments of materiality) appropriately reflects all significant pro forma adjustments necessary to and does fairly present the financial position of the Energy Business as of December 31, 1995 and for the year then ended, except that such financial information was prepared on the assumption that the Energy Business had no long-term debt as of December 31, 1995. The historical financial balances included in the unaudited pro forma financial balances included in EXHIBIT F-1 have been derived from amounts included in the consolidated balances presented in the audited financial statements of Tenneco and consolidated subsidiaries included in Tenneco's December 31, 1995 Annual Report on Form 10-K as filed with the Commission.

  The unaudited pro forma financial information of the Energy Business (including related notes thereto) as of March 31, 1996 included in EXHIBIT F-2 attached to this Agreement (which were prepared without cash flow statements and treating the Energy Business as if it were a separate entity for the purpose of estimates and judgments of materiality) appropriately reflects all significant pro forma adjustments necessary to and does fairly present the financial position of the Energy Business as of March 31, 1996, except that such financial information was prepared on the assumption that the Energy Business had no long-term debt as of March 31, 1996. The historical financial balances included in the unaudited pro forma financial balances included in EXHIBIT F-2 have been derived from amounts included in the consolidated balances presented in the audited financial statements of Tenneco and consolidated subsidiaries included in Tenneco's March 31, 1996 Quarterly Report on Form 10-Q as filed with the Commission.

  The financial statements of Tennessee Gas Pipeline Company, Midwestern Gas Transmission Company and East Tennessee Natural Gas Company as of and for the years ended December 31, 1995 and 1994 included on pages 110 through 123 of each company's respective Federal Energy Regulatory Commission Form 2 were prepared in all material respects in accordance with the accounting requirements of the Federal Energy Regulatory Commission as set forth in its applicable Uniform System of Accounts and published accounting releases.

  4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and, subject to securing the approval of the stockholders of Tenneco as contemplated by SECTION 6.8 hereof, formal declaration of the dividends necessary to effectuate the Spinoffs and the issuance of the New Preferred Stock, performance by Tenneco of this Agreement and the Distribution Agreement and the consummation by Tenneco of the transactions contemplated hereby or thereby do not or will not:

    (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Tenneco;

    (ii) except as contemplated by this Agreement or the Distribution Agreement, require any filing by Tenneco or any Energy Subsidiary with any Governmental Authority, or require Tenneco or any Energy Subsidiary to obtain any permit, authorization, consent or approval from any Governmental Authority;

    (iii) after giving effect to the Debt Realignment, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Tenneco or any Energy Subsidiary is a party or by which any of them or any of their respective material properties or assets may be bound or affected; or

    (iv) violate any Law applicable to Tenneco or any Energy Subsidiary;

except, in the case of each of clauses (ii) through (iv) above, for failures to make filings or obtain permits, authorizations, consents or approvals, violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tenneco.

  4.6 LITIGATION. Except as previously disclosed in writing to Acquiror, as of the Agreement Effective Date there are no actions, suits, proceedings or, to the knowledge of Tenneco, governmental investigations or inquiries pending against Tenneco or any of its subsidiaries or their respective properties, assets, operations or businesses which could reasonably be expected to delay, prevent or hinder the consummation of the transactions contemplated hereby or by the Distribution Agreement, and to the knowledge of Tenneco as of the Agreement Effective Date, no such actions, suits, proceedings or governmental investigations or inquiries are threatened.

  4.7 TENNECO SEC DOCUMENTS; ACCURACY OF INFORMATION. The information relating to the Energy Business contained in the Tenneco SEC Documents (A) complied, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), in all material respects with the applicable requirements of the Exchange Act or Securities Act and (B) did not contain, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), any untrue statement of a material fact or omit to state any material fact necessary in order to have the statements made therein, in light of the circumstances under which they were made, not misleading.

  4.8 NO MATERIAL ADVERSE EFFECT. Except as previously disclosed to Acquiror in writing prior to the date of this Agreement, between December 31, 1995 and the Agreement Effective Date, there has occurred no Material Adverse Effect on Tenneco.

  4.9 ADVISORS. Except for Lazard, Morgan Stanley & Co. Incorporated, and J.P. Morgan Securities Incorporated, which have been retained by Tenneco to assist and advise Tenneco in connection with the transactions contemplated by this Agreement and the Distribution Agreement, Tenneco has not employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the consummation of this Agreement, the Distribution Agreement or the transactions contemplated hereby or thereby. A copy of the engagement letter between Tenneco and each such advisor has been provided to Acquiror.

  4.10 OPINION OF FINANCIAL ADVISOR. Tenneco has received the opinion of Lazard, dated as of the Agreement Efffective Date, to the effect that, as of such date, the consideration to be received in the Merger by Tenneco's stockholders is fair to Tenneco's stockholders from a financial point of view (and Tenneco has the right to refer to that opinion, so long as such reference is in form and substance satisfactory to Lazard, in the Joint Proxy Statement and other appropriate filings with the Commission and mailings to its stockholders).

  4.11 AMENDMENTS TO RIGHTS AGREEMENT. Tenneco has caused the Rights Agreement to be amended such that

    (i) neither a "Triggering Event" nor a "Distribution Date" (in each case as defined in the Rights Agreement) will occur solely by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby, and

    (ii) the Rights will expire at the Effective Time.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUBSIDIARY

  Acquiror and Subsidiary hereby represent and warrant, jointly and severally, to Tenneco as follows:

  5.1 ORGANIZATION AND EXISTENCE. Each of Acquiror and Subsidiary is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization with the corporate power and authority to own its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Acquiror.

  5.2 CAPITALIZATION.

  (a) ACQUIROR.

  (i) As of the Agreement Effective Date, the authorized capital stock of Acquiror consists of:

    (A) 100,000,000 shares of Acquiror Common Stock of which, at June 18, 1996, 35,582,074 shares were issued and outstanding and 1,769,151 shares were held in treasury (including shares held in Acquiror's Benefits Protection Trust); and

    (B) 25,000,000 shares of Preferred Stock , $.01 par value, none of which are issued and outstanding.

  (ii) As of the Agreement Effective Date, except for rights issued pursuant to the Shareholders Rights Agreement, dated as of July 7, 1992, between Acquiror and The First National Bank of Boston and options to acquire an aggregate of 4,066,487 shares of Acquiror Common Stock, there were no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Acquiror requiring or providing for, and there were no outstanding securities of Acquiror or its subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Acquiror of any new or additional equity interests in Acquiror or any other securities of Acquiror which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror (each, an "ACQUIROR EQUITY RIGHT").

  (iii) As of the Agreement Effective Date all outstanding shares of the capital stock of Acquiror are, and immediately prior to the Effective Time all outstanding shares of the capital stock of Acquiror will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

  (b) SUBSIDIARY.

  (i) The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, $1.00 par value, all of which are issued and outstanding.

  (ii) There are no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Subsidiary requiring or providing for, and there were no outstanding securities of Subsidiary which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Subsidiary of any new or additional equity interests in Subsidiary or any other securities of Subsidiary which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Subsidiary.

  (iii) All outstanding shares of the capital stock of Subsidiary are, and immediately prior to the Effective Time all outstanding shares of the capital stock of Subsidiary will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

  5.3 AUTHORITY AND APPROVAL. Each of Acquiror and Subsidiary has the corporate power and authority, and no other corporate proceedings on the part of Acquiror or Subsidiary are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Acquiror and Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of Tenneco, this Agreement constitutes the valid and binding obligation of Acquiror and Subsidiary, enforceable against each of them in accordance with its terms.

  5.4 FINANCIAL STATEMENTS. Acquiror has heretofore delivered to Tenneco complete and correct copies of all filings made by Acquiror pursuant to the Exchange Act since January 1, 1995. The audited consolidated financial statements of Acquiror included in such filings (i) were prepared in accordance with GAAP applied on a consistent basis (except as indicated therein or in the notes thereto) during the periods presented and (ii) fairly present the financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended. The unaudited financial statements included in such filings

    (i) comply in all material respects with the published rules and regulations of the Commission with respect thereto,

    (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) during the periods presented and

    (iii) fairly present the financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

  5.5 CONSENT AND APPROVALS; NO VIOLATION. The execution, delivery and performance by Acquiror and Subsidiary of this Agreement and the consummation by Acquiror and Subsidiary of the transactions contemplated hereby do not and will not:

    (i) conflict with or result in any breach of any provisions of the certificate of incorporation, bylaws or other governing documents of Acquiror or Subsidiary,

    (ii) except as contemplated by this Agreement, require any filing by Acquiror or any of its subsidiaries (including Subsidiary) with any Governmental Authority or require Acquiror or any of its subsidiaries (including Subsidiary) to obtain any permit, authorization, consent or approval of any Governmental Authority;

    (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Acquiror or any of its subsidiaries (including Subsidiary) is a party or by which any of them or any of their respective material properties or assets may be bound or affected; or

    (iv) violate any Law applicable to Acquiror or any of its subsidiaries (including Subsidiary);

except, in the case of each of clauses (ii) through (iv) above, for failures to make filings or obtain permits, authorizations, consents or approvals, violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.

  5.6 LITIGATION. Except as previously disclosed in writing to Tenneco, as of the Agreement Effective Date, there are no actions, suits, proceedings or, to Acquiror's knowledge, governmental investigations or inquiries pending against Acquiror or any of its subsidiaries (including Subsidiary) or their respective properties, assets, operations or businesses which could reasonably be expected to delay, prevent or hinder the consummation of the transactions contemplated hereby and, to the knowledge of Acquiror, no such actions, suits, proceedings or governmental investigations or inquiries are threatened.

  5.7 ACQUIROR SEC DOCUMENTS; ACCURACY OF INFORMATION. The information regarding Acquiror and its consolidated subsidiaries contained in the Acquiror SEC Documents (A) complied, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), in all material respects with the applicable requirements of the Exchange Act or Securities Act and (B) did not contain, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), any untrue statement of a material fact or omit to state any material fact necessary in order to have the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.8 NO MATERIAL ADVERSE EFFECT. Except as previously disclosed to Tenneco in writing prior to the date of this Agreement, between December 31, 1995 and the Agreement Effective Date, there has occurred no Material Adverse Effect on Acquiror.

  5.9 ADVISORS. Except for Donaldson, Lufkin & Jenrette ("DLJ"), which has been retained by Acquiror to assist and advise Acquiror in connection with the transactions contemplated by this Agreement, Acquiror has not employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the consummation of this Agreement or the transactions contemplated hereby.

  5.10 OPINION OF FINANCIAL ADVISOR. Acquiror has received the opinion of DLJ, dated as of the Agreement Effective Date, to the effect that, as of such date, the consideration to be paid in the Merger by Acquiror is fair to Acquiror's stockholders from a financial point of view (and Acquiror has the right to refer to that opinion, so long as such reference is in form and substance satisfactory to DLJ, in the Joint Proxy Statement and other appropriate filings with the Commission and mailings to its stockholders).

  5.11 DUE AUTHORIZATION. The shares of Acquiror Stock and any Depositary Shares issued in connection with the Merger as contemplated by this Agreement will be duly authorized and will be validly issued, fully paid and nonassessable.

  5.12 NO ACTIVE BUSINESS. Subsidiary has not engaged in any business and does not have any contractual liabilities, commitments, or obligations (other than pursuant to this Agreement) or any assets (other than cash representing its initial capitalization). Subsidiary has been formed solely for purposes of effectuating the transactions contemplated by this Agreement and having such transactions treated for federal income tax purposes as an acquisition of the outstanding Tenneco Stock by Acquiror in exchange for Acquiror Stock through the Merger of Subsidiary with and into Tenneco pursuant to this Agreement.

  5.13 OWNERSHIP OF TENNECO STOCK. Neither Acquiror nor Subsidiary is

    (i) an "Interested Stockholder" of Tenneco as defined in Article NINTH of the Certificate of Incorporation of Tenneco or

    (ii) an "interested stockholder" of Tenneco as defined in Section 203 of the DGCL.

  As of the Agreement Effective Date, Acquiror and its Affiliates own (directly or indirectly, beneficially or of record) no shares of Tenneco Stock and neither Acquiror nor any of its Affiliates own any rights to acquire any shares of Tenneco Stock, except pursuant to this Agreement.

                                  ARTICLE VI

                           COVENANTS OF THE PARTIES

  6.1 CONDUCT OF TENNECO AND ITS SUBSIDIARIES.

  (a) Between the Agreement Effective Date and the Effective Time, unless Acquiror shall have consented in writing (such consent not to be unreasonably withheld), and except for

    (i) actions taken that either affect solely the Industrial Business or the Shipbuilding Business or only adversely affect the Energy Business to a de minimis extent and do not materially delay or prevent consummation of the transactions contemplated hereby,

    (ii) actions taken by Tenneco and its Affiliates and subsidiaries (including the Energy Subsidiaries) in order to consummate any of the Merger, the Spinoffs and the other transactions contemplated by this Agreement or the Distribution Agreement, which actions are taken in good faith and either are contemplated by this Agreement or the Distribution Agreement (including the Corporate Restructuring Transactions described therein) or do not have more than a de minimis effect on Tenneco or do not materially delay or prevent consummation of the transactions contemplated hereby, or

    (iii) actions or matters set forth in EXHIBIT G attached hereto,

  Tenneco shall, and shall cause each of the Energy Subsidiaries to:

    (A) use its reasonable best efforts to

      (I) operate the Energy Business in good faith and in the ordinary course, consistent with past practices, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, inventory management and control policies and implementation of capital programs for the Energy Business in a timely manner,

      (II) preserve substantially intact the present business organization of the Energy Business,

      (III) keep available, consistent with the past practices of the Energy Business, the services of the present officers, employees and consultants of Tenneco and each of the Energy Subsidiaries (to the extent they customarily provide services to the Energy Business), and

      (IV) preserve the relationships with customers, suppliers and others having business dealings with the Energy Business,

  it being understood that

      (x) certain employees of Tenneco and the Energy Subsidiaries will also be engaged in activities for the Industrial Business and the Shipbuilding Business, and

      (y) the failure of any officer, employee or consultant of the Energy Business to remain an officer, employee or consultant of the Energy Business or to become an officer, employee or consultant of Acquiror or any subsidiary of Acquiror shall not constitute a breach of this covenant;

    (B) not amend or otherwise change the certificate of incorporation or bylaws of Tenneco (except as may be necessary or appropriate to effect the transactions contemplated hereby or by the Distribution Agreement);

    (C) not issue or authorize the issuance of (except, as to Tenneco, in the ordinary course of business consistent with past practices or as contemplated in this Agreement) or the Distribution Agreement, any shares of any class of the capital stock of Tenneco or any Energy Subsidiary (other than New Preferred Stock) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Tenneco or any of the Energy Subsidiaries (other than the issuance of Rights and shares of Tenneco Common Stock either

      (I) in connection with any dividend reinvestment plan,

      (II) upon the exercise of options granted prior to the Agreement Effective Date,

      (III) pursuant to the terms of any other Tenneco employee benefit plan with an employee stock fund or employee stock ownership plan feature,

      (IV) in accordance with the Rights Agreement, or

      (V) as is otherwise permitted pursuant to this Agreement or the Distribution Agreement);

    (D) not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any class of the capital stock of Tenneco or of any of the Energy Subsidiaries other than acquisitions by a dividend reinvestment plan or by any Tenneco employee benefit plan with an employee stock fund or employee stock ownership plan feature, consistent with the terms thereof and applicable securities laws;

    (E) not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any class of the capital stock of Tenneco or any of the Energy Subsidiaries, except:

      (I) in the case of Tenneco, regular dividends (including the regular dividend for the dividend period in which the Effective Time occurs) with respect to the $4.50 Preferred Stock, the $7.40 Preferred Stock and the New Preferred Stock and regular quarterly dividends on the Tenneco Common Stock at such times and in such amounts as the Board of Directors of Tenneco in its sole discretion determines;

      (II) the Spinoffs;

      (III) the issuance of New Preferred Stock; and

      (IV) cash dividends declared and paid by any of the Energy
    Subsidiaries;

    (F) with respect to the individuals who will be executive officers or employees of the Energy Business after the Effective Time, not:

      (I) increase the compensation payable or to become payable to any of such executive officers or employees except for increases in the ordinary course of business in accordance with past practices;

      (II) grant any severance or termination pay to, or enter into any employment or severance agreement with, any executive officer of the Energy Subsidiaries; or

      (III) except as contemplated in this Agreement or in the Distribution Agreement, establish, adopt, enter into or amend or take action to accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, executive officer or employee;

  provided, however, that Tenneco may continue to provide benefits under employee benefit plans and incentive compensation plans that are in effect on the Agreement Effective Date;

    (G) not take, or permit any of its subsidiaries in respect of which it has the direct or indirect voting power to control to take, any action that would reasonably likely result in any of the conditions to the

  Merger set forth in ARTICLE VII of this Agreement not being satisfied or that would materially impair the ability of Tenneco to consummate the Spinoffs in accordance with the terms of the Distribution Agreement or the Merger in accordance with the terms hereof or would materially delay such consummation or that would disqualify either of the Spinoffs as a tax free distribution within the meaning of Section 355 of the Code;

    (H) not implement any change in its accounting principles, practices or methods, other than as (X) may be required by GAAP, the Financial Accounting Standards Board, the Commission or any other Governmental Authority or oversight agency and (Y) relating solely to the Shipbuilding Group and/or the Industrial Group;

    (I) except in the ordinary course of business, consistent with past practices, with respect to inventory or services or except where the effect on the Energy Business would be de minimis, not, with respect to the Energy Business, transfer, lease, license, sell, mortgage, pledge or dispose of any property or assets included in the Energy Assets or otherwise encumber any property or assets included in the Energy Assets;

    (J) not release any third party from, or amend, modify or waive any provisions of, any confidentiality or standstill agreement to which Tenneco is a party (except any that relate solely to the Industrial Business or the Shipbuilding Business);

    (K) file on or before the due date therefor all tax returns required to be filed by Tenneco or any Energy Subsidiary, which tax returns shall, to the extent such tax returns relate to the Energy Business, be (i) complete and correct in all material respects and (ii) prepared in accordance and on a basis consistent with the elections, accounting methods, conventions and principles of tax returns used for the most recent taxable periods for which tax returns involving similar tax items have been filed; and

    (L) not make, change or revoke any tax election relating to the Energy Business to the extent such election may have more than a de minimis effect on the Energy Business or Acquiror, or enter into any material agreement or settlement regarding taxes relating to the Energy Business with any tax authority to the extent such settlement or agreement may have a more than de minimis effect on the Energy Business or Acquiror.

  (b) Prior to the Effective Time, Tenneco shall cause all stock options issued under the Option Plans (or to executives outside the Option Plans) to be

    (i) converted to options to acquire the stock of the Industrial Company or the Shipbuilding Company;

    (ii) exercised; and/or

    (iii) cancelled.

Tenneco shall also cause all such options not held by employees of the Energy Business to be so converted if not exercised or cancelled prior to the Effective Time in accordance with their terms. All such options held by employees of the Energy Business shall become exercisable prior to the Effective Time and, if not exercised by the Effective Time, shall be cancelled.

  (c) Between the Agreement Effective Date and the Effective Time, Tenneco shall cause the Industrial Subsidiary to succeed to sponsorship of the SECT. To the extent the SECT continues to own Tenneco Stock, the SECT will participate in the Merger, the Spinoffs and the conversion of shares pursuant to SECTION 2.5 hereof (and the other transactions contemplated by this Agreement and/or the Distribution Agreement) as any other stockholder of Tenneco.

  (d) Tenneco shall have the right, and shall use its reasonable best efforts to, issue shares of New Preferred Stock prior to the Effective Time on the following basis:

    (i) the issuance may be effected through public sale or private placement (either United States or foreign, but with a placement agent mutually and reasonably acceptable to both Tenneco and Acquiror), or if such sale or placement is not reasonably practicable under the circumstances, through a dividend-in-kind to the holders of Tenneco Common Stock, but shall in any event be in accordance with all applicable securities and other Laws (and, if publicly issued or issued as a dividend-in-kind, shall be listed on the NYSE);

    (ii) the NPS Value shall be approximately 25% (but in no event 20% or less) of the sum of:

      (x) the NPS Value, plus

      (y) the market value of all outstanding Tenneco Common Stock (as determined as of the Effective Time pursuant to the same procedure as applies to determining the NPS Value).

  (e) Prior to the Effective Time, Tenneco shall cause the elimination of all intercompany accounts (including accounts and notes receivable and payable) between members of the Energy Group, the Shipbuilding Group and the Industrial Group, as the case may be (except trade accounts incurred in the ordinary course of business), as set forth in the Distribution Agreement.

  (f) From and after the Agreement Effective Date, Tenneco shall afford Acquiror and its officers, employees, representatives and agents the opportunity to participate with Tenneco in the process of obtaining the rulings set forth in the IRS Ruling Request, including the right to participate in the submission of written materials by Tenneco to the Internal Revenue Service, and in-person and telephonic conferences between Tenneco and the Internal Revenue Service, to the extent such communications relate to the IRS Ruling Request. Notwithstanding the foregoing, Tenneco shall have the right, subject to prior consultation with Acquiror, to determine, in its reasonable discretion, that Acquiror's participation in certain communications with the Internal Revenue Service (or any other aspects of the rulings process) may hinder or delay Tenneco's ability to obtain the rulings requested in the IRS Ruling Request, in which case Acquiror will be precluded from such participation; provided, that Tenneco shall promptly inform Acquiror of the substance of any matter in which Acquiror does not participate.

  (g) In the event that, between the Agreement Effective Date and the Closing Date, the General Counsel or an Executive Vice President of Tenneco becomes aware that the Energy Business has the realistic opportunity to exercise its right of first refusal with respect to the acquisition of additional interests in the Oasis pipeline or otherwise to acquire additional interests in the Oasis pipeline, Tenneco shall notify Acquiror thereof and shall consult and cooperate with Acquiror prior to exercising its right of first refusal or making any acquisition proposal. Any exercise of such right of first refusal or other acquisition of interests in the Oasis pipeline by the Energy Business shall be subject to the consent of Acquiror, which consent shall not be unreasonably withheld or delayed.

  6.2 CONDUCT OF THE BUSINESS OF ACQUIROR AND ITS SUBSIDIARIES.

  (a) Between the Agreement Effective Date and the Effective Time, neither Acquiror nor Subsidiary nor any of their Affiliates shall:

    (i) take any action that would be reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE VII of this Agreement not being satisfied or that would impair the ability of Acquiror or Subsidiary to consummate the Merger in accordance with the terms hereof or delay such consummation;

    (ii) acquire (directly or indirectly, beneficially or of record), any shares of Tenneco Stock (or any rights to acquire any such shares, except pursuant to this Agreement); or

    (iii) amend or otherwise change its certificate of incorporation (except as is contemplated by this Agreement in respect of the designation of the Acquiror Preferred Stock), bylaws or other organizational documents; provided, however, that the provisions of this clause (iii) shall not apply to any Affiliate of Acquiror or Subsidiary if the amendment or other change would not adversely effect any of the rights or benefits hereunder or under any of the Ancillary Agreements of Tenneco or the holders of Tenneco Stock (other than to a de minimis extent) or otherwise materially delay or prevent the consummation of the transactions contemplated hereby.

  (b) Acquiror shall not, and shall not permit any of its subsidiaries (including Subsidiary) to, take or cause or permit to be taken any action that would disqualify either of the Spinoffs as a tax-free distribution within the meaning of Section 355 of the Code.

  (c) Between the Agreement Effective Date and the Effective Time, Subsidiary shall not engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

  6.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

  (a) Between the date of this Agreement and the Effective Time, and except as may otherwise be required by applicable law, each of Tenneco and Acquiror shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the other party (the "RESPECTIVE REPRESENTATIVES") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested, in each case to the extent that such access and disclosure would not:

    (i) violate the terms of any agreement to which the disclosing party or any of its Affiliates is bound or any applicable law or regulation; or

    (ii) impair any attorney-client privilege of the disclosing party.

  Notwithstanding the foregoing, Tenneco shall not be required (and shall not be required to cause its subsidiaries and officers, directors, employees, auditors and agents) to provide the access, data and information described in the preceding sentence with respect to the Industrial Business or the Shipbuilding Business unless Acquiror has a reasonable interest in obtaining such access, data or information in connection with the Merger.

  (b) All information obtained by Tenneco, Acquiror or their Respective Representatives pursuant to SECTION 6.3(A) hereof shall be kept confidential in accordance with the confidentiality agreement, dated March 28, 1996, executed by Acquiror and the confidentiality agreement, dated June 12, 1996, executed by Tenneco.

  (c) The Industrial Subsidiary and the Shipbuilding Subsidiary (and their respective direct and indirect subsidiaries and Affiliates) shall be deemed third party beneficiaries of this SECTION 6.3 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.3.

  6.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

  (a) For a period of six years after the Effective Time, Acquiror shall not cause or permit any amendment, repeal or other modification of the provisions of

    (i) Article IV, Section 14 of the by-laws of the Surviving Corporation, as set forth in EXHIBIT H attached hereto, or

    (ii) Article Eighth of the certificate of incorporation of the Surviving Corporation,

in either case in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of Tenneco or any of its subsidiaries or Affiliates or who are otherwise entitled to indemnification pursuant to such provisions in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Distribution Agreement), unless such modification is required by the DGCL or applicable federal law, and then only to the extent of such applicable requirements of the DGCL or federal law. To the extent the Surviving Corporation is unable for any reason to fulfill its obligations under the bylaw provisions set forth in EXHIBIT H attached hereto, Acquiror agrees to pay, perform and discharge all such obligations.

  (b) Prior to the Effective Time, Tenneco shall, and from and after the Effective Time the Acquiror and the Surviving Corporation jointly and severally shall, indemnify, defend and hold harmless each Person who is now, has been at any time prior to the date of this Agreement or who becomes prior to Effective Time an officer, director or employee of Tenneco or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part on the fact that such Person is or was a director, officer or employee of Tenneco or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Distribution Agreement), whether or not such Claim was asserted prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DGCL or other applicable law (and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted under the DGCL or other applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required by Section 145(e) of the DGCL or other applicable law). Notwithstanding anything contained herein, Tenneco's obligation to indemnify any such person pursuant to this
SECTION 6.4 shall not affect the allocation of liability among the Energy Group, the Industrial Group and Shipbuilding Group pursuant to the Distribution Agreement and any corresponding indemnification rights thereunder.

  (c) Without limiting the generality of the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time):

    (i) the Indemnified Party may retain counsel satisfactory to him with the consent of Tenneco (or the consent of Acquiror and the Surviving Corporation after the Effective Time) which consent of Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) with respect to such counsel retained by the Indemnified Party may not be unreasonably withheld or delayed;

    (ii) Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; and

    (iii) Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Tenneco, Acquiror or the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld.

Any Indemnified Party wishing to claim indemnification under this SECTION 6.4, upon learning of any such Claim, shall notify Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) (but any failure so to notify shall not relieve Tenneco, Acquiror or the Surviving Corporation from any liability which it may have under this SECTION 6.4, except to the extent such failure materially prejudices such party), and shall deliver to Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) any undertaking required by Section 145(e) of the DGCL or other applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such Claim unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (d) (i) MAINTENANCE OF D&O POLICIES. On or prior to the Closing Date, Tenneco shall provide Acquiror with copies and a schedule of those Directors' and Officers' Liability Insurance Policies which Tenneco shall enter into effective as of the Closing Date (the "D&O POLICIES"). For a period of seven years after the Effective Time, Acquiror and the Surviving Corporation shall cause to be maintained in full force and effect the D&O Policies. Acquiror and the Surviving Corporation shall be jointly and severally responsible for payment of all premiums due as respects the D&O Policies and shall take all other actions necessary or appropriate to maintain the D&O Policies in full force and effect (other than to the extent the available limit of liability of any such D&O Policy may be reduced or exhausted solely as the result of the payment of claims thereunder) for the agreed term of seven years after the Effective Time. If at any time an insurance carrier under any of the D&O Policies becomes unable or unwilling, or it becomes probable that such insurance carrier will be unable or unwilling (which determination shall be made in the reasonable discretion of the Industrial Subsidiary), to fulfill any of its obligations under any D&O Policy, whether due to such insurance carrier's dissolution, bankruptcy, insolvency or otherwise, then Acquiror and the Surviving Corporation shall obtain a directors' and officers' liability insurance policy in substitution (with an insurance carrier acceptable to the Industrial Subsidiary) of each D&O Policy under which such insurance carrier was to provide coverage (a "REPLACEMENT D&O POLICY"), which shall provide at least the same coverage and amounts, and contain terms and provisions which are no less favorable to the insured parties, as existed under the D&O Policy so replaced. Acquiror and the Surviving Corporation shall pay any costs associated with the obtaining and maintenance of any Replacement D&O Policy as contemplated hereby.

  (ii) OWNERSHIP AND ADMINISTRATION OF POLICIES. The parties hereto agree that the D&O Policies and any Replacement D&O Policy shall be owned by the Industrial Subsidiary. From and after the Effective Time, the Industrial Subsidiary shall be solely responsible for all aspects of service and administration of such policies (other than the payment of any premiums due), including the notification to insurers, and the management, negotiation and settlement, of any claims made under the D&O Policies and any Replacement D&O Policy. From and after the Effective Time, Acquiror and the Surviving Corporation shall have the right to participate in the negotiation and participate in and consent to settlement (such consent not to be unreasonably withheld or delayed) of any claim under the D&O Policies and any Replacement D&O Policy for which, and then only to the extent, that either is obligated to indemnify any of the present or former directors or officers of Tenneco or any of its present or past subsidiaries ("DIRECTORS OR OFFICERS") for liabilities associated with such claim. The Industrial Subsidiary's responsibilities for administering and servicing the D&O Policies and any Replacement D&O Policy shall in no manner restrict, reduce, limit or impair any of the Directors' or Officers' rights to indemnification from Acquiror, the Surviving Corporation or their respective successors or assigns in accordance with any applicable Law, statute, charter or bylaw provision.

  (iii) COOPERATION. Acquiror and the Surviving Corporation shall cooperate with the Directors and Officers in the defense and settlement of any claim made against them based upon or arising out of any actual or alleged wrongful act (as such term may be defined in the applicable D&O Policies or Replacement D&O Policy) occurring at or prior to the Effective Time. Acquiror and the Surviving Corporation shall provide any reasonable assistance or information that may be required by a Director or Officer in connection with any such claim. Neither Acquiror, the Surviving Corporation nor any of their respective representatives shall cause any action or inaction that could reasonably be expected to jeopardize or otherwise impair the rights or ability of the Directors or Officers to recover loss amounts due under the D&O Policies or any Replacement D&O Policy.

  (e) Neither Acquiror nor the Surviving Corporation shall take any action that could reasonably be expected to jeopardize or otherwise interfere with the ability of any of the Indemnified Parties to collect any proceeds payable under any of the D&O Policies.

  (f) Each of Tenneco, Acquiror and Subsidiary acknowledges and agrees that the Industrial Subsidiary's responsibilities hereunder for Claims
Administration and Insurance Administration shall not relieve any Person submitting an insured claim under any of the D&O Policies of

    (i) the primary responsibility for giving notice of such insured claim accurately, completely and in a timely manner, or

    (ii) any other right or responsibility which such Person may have pursuant to the terms of any of the D&O Policies.

  (g) This SECTION 6.4 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.4) is intended to be for the benefit of, and shall be enforceable by, the Industrial Subsidiary and the Indemnified Parties, their heirs and personal representatives and shall be binding on Tenneco, the Surviving Corporation and Acquiror and each of their respective successors and assigns.

  6.5 NOTIFICATION OF CERTAIN MATTERS. Between the Agreement Effective Date and the Effective Time, Tenneco and Acquiror shall give prompt notice to the other of :

    (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would likely cause

      (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate, or

      (B) any of its covenants, conditions or agreements contained in this Agreement not to be complied with or satisfied; and

    (ii) its (or in the case of Acquiror, Acquiror's or Subsidiary's) failure to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it (or, in the case of Acquiror, Acquiror or Subsidiary) at or prior to the Effective Time;

provided, however, that the delivery of any notice pursuant to this SECTION
6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  6.6 TAX TREATMENT.

  (a) Each of Tenneco, on the one hand, and Acquiror and Subsidiary, on the other hand, intend the Merger to qualify as a reorganization under Code
Section 368(a)(1)(B) and the Spinoffs to be treated as tax-free distributions under Code Section 355, and each such party shall use its reasonable best efforts to cause the Merger and Spinoffs to so qualify. Neither Tenneco, on the one hand, nor Acquiror or Subsidiary, on the other hand, shall take any action which might cause

    (i) the Merger to fail to qualify as a reorganization under Code Section 368(a)(1)(B),

    (ii) the Spinoffs to fail to qualify as tax free distributions under Code
  Section 355,

    (iii) any other transfer described in the Corporate Restructuring Transactions that is intended (as described in Tenneco's request for rulings from the Internal Revenue Service) to qualify as a tax free transfer under Code Sections 332, 351, 355 or 368 to fail to so qualify, or

    (iv) Tenneco or any Energy Subsidiary to recognize any gains relating to deferred intercompany transactions or excess loss accounts between or among any members of the affiliated group of corporations of which Tenneco is the common parent (other than those deferred intercompany gains listed on EXHIBIT I attached hereto).

  (b) In furtherance of SECTION 6.6(A) above, Tenneco shall make the representations set forth in EXHIBIT J attached hereto, and such other representations as are reasonably necessary to ensure the tax-free treatment of the Merger, Spinoffs and related transactions described in SECTION 6.6(A) above, and shall assure the continuing accuracy of such representations.

  (c) In furtherance of SECTION 6.6(A) above, Acquiror and Subsidiary shall each make the representations set forth in EXHIBIT J attached hereto, and such other representations as are reasonably necessary to ensure the tax-free treatment of the Merger, Spinoffs and related transactions described in
SECTION 6.6(A) above, and shall assure the continuing accuracy of such representations.

  (d) The Industrial Subsidiary and the Shipbuilding Subsidiary (and their respective direct and indirect subsidiaries and Affiliates) shall be deemed third party beneficiaries of this SECTION 6.6 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.6.

  6.7 REGISTRATION STATEMENT; JOINT PROXY STATEMENT; NPS MATERIALS; TENDER AND EXCHANGE MATERIALS.

  (a) As promptly as practicable after the Agreement Effective Date, Tenneco and Acquiror shall prepare and file, or cause to be prepared and filed, with the Commission a joint proxy statement (the "JOINT PROXY STATEMENT") and other proxy solicitation materials relating to the Stockholders' Meeting (as defined in SECTION 6.8 hereof), and Acquiror shall prepare and file, or cause to be prepared and filed, with the Commission a registration statement on Form S-4 in which the Joint Proxy Statement shall be included as a prospectus (the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of the shares of Acquiror Stock (and any Depositary Shares) to be issued to the stockholders of Tenneco pursuant to the Merger.

Each of Acquiror and Tenneco shall furnish or cause to be furnished to the other party all information concerning itself and its subsidiaries as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement (and in connection with the preparation of the NPS Materials and the Tender and Exchange Materials). Each of Acquiror and Tenneco hereby agree to take, and to cause their respective subsidiaries to take,

    (i) such actions as may be required to have the Registration Statement and, to the extent applicable, the NPS Materials and the Tender and Exchange Materials declared effective under the Securities Act and to have the Joint Proxy Statement cleared by the Commission, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any Commission comments with respect thereto, and

    (ii) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of Acquiror Stock (and any Depositary Shares) pursuant to the Merger.

As promptly as practicable after the Registration Statement shall have become effective, each of Tenneco and Acquiror shall mail the Joint Proxy Statement to its respective stockholders (and Tenneco and Acquiror shall attempt to effect their respective mailings on the same date), and the Joint Proxy Statement shall include the recommendation of the board of directors of Tenneco in favor of adoption and approval of this Agreement and the Merger and the Spinoffs, and of the board of directors of Acquiror in favor of approval of the Stock Issuance (as defined in SECTION 6.8 hereof); provided, however, that no obligation of Tenneco pursuant to this SECTION 6.7(A) shall be required to be performed if there is a substantial risk that the performance thereof would constitute a breach of the fiduciary duties of the board of directors of Tenneco as determined by the board of directors of Tenneco in good faith after consultation with and based upon the advice of its independent legal counsel (who may be its regularly engaged independent legal counsel).

  (b) Acquiror covenants that the information supplied by or on behalf of Acquiror for inclusion in the Registration Statement and the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at any of:

    (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective;

    (ii) the time the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Tenneco and Acquiror;

    (iii) the time of each of the Stockholders' Meetings; and

    (iv) the Effective Time.

Likewise, Acquiror covenants that the information and data supplied by or on behalf of Acquiror for inclusion in the NPS Materials and Tender and Exchange Materials (including, without limitation, all information and financial data (pro forma or otherwise) relating to the business and operations of Tenneco following consummation of the Merger supplied by or on behalf of Acquiror) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at all times through the completion of (A) in the case of the NPS Materials, the offering and sale of the New Preferred Stock, and (B) in the case of the Tender and Exchange Materials, the tender and exchange offers pursuant to the Debt Realignment.

  (c) Tenneco covenants that the financial information (including pro forma financial data and information) supplied or to be supplied by Tenneco or its representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement (or the NPS Materials and/or Tender and Exchange Materials) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the Commission) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended. The Joint Proxy Statement shall, as it relates to the Tenneco Stockholders' Meeting, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is herein made by Tenneco with respect to statements made in the Joint Proxy Statement based on information supplied by Acquiror or any of its representatives for inclusion in the Joint Proxy Statement or with respect to information concerning Acquiror or any of its subsidiaries (including Subsidiary) incorporated by reference in the Joint Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its subsidiaries (including Subsidiary), their respective officers or directors, or Acquiror's plans and intentions regarding its operation of the Surviving Corporation after the Merger should be discovered by Acquiror or any of its subsidiaries (including Subsidiary) that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement (or in any of the NPS Materials or Tender and Exchange Materials), Acquiror shall promptly inform Tenneco in writing.

  (d) Tenneco covenants that the information supplied by or on behalf of Tenneco for inclusion in the Registration Statement and the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at

    (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective,

    (ii) the time the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Tenneco and Acquiror,

    (iii) the time of each of the Stockholders' Meetings, and

    (iv) the Effective Time.

Likewise, Tenneco covenants that the NPS Materials and Tender and Exchange Materials shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at all times through the completion of (A) in the case of the NPS Materials, the offering and sale of the New Preferred Stock, and (B) in the case of the Tender and Exchange Materials, the tender and exchange offers pursuant to the Debt Realignment; provided, that the foregoing provisions of this sentence shall not apply to any information or financial data (including pro forma financial information and data) supplied by or on behalf of Acquiror, including information and data relating to the business and operations of Tenneco following consummation of the Merger.

  (e) Acquiror covenants that the financial information (including pro forma financial data and information regarding Acquiror or Tenneco) supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement (or the NPS Materials or Tender and Exchange Materials) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the Commission) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended. Each of the Joint Proxy Statement, as it relates to the Acquiror Common Stockholders' Meeting, and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder or the Securities Act and the rules and regulations thereunder, as applicable, except that no representation is herein made by Acquiror with respect to statements made in the Joint Proxy Statement or Registration Statement based on information supplied by Tenneco or any of its representatives for inclusion in the Joint Proxy Statement or Registration Statement or with respect to information concerning Tenneco or any of its subsidiaries incorporated by reference in the Joint Proxy Statement or

Registration Statement. If at any time prior to the Effective Time any event or circumstance relating to Tenneco or any of its subsidiaries, or their respective officers or directors, should be discovered by Tenneco or any of its subsidiaries which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement (or in any of the NPS Materials or Tender and Exchange Materials), Tenneco shall promptly inform Acquiror in writing.

  (f) None of the Joint Proxy Statement, the Registration Statement, the NPS Materials or the Tender and Exchange Materials shall be filed or distributed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed or distributed, by or on behalf of Tenneco or Acquiror, without consultation with the other party and its counsel.

  6.8 STOCKHOLDERS' MEETINGS. Tenneco shall call and hold a meeting of its stockholders (the "Tenneco Stockholders' Meeting") for the purpose of voting upon the adoption and approval of this Agreement, the Merger and the Spinoffs. Acquiror shall call and hold a meeting of its stockholders (the "Acquiror Common Stockholders' Meeting") for the purpose of voting upon the approval of the issuance of Acquiror Common Stock in connection with the Merger as contemplated by this Agreement (the "Stock Issuance") (the Acquiror Common Stockholders' Meeting and the Tenneco Stockholders' Meeting being collectively referred to herein as the "Stockholders' Meetings"). Each of Tenneco and Acquiror shall use its reasonable best efforts to schedule and hold their respective Stockholders' Meetings so that the Acquiror Common Stockholders' Meeting occurs at least one business day prior to the Tenneco Stockholders' Meeting, and otherwise so as not to delay the transactions contemplated hereby (it being intended that the Joint Proxy Statement shall be mailed and the Stockholders' Meetings shall be scheduled to occur as soon as practicable after the receipt of the IRS Ruling Letter). Each of Tenneco and Acquiror shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement, the Merger and the Spinoffs or the Stock Issuance, as applicable, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required therefor by applicable Law and/or its certificate of incorporation or other governing instrument or document. The stockholders of Tenneco will vote on the Spinoffs and the Merger as a single transaction. Notwithstanding the foregoing, Tenneco shall not be required to take any action if there is a substantial risk that the subject action would constitute a breach of the fiduciary duties of the board of directors of Tenneco as determined by the board of directors of Tenneco in good faith after consultation with and based upon the advice of independent legal counsel (who may be its regularly engaged independent legal counsel).

  6.9 FURTHER ACTION; REASONABLE BEST EFFORTS.

  (a) Upon the terms and subject to the provisions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations promptly to consummate and make effective the transactions contemplated hereby and by the Distribution Agreement (subject, however, to the vote of the stockholders of Tenneco and, to the extent required, Acquiror as provided herein), including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Tenneco and, to the extent required, Acquiror and their respective subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement. Each party hereto shall promptly consult with each other party with respect to, and provide to each other party all such information or documentation which shall be reasonably requested with respect to, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

  (b) Between the Agreement Effective Date and the Closing Date,

    (i) Tenneco and Acquiror shall, and shall cause their respective Affiliates and representatives to, consult, cooperate and work together in good faith and with reasonable best efforts and all deliberate speed to attempt jointly to obtain a favorable resolution prior to the Effective Time with respect to pending regulatory proceedings affecting the Energy Business, including sharing ideas and information concerning alternative approaches to resolving such regulatory proceedings and coordinating the timing and content of communications with customers of the Energy Business, affecting the Energy Business, and regulatory authorities having jurisdiction over the operations of the Energy Business; provided, that any settlement (or proposed settlement) of any such regulatory proceedings shall require the consent of both Tenneco and Acquiror, such consent not to be arbitrarily withheld; and

    (ii) Tenneco shall, and shall cause its Affiliates and representatives to, consult and work with Acquiror and its Affiliates and representatives to attempt to obtain favorable resolutions of material litigation affecting the Energy Business; provided that, except as otherwise set forth on EXHIBIT G attached hereto, any settlement (or proposed settlement) of any such litigation shall require the consent of Acquiror, such consent not to be arbitrarily withheld.

  (c) Except as set forth on EXHIBIT G attached hereto, between the Agreement Effective Date and the Closing Date, the Energy Business shall not incur any additional off balance sheet indebtedness for the purpose of monetization of any Energy Assets. Subject to the terms of the previous sentence, Acquiror and Tenneco shall consult and cooperate with each other with respect to off-balance sheet financing opportunities for the Australian assets of the Energy Business, the Orange Cogeneration Project and the South Sulawesi Project and any such off-balance sheet financing may be incurred by mutual agreement between Acquiror and Tenneco.

  Between the Agreement Effective Date and the Closing Date, Tenneco shall attempt to cooperate with Acquiror to the extent reasonably requested by Acquiror in connection with sales by the Energy Business after the Closing Date of material Energy Assets; provided that any such transactions shall be subject to the covenants, restrictions and limitations set forth in SECTION
6.6 hereof.

  (d) Between the Agreement Effective Date and the Closing Date, Tenneco shall, to the extent permitted by law, consult and work in good faith with Acquiror with respect to the payment and administration of accounts payable, inventory levels and policies and the collection and administration of accounts receivable of the Energy Business and the making of capital expenditures by the Energy Business to preserve the value of the Energy Business and not to artificially delay payment of accounts payable, accelerate collections of accounts receivable, alter inventory levels or unreasonably delay capital expenditures; provided, however, that Tenneco shall have the right to effect the actions and transactions identified on EXHIBIT G attached hereto. To the extent permitted by Law, Tenneco shall consult with Acquiror with respect to other matters pertaining to the operation of the Energy Business. Each of Tenneco and Acquiror shall designate one or more members of management to act as coordinators with respect to the matters covered by this
SECTION 6.9.

  (e) Each party shall use its reasonable best efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

  (f) The Industrial Subsidiary shall be a deemed third party beneficiary of this SECTION 6.9 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.9.

  6.10 PUBLIC ANNOUNCEMENTS. Each party hereto shall consult with each other before issuing any press release or otherwise issuing any other similar written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of each other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of any other party, issue such press release or other similar written public statement as may be required by law or any listing agreement with a national securities exchange to which Tenneco or Acquiror is a party if it has used all reasonable efforts to consult with such other party and to obtain such party's consent but has been unable to do so in a timely manner. Further, the parties shall use their respective reasonable best efforts to coordinate and jointly schedule and interface with the various Governmental Authorities and ratings agencies and other applicable bodies and groups involved or otherwise interested in the transactions contemplated by this Agreement.

  6.11 LISTING OF ACQUIROR COMMON STOCK AND DEPOSITARY SHARES. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock and any Depositary Shares to be issued in or in connection with the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of Acquiror Common Stock may at such time be listed, subject to official notice of issuance prior to the Effective Time.

  6.12 RIGHTS AGREEMENT. Except as contemplated by this Agreement, prior to the Effective Time the Board of Directors of Tenneco shall not, without the prior written approval of Acquiror,

    (i) amend or supplement the Rights Agreement in any manner that would cause either a "Triggering Event" or a "Distribution Date" (in each case as defined in the Rights Agreement) to occur or to be deemed to have occurred solely by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby, or

    (ii) redeem the Rights.

  6.13 THE SPINOFFS. Prior to the Closing, Tenneco shall enter into the Distribution Agreement (with only such amendments or modifications as are not prejudicial, other than to a de minimis extent, to the Energy Business or do not materially delay or prevent consummation of the Merger) and shall cause the Industrial Subsidiary and the Shipbuilding Subsidiary to enter into the Distribution Agreement (with only such amendments), and Tenneco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to effect the Spinoffs pursuant to the terms of the Distribution Agreement (with only such amendments). Notwithstanding the foregoing, after prior notice to Acquiror, Tenneco may furnish information or enter into negotiations regarding, or enter into an agreement for, any sale, merger or other disposition transaction(s) involving either or both of the Shipbuilding Business and/or the Industrial Business, or any portion of either (an "S/I TRANSACTION"), which may render either or both of the Spinoffs (or any portion thereof) impossible or impracticable; provided, that Tenneco shall not solicit any S/I Transaction involving the Industrial Subsidiary, the Shipbuilding Subsidiary, the Industrial Business as a whole, the Shipbuilding Business as a whole or any other S/I Transaction which could be reasonably predicted to render the Merger impossible or impracticable or materially delay or prevent consummation thereof. Tenneco may enter into any such S/I Transaction in its sole discretion if the subject S/I Transaction would not be adverse, other than to a de minimis extent, to Acquiror or the Energy Business (including with respect to any covenants or obligations of a party under this Agreement or the Distribution Agreement) and would not render the Merger impossible or impracticable or materially delay or prevent consummation thereof. If the S/I Transaction would be so adverse to Acquiror or the Energy Business, or would render the Merger impossible or impracticable or materially delay or prevent consummation thereof, then S/I Transaction may be pursued and/or entered into only (a) prior to the approval of this Agreement, the Merger and the Spinoffs by the Tenneco stockholders and (b) if Tenneco's board of directors determines in good faith, after consultation with and based upon the advice of independent legal counsel (which may be Tenneco's regularly engaged independent legal counsel), that there is a substantial risk that the failure to do so would constitute a breach of its fiduciary duties under applicable Law.

  6.14 ANTITRUST MATTERS.

  (a) Tenneco and Acquiror shall file with the Federal Trade Commission and the Department of Justice, as promptly as practicable but in any event within 20 business days of the Agreement Effective Date, the notification and report form required for the transactions contemplated hereby and shall promptly provide any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act, which notification, report and supplemental information shall comply in all material respects with the requirements of the HSR Act.

  (b) Although the parties do not believe that the Merger has any antitrust implications, Acquiror shall use all reasonable efforts to resolve antitrust objections, if any, that may be asserted with respect to the transactions contemplated hereby by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other federal or state agency. Acquiror shall make such divestitures, or enter into such hold-separate agreements, as may be necessary to prevent the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing for any period of time the consummation of the Merger in any respect. Acquiror shall reimburse Tenneco for reasonable attorneys' fees and costs incurred by Tenneco in connection with defending any antitrust investigation or other proceeding brought by any of the above identified entities.

  6.15 EMPLOYEE MATTERS.

  (a) Prior to the Effective Time, Tenneco shall enter into the Benefits Agreement and shall take the actions with respect to compensation and benefits described elsewhere in this Agreement or in the Distribution Agreement.

  (b) Acquiror shall provide, or shall cause the Surviving Corporation (or any of its subsidiaries, as appropriate) to provide, to the employees and former employees of the Energy Business and the dependents of either, as applicable, the benefits described in EXHIBIT K attached hereto.

  6.16 DEBT REALIGNMENT. Each of Tenneco and Acquiror shall use its reasonable best efforts so that, immediately prior to the Spinoffs, the Debt Realignment has been effected (with only such modifications as are not adverse, except to a de minimis extent, to Acquiror, the Energy Business, the Industrial Subsidiary or the Shipbuilding Subsidiary).

  6.17 NO SOLICITATIONS. Tenneco shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, consolidation, business combination, sale of the Energy Business, sale of a Major Subsidiary, tender or exchange offer or similar transaction involving the Energy Business as a whole or any Major Subsidiary as a whole, other than the transactions contemplated by this Agreement or the Distribution Agreement (an "ACQUISITION TRANSACTION"). Neither Tenneco nor any of its subsidiaries nor any of their respective directors and officers shall, and Tenneco shall use its best efforts to ensure that none of its or its subsidiaries' Affiliates, representatives or agents shall, directly or indirectly, solicit any person, entity or group concerning any Acquisition Transaction; provided, however, that, after prior notice to Acquiror and prior to the approval of this Agreement, the Merger and the Spinoffs by the Tenneco stockholders, Tenneco may furnish information or enter into negotiations regarding, or enter into an agreement for, an Acquisition Transaction if Tenneco's board of directors determines in good faith, after consultation with and based upon the advice of independent legal counsel (which may be Tenneco's regularly engaged independent legal counsel), that there is a substantial risk that the failure to do so would be found to constitute a breach of its fiduciary duties under applicable Law, but only in response to a proposal (which may be subject to due diligence) for an Acquisition Transaction received by Tenneco which the board of directors of Tenneco determines in good faith after consultation with its financial advisors is reasonably likely to result in consummation of an Acquisition Transaction more favorable, from a financial point of view, to the stockholders of Tenneco than the transactions contemplated hereby, taking into account the financial responsibility of the party making such proposal, as then reasonably determinable by Tenneco, and such party's ability, as then reasonably determinable by Tenneco, to obtain regulatory approvals for such Acquisition Transaction (a "HIGHER PROPOSAL"). Tenneco shall advise Acquiror immediately if any proposal of or other indication of interest in a Higher Proposal is received by Tenneco and the terms and conditions thereof and keep Acquiror promptly informed of the status thereof.

  6.18 PERFORMANCE OF AGREEMENT AND DISTRIBUTION AGREEMENT. After the Effective Time, Acquiror shall, and shall cause the Surviving Corporation and the Energy Subsidiaries to, perform their respective obligations under this Agreement and the Distribution Agreement and their respective obligations under each and every other agreement to be entered into pursuant to the Distribution Agreement and/or the Spinoffs, and Acquiror hereby guarantees the full and timely payment and performance of all of the respective obligations and covenants of Tenneco, the Surviving Corporation and the Energy Subsidiaries under this Agreement and the Distribution Agreement and their respective obligations under each and every other agreement to be entered into pursuant to the Distribution Agreement and/or the Spinoffs, which are to be performed from and after the Effective Time. Without limiting the generality of the foregoing sentence, the foregoing covenant and guarantee of Acquiror shall specifically be deemed to apply to the obligations of the Surviving Corporation to make any payments due to the Industrial Subsidiary pursuant to
Section 6 of the Tax Sharing Agreement attached to the Distribution Agreement in respect of any Tax Benefit attributable to any Debt Discharge Item (as those terms are defined in the Tax Sharing Agreement). The Industrial Subsidiary and the Shipbuilding Subsidiary are hereby designated as, and deemed to be, third party beneficiaries of this SECTION 6.18 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing the terms of this SECTION 6.18). The covenants and guarantees of Acquiror set forth in this SECTION 6.18 are not in limitation of or substitution for, but are in addition to, the Guarantees attached hereto as EXHIBIT L, which shall be executed by Acquiror and delivered to the Industrial Subsidiary and the Shipbuilding Subsidiary on the Closing Date.

  6.19 AFFILIATES OF TENNECO. Tenneco shall promptly deliver to Acquiror a letter

    (i) identifying all Persons who may be deemed affiliates of Tenneco under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of Tenneco, and

    (ii) representing to Acquiror that Tenneco has advised the Persons identified in such letter of the resale restrictions with respect to shares of Acquiror Common Stock and any Depositary Shares received in connection with the Merger imposed by applicable securities laws. Tenneco shall use its reasonable best efforts to obtain from each Person identified in such letter a written agreement, substantially in the form of EXHIBIT M.

Tenneco shall use its reasonable best efforts to obtain as soon as practicable from any Person who may be deemed to have become an Affiliate of Tenneco after Tenneco's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of EXHIBIT M.

  6.20 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement; provided however, that no party hereto shall be required to take any action if there is a substantial risk that the subject action would be held to constitute a breach of the fiduciary duties of the board of directors of the subject party, as determined by the subject board of directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the subject party's regularly engaged independent counsel).

  6.21 EQUITY ISSUANCE BY ACQUIROR. Acquiror intends, subject to market conditions, to issue, after the Closing Date, $150,000,000 to $250,000,000 of equity securities. The initial press release with respect to the transactions contemplated hereby will include disclosure of Acquiror's intention to effect such issuances of additional equity securities.

  6.22 RUHRGAS AG. Between the Agreement Effective Date and the Closing Date, Tenneco shall use its reasonable best efforts to repurchase for cash the equity interest of Ruhrgas AG in Tenneco Energy Resources Corporation, provided that the terms of any such repurchase shall be acceptable to Acquiror. Acquiror shall have the right to participate in any discussions or negotiations with Ruhrgas AG with respect to the foregoing.

  6.23 ADDITIONAL COVENANTS OF ACQUIROR.

  (a) From the Agreement Effective Date through the Effective Time, Acquiror shall not take, enter into or propose, or allow any of its subsidiaries to take, enter into or propose, any action or transaction (other than actions or transactions expressly permitted under this Agreement) which is primarily for the purpose of reducing the value of the transactions contemplated by this Agreement and the Distribution Agreement to the stockholders of Tenneco.

  (b) From the Agreement Effective Date through the Effective Time, Acquiror shall not enter into any internal corporate restructuring involving Acquiror and one or more of its direct or indirect subsidiaries.

  (c) During the Black-out Period, except as expressly contemplated by this Agreement or the Distribution Agreement in order to effect the transactions described herein or therein:

    (i) Acquiror and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

    (ii) Acquiror shall not, nor shall Acquiror permit any of its subsidiaries to, nor shall Acquiror or any of its subsidiaries propose to,
  (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than intercompany dividends and regular quarterly dividends on Acquiror Common Stock), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase or otherwise acquire any shares of capital stock.

    (iii) Except for the issuance of shares of Acquiror Common Stock upon the exercise of outstanding stock options disclosed in Section 5.2 hereof, Acquiror shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt or securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or debt.

    (iv) Acquiror shall not amend or propose to amend its Certificate of Incorporation or By-laws or other organizational documents.

    (v) Acquiror shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Acquiror and its subsidiaries taken as a whole.

    (vi) Except for sales of inventory and services in the ordinary course of business, Acquiror shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to Acquiror and its subsidiaries taken as a whole.

  (d) If the Stock Issuance is not approved by the requisite vote of the holders of Acquiror Common Stock at the Acquiror Common Stockholders' Meeting, Acquiror, prior to or as of the Effective Time, shall: (i) enter into the Depositary Agreement with the Depositary so that the holders of Tenneco Common Stock are issued Depositary Shares in connection with the Merger and such holders of Depositary Shares will have rights equivalent to those of holders of whole shares of Acquiror Preferred Stock (to the extent of their fractional interest therein); and (ii) issue to the Depositary, and deliver to the Depositary certificates for, the number of shares of Acquiror Preferred Stock provided for in the SECTION 2.5 (E) (II) (B) hereof.

  (e) From and after the Agreement Effective Date, Acquiror shall use its reasonable best efforts, and shall cause its subsidiaries and Affiliates to use their respective reasonable best efforts, to cause each of the "EPNGC Facilities" (as defined in that certain $3 Billion Revolving Credit and Competitive Advance Facility Agreement (the "$3 Billion Credit Agreement") among Tenneco Inc., the several banks and other financial institutions (the "Bank Group") from time to time parties to the $3 Billion Credit Agreement and The Chase Manhattan Bank, as agent ("Chase"), to become in full force and effect no later than the "Effective Date" under Section 3.1 of the $3 Billion Credit Agreement, and to remain in full force and effect from said Effective Date through the "Closing Date" under Section 3.2 of the $3 Billion Credit Agreement. From and after the Agreement Effective Date, Tenneco shall use its reasonable best efforts, and shall cause its subsidiaries and Affiliates to use their respective reasonable best efforts, to cause the $3 Billion Credit Agreement to become in full force and effect in order to effect the transactions contemplated by the Debt Realignment.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Tenneco or Acquiror, threatened by the Commission.

    (b) STOCKHOLDER APPROVAL. This Agreement, the Merger and the Spinoffs (and/or any S/I Transaction, if requiring such approval) shall have been approved and adopted by the requisite vote of the stockholders of Tenneco in accordance with the certificate of incorporation of Tenneco and the DGCL.

    (c) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

    (d) OTHER APPROVALS. All authorizations, consents, orders and approvals of, and declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority or other Person which if not obtained or filed would have a Material Adverse Effect on Acquiror or a Material Adverse Effect on Tenneco shall have been obtained or filed, as applicable, and shall be in full force and effect.

    (e) NO ORDER. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible.

    (f) NYSE LISTING. The Acquiror Common Stock and any Depositary Shares issuable to stockholders of Tenneco in accordance with SECTION 2.5 hereof shall have been authorized for listing on the NYSE upon official notice of issuance.

    (g) TAX RULING. Tenneco shall have received rulings from the Internal Revenue Service (the "IRS RULING LETTER"), reasonably acceptable to Tenneco and Acquiror, to the effect that:

      (i) the distribution of the capital stock of the Industrial Subsidiary on a pro rata basis to the stockholders of Tenneco as contemplated under the Distribution Agreement will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

      (ii) the distribution of the capital stock of the Shipbuilding Subsidiary on a pro rata basis to the stockholders of Tenneco as contemplated under the Distribution Agreement will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

      (iii) The following distributions will be tax free to the respective transferor corporations under Section 355(c)(1) or 361a) of the Code and to the respective stockholders of the transferor corporation under
    Section 355(a) of the Code: (A) the distribution by the Shipbuilding Subsidiary of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation as contemplated under the Distribution Agreement, (B) the distribution by Tenneco Corporation of the capital stock of the Shipbuilding Subsidiary and the Industrial Subsidiary to Tennessee Gas Pipeline Company as contemplated under the Distribution Agreement and (C) the distribution by Tennessee Gas Pipeline Company of the capital stock of the Shipbuilding Subsidiary and the Industrial Subsidiary to Tenneco Inc. as contemplated under the Distribution Agreement.

  (h) SPINOFFS CONSUMMATED. The Distribution Agreement, in substantially the form attached hereto with such changes as do not adversely affect, other than to a de minimis extent, the Energy Business, shall have been duly executed and delivered by each of Tenneco, the Industrial Subsidiary and the Shipbuilding Subsidiary, and the transactions contemplated thereby, including the Spinoffs (and/or any S/I Transaction) and the Debt Realignment, shall have been consummated (with only such changes).

  (i) TAX OPINION. Tenneco shall have received an opinion of Jenner & Block, in form and substance substantially as set forth in EXHIBIT N attached hereto, dated the Closing Date, which opinion may be based on appropriate representations of Tenneco and Acquiror that are in form and substance reasonably satisfactory to Jenner & Block. The condition set forth in this
SECTION 7.1(I) shall be deemed satisfied to the extent the matters referred to as to be covered by the tax opinion are instead covered by the IRS Ruling Letter.

  (j) NEW PREFERRED STOCK. The New Preferred Stock shall have been issued by Tenneco and shall be outstanding as set forth in SECTION 6.1(D) hereof and, if publicly issued or issued as a dividend-in-kind to the stockholders of Tenneco, shall have been authorized for listing on the NYSE upon official notice of issuance.

  (k) DEBT REALIGNMENT. The Debt Realignment shall have been effected in accordance with EXHIBIT C attached hereto.

  (l) CHARTER AMENDMENT. The Charter Amendment shall have become effective.

  7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND SUBSIDIARY. The obligations of Acquiror and Subsidiary to consummate the Merger and the other transactions contemplated herein are also subject to the satisfaction, at the Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Acquiror and Subsidiary:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Tenneco contained in this Agreement, without giving effect to any notification to Acquiror delivered pursuant to SECTION 6.5 hereof, shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except

      (i) for changes specifically permitted by this Agreement, and

      (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date,

  except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Tenneco.

    (b) AGREEMENTS AND COVENANTS. Tenneco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

    (c) OFFICERS' CERTIFICATES. Acquiror shall have received certificates, dated the Closing Date, of

      (i) the President or any Vice President of Tenneco certifying as to the matters specified in SECTIONS 7.2(A) and (B) hereof and

      (ii) the Secretary of Tenneco certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the board of directors of Tenneco approving this Agreement and the transactions contemplated hereby, and (B) the fact that this Agreement and the transactions contemplated hereby have been duly approved by the requisite vote of the stockholders of Tenneco in accordance with the certificate of incorporation of Tenneco and the DGCL and that such approval is in full force and effect.

    (d) CERTAIN LEGISLATION. There shall not have occurred any announcement or introduction of legislation by an Appropriate Person as a result of which Acquiror reasonably determines, in good faith after consultation with Tenneco and its advisors, that there exists a reasonable likelihood that the Spinoffs or the Merger would not be tax free for federal income tax purposes to Tenneco and Acquiror. For purposes of this SECTION 7.2(D), an "Appropriate Person" is a member of the House Ways and Means Committee or the Senate Finance Committee, the President or a President-elect, a cabinet-level member of the Executive Branch, an Assistant Secretary of the Treasury, the Reporting Assistant Secretary of the Treasury for Tax Policy, the Tax Legislation Counsel, the Chief of Staff of the Joint Committee of Taxation or a current or presumptive Majority or Minority Leader of the House or Senate.

   7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TENNECO. The obligations of Tenneco to consummate the transactions contemplated hereby are also subject to the satisfaction, at the Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Tenneco:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Subsidiary contained in this Agreement, without giving effect to any notification made by Acquiror to Tenneco pursuant to
  SECTION 6.5 hereof, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except

      (i) for changes specifically permitted by this Agreement, and

      (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date,

except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

    (b) AGREEMENTS AND COVENANTS. Each of Acquiror and Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

    (c) OFFICERS' CERTIFICATES. Tenneco shall have received certificates, dated the Closing Date, of

      (i) the President or any Vice President of each of Acquiror and Subsidiary certifying as to the matters specified in SECTIONS 7.3(A) and (B) hereof and

      (ii) the Secretaries or Assistant Secretaries of Acquiror and Subsidiary certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the sole stockholder of Subsidiary and of the boards of directors of Acquiror and Subsidiary approving this Agreement and the transactions contemplated hereby, and (B) the fact that the Stock Issuance has been duly approved, if required, by the requisite vote of the stockholders of Acquiror in accordance with the rules and regulations of the NYSE, any other applicable Law and the certificate of incorporation and/or other governing document or instrument of Acquiror, and that such approval is in full force and effect, or, alternatively, that no such vote of the stockholders is so required.

                                 ARTICLE VIII

                                  TERMINATION

  8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement, the Merger and the Spinoffs by the stockholders of Tenneco and approval of the Stock Issuance by the stockholders of Acquiror:

    (i) by the mutual written agreement of Tenneco and Acquiror authorized by their respective boards of directors;

    (ii) by Tenneco or by Acquiror if the Merger shall not have been consummated prior to June 30, 1997 unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants, agreements and conditions hereof to be performed or observed by such party on or prior to the Closing Date;

    (iii) by Tenneco or by Acquiror if Tenneco enters into an S/I Transaction pursuant to the last sentence of SECTION 6.13 above;

    (iv) by Acquiror if

      (A) there has been a material breach on the part of Tenneco in the representations, warranties or covenants of Tenneco set forth herein, or any failure on the part of Tenneco to comply with its obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Merger set forth in SECTIONS 7.1 or 7.2 hereof could not be satisfied on or prior to the termination date contemplated by paragraph
    (ii) of this SECTION 8.1,

      (B) Tenneco's stockholders entitled to vote thereat do not adopt and approve this Agreement, and the Merger and the Spinoffs as contemplated by Section 7.1(B) hereof at the Tenneco Stockholders' Meeting,

      (C) the board of directors of Tenneco withdraws, amends, or modifies in a manner materially adverse to Acquiror its favorable recommendation of this Agreement or the Merger, or approves an agreement for or recommends to the stockholders of Tenneco an Acquisition Transaction, provided that any action taken by Tenneco pursuant to PARAGRAPH (V)(A) of this SECTION 8.1 or any public announcement by Tenneco relating thereto shall not give rise to any right of termination by Acquiror, or

      (D) there has occurred since the Agreement Effective Date of any event, change or effect which, in the aggregate with all other events, changes or effects (giving effect to both positive and negative events, changes and events), reduces the value of the Energy Business as of the Agreement Effective Date by more than $75,000,000, but excluding any negative events, changes or effects which result from (A) any action by Acquiror or any of its subsidiaries, Affiliates, officers, employees, agents or representatives, (B) changes in general economic, financial (including, without limitation, equity and debt) markets or industrial conditions, and (C) any ruling by the Federal Energy Regulatory Commission Administrative Law Judge in the proceedings regarding the Energy Business pending as of the Agreement Effective Date before the Federal Energy Regulatory Commission Administrative Law Judge, or

    (v) by Tenneco if

      (A) there has been a material breach on the part of Acquiror or Subsidiary in the representations, warranties or covenants of Acquiror or Subsidiary set forth herein, or any failure on the part of Acquiror or Subsidiary to comply in any material respect with its obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Merger set forth in SECTIONS 7.1 or 7.3 hereof could not be satisfied on or prior to the termination date contemplated by paragraph
    (ii) of this SECTION 8.1,

      (B) Tenneco's stockholders entitled to vote thereat do not adopt and approve this Agreement,the Merger and the Spinoffs as contemplated by
    SECTION 7.1(B) hereof at the Tenneco Stockholders' Meeting,

      (C) the board of directors of Acquiror withdraws, amends, or modifies in a manner materially adverse to Tenneco its favorable recommendation of this Agreement, the Merger or the Stock Issuance, or approves an agreement for or recommends to the stockholders of Acquiror an Acquisition Transaction, provided that any action taken by Acquiror pursuant to PARAGRAPH (IV)(A) of this SECTION 8.1 or any public announcement by Acquiror relating thereto shall not give rise to any right of termination by Tenneco, or

      (D) there has occurred since the Agreement Effective Date any event, change or effect which, in the aggregate with all other events, changes or effects (giving effect to both positive and negative events, changes and events), reduces the value of Acquiror as of the Agreement Effective Date by more than $75,000,000, but excluding any negative events, changes or effects which result from (i) any action by Tenneco or any of its subsidiaries, Affiliates, officers, employees, agents or representatives, and (ii) changes in general economic, financial (including, without limitation, equity and debt) market or industrial conditions; or

    (vi) by Tenneco or by Acquiror (but only prior to the approval of this Agreement by Tenneco's stockholders) if

      (1) Tenneco receives a Higher Proposal that it advises Acquiror in writing Tenneco wishes to accept and

      (2) Acquiror does not make, within five business days of receipt of written notice of Tenneco's desire to accept such Higher Proposal, an offer that the board of directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as the Higher Proposal.

  8.2 EFFECT OF TERMINATION. If this Agreement is terminated by Tenneco or by Acquiror as permitted under SECTION 8.1 hereof, except as provided in SECTION 10.1(B) such termination shall be without liability to the terminating party, or any stockholder, director, officer, employee, agent, consultant or representative of such party, but such termination shall not relieve any other party of any damages or other amounts for which it would otherwise be liable.

  8.3 WAIVER. Any time prior to the Effective Time any party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed:

    (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

    (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and

    (iii) waive compliance by any of the other parties hereto with any of the agreements or conditions contained herein. Any waiver of rights by any party hereto shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                     WARRANTIES, COVENANTS AND AGREEMENTS

  9.1 SCOPE OF REPRESENTATIONS. Except as set forth in ARTICLES IV and V hereof, the parties make no representations or warranties whatsoever, and each party disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to another party (including, but not limited to, any opinion, information or advice which may have been provided to Acquiror or Subsidiary by any officer, stockholder, director, employee, agent or consultant of Tenneco, Lazard or any other agent or representative of Tenneco). Acquiror acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of Tenneco and its subsidiaries, their properties and assets, operations, business and prospects, and that it is relying exclusively upon such investigation, analysis and evaluation in entering into this Agreement.

  9.2 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate delivered in connection herewith shall survive until the Effective Time and, except for SECTIONS 2.3, 2.6, 6.2(B), 6.3(B), 6.4, 6.6, 6.9(A) AND (F), 6.10, 6.14(B), 6.15, 6.18, 9.1
AND 9.2 and ARTICLE X hereof and

EXHIBIT J attached hereto, shall terminate and expire at the Effective Time and shall be of no force or effect thereafter. If the Merger is consummated, no party to this Agreement (or any of its present or former Affiliates) shall have any liability to any other party (or any of its present or former Affiliates) for any breaches of this Agreement that occurred prior to the Effective Time, whether or not known at the Effective Time.

                                   ARTICLE X

                                 MISCELLANEOUS

  10.1 EXPENSES.

  (a) All legal and other costs and expenses shall be paid by Acquiror, Subsidiary or Tenneco, as the case may be, depending upon which party incurred such expenses. Subsequent to the Merger, Acquiror shall cause the Surviving Corporation promptly to pay any and all such costs and expenses (including, without limitation, the fees and expenses of the Exchange Agent and Tenneco's financial advisors, and all legal, accounting and actuarial fees and expenses incurred by Tenneco in connection with this Agreement and the transactions contemplated hereby) incurred by Tenneco prior to the Effective Time which have not been paid as of such time.

  (b) In the event that this Agreement shall be terminated pursuant to SECTION 8.1(III), 8.1(IV)(B), 8.1(V)(B) or 8.1(VI), Tenneco shall pay to Acquiror, as liquidated damages, in exchange for a complete release of any liabilities of Tenneco hereunder, the amount of $25,000,000 plus actual out of pocket expenses (up to $10,000,000) incurred by Acquiror to third parties in connection with the transactions contemplated hereby, payable to an account specified by Acquiror in writing by wire transfer of immediately available funds within 5 business days after the effective date of the subject termination (except that (i) no such amounts shall be payable unless concurrently therewith, Tenneco receives the aforesaid complete release (other than with respect to the items referred to in clause (ii), as to which Acquiror shall deliver a complete release concurrently with the receipt of payment therefor) and (ii) the aforesaid payment for Acquiror's out of pocket expenses shall not be payable unless and until 5 business days after receipt of reasonably satisfactory documentation of the subject expenses). Notwithstanding the foregoing, Tenneco shall have no obligations under this
SECTION 10.1(B) due to any termination of this Agreement pursuant to either
SECTION 8.1(IV)(B) or 8.1(V)(B) unless Tenneco's Board of Directors has withdrawn, amended or modified in a manner materially adverse to Acquiror (other than by reason of a matter referred to in SECTION 8.1(V)(A) hereof) its recommendation concerning the Merger or the Spinoffs prior to the vote of Tenneco's stockholders which is the subject of SECTION 8.1(IV)(B) or 8.1(V)(B), as the case may be.

  (c) Acquiror shall cause the Surviving Corporation to pay any New York State Tax on Gains Derived from Certain Real Property Transfers (the "Gains Tax"), New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (the "Transfer Taxes") and any similar taxes in any other jurisdiction (and any penalties and interest with respect to such taxes) that become payable in connection with the Merger, on behalf of the stockholders of Tenneco. Tenneco and Acquiror shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of Tenneco) and in the determination of the portion of the consideration allocable to the real property of Tenneco and the Tenneco subsidiaries in New York State and City (or in any other jurisdiction, if applicable). In order to effect the payment of any transfer taxes subject to this SECTION 10.1(C), Tenneco shall establish a separately maintained escrow account consisting of an adequate amount of cash from the $25,000,000 of cash required to be on hand at Tenneco as of the Effective Time pursuant to the Allocation Agreement. The terms of the Joint Proxy Statement shall provide that the stockholders of Tenneco shall be deemed to have agreed to be bound by the allocation established pursuant to this SECTION 10.1(C) in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

  (d) This SECTION 10.1 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 10.1) shall be enforceable by the Industrial Subsidiary, which is hereby deemed a third party beneficiary hereof.

  10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

    (A) If to Tenneco, to:

      Tenneco Inc.
      1275 King Street
      Greenwich, Connecticut 06831
      Attention: Corporate Secretary

    (B) If to the Acquiror or Subsidiary, to:

      El Paso Natural Gas Company
      One Paul Kayser Center
      100 North Stanton Street
      El Paso, Texas 79901
      Attention: William A. Wise
                  Chairman and Chief Executive Officer

  10.3 REMEDIES. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other agreement or contract and all of the rights which such party may have under any law. Any party having any rights or remedies under this Agreement will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

  10.4 CONSENT TO AMENDMENTS. Prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Tenneco, the provisions of this Agreement may be amended by a written agreement executed and delivered by the parties hereto, subject to applicable law (and shall be so amended if expressly required by the terms of this Agreement). After the Effective Time, the provisions of this Agreement may be amended only by a written agreement executed and delivered by Acquiror, the Surviving Corporation and the Industrial Subsidiary. Any purported amendment to this Agreement that does not strictly comply with the foregoing provisions of this
SECTION 10.4 shall be null and void ab initio. This SECTION 10.4 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 10.4) shall be enforceable by the Industrial Subsidiary, which is hereby deemed a third party beneficiary hereof.

  10.5 SUCCESSORS AND ASSIGNORS. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void ab initio. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

  10.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

  10.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

  10.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  10.9 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided in SECTIONS 2.6(G), 2.6(H), 6.3, 6.4, 6.6, 6.9, 6.18, 10.1 and 10.4 hereof, this Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

  10.10 ENTIRE AGREEMENT. Except for the Confidentiality Agreements identified in SECTION 6.3(B) hereof, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

  10.11 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

  10.12 INCORPORATION OF EXHIBITS. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

  10.13 GOVERNING LAW. ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS HERETO SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE.

  IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first written above.

                                          TENNECO INC.

                                                /s/ ROBERT G. SIMPSON
                                          By __________________________________
                                                  Title: Vice President

                                          EL PASO NATURAL GAS COMPANY

                                               /s/ BRITTON WHITE, JR.
                                          By___________________________________
                                            Title: Senior Vice President and
                                                     General Counsel

                                          EL PASO MERGER COMPANY

                                               /s/ BRITTON WHITE, JR.
                                          By___________________________________
                                                  Title: Vice President

                                  EXHIBIT A TO
                          AGREEMENT AND PLAN OF MERGER

                             DISTRIBUTION AGREEMENT

               THE DISTRIBUTION AGREEMENT TOGETHER WITH EXHIBITS
                   IS ATTACHED TO THE JOINT PROXY STATEMENT-
                           PROSPECTUS AS APPENDIX A.

                                                                 EXHIBIT 3(III)

  FORM OF CERTIFICATE OF DESIGNATION OF POWERS, PREFERENCES AND RIGHTS OF THE
   ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK OF EL PASO NATURAL GAS COMPANY

  El Paso Natural Gas Company, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"),
the Board on      , 199  duly adopted the following resolution:

  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company in accordance with the provisions of the Restated Certificate of Incorporation, which authorizes 25,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), the Board hereby creates a series of preferred stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation which are applicable to the preferred stock of all classes and series) as follows:

  SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "Adjustable Rate Cumulative Preferred Stock", with a par value of $.01 per share (the "AR Preferred Stock"). The AR Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, including the Company's Series A Junior Preferred Stock, par value $.01 per share (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Shares of additional series of AR Preferred Stock may be issued from time to time by the Board of Directors, subject to limitations set forth in the Restated Certificate of Incorporation and the resolutions of the Board of Directors providing for any such series, which shall be mutually fixed by Tenneco Inc. and the Company.

  SECTION 2. Authorized Number. The authorized number of shares constituting the AR Preferred Stock shall be [505,875] shares. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the AR Preferred Stock to a number less than that of the shares then outstanding.

  SECTION 3. Dividends.

  (a) Dividend Periods and Rates. Dividends on each share of AR Preferred Stock shall be payable with respect to each quarter beginning on the last day of March, June, September and December of each year and ending on the day immediately prior to the first day of the next succeeding period (each, a "Quarterly Dividend Period"). Dividends shall be payable in cash when, as and if declared by the Board out of funds of the Company legally available therefor, quarterly in arrears on the last day of March, June, September and December of each year (each a "Quarterly Dividend Payment Date"), commencing on the next Quarterly Dividend Payment

Date following the issuance of the AR Preferred Stock. Dividends will be payable at a per annum rate equal to the Applicable Rate in effect for the Quarterly Dividend Period to which such dividend relates, multiplied by the Liquidation Preference (as defined in Section 4) of each such share. Dividends for each full Quarterly Dividend Period will be computed by dividing the Applicable Rate by four. Dividends payable for any period less than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Quarterly Dividend Payment Date fixed by the Board. Dividends will be cumulative from the date of original issuance of the AR Preferred Stock. The AR Preferred Stock will not entitle the holder thereof to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company.

  (b) Priority. So long as shares of AR Preferred Stock are outstanding, no dividends may be declared or paid and no funds may be set apart for the payment of dividends or other distributions on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless the full cumulative dividends on all outstanding shares of AR Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. No dividends or other distributions may be paid or declared and set apart for such payment on Junior Securities or Parity Securities (except dividends paid in additional shares of Junior Securities) and no Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be declared and set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Parity Securities or Junior Securities, unless, in each case, the full cumulative dividends on all outstanding shares of AR Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Parity Securities or Junior Securities payable in Junior Securities and (ii) make, pursuant to the Company's Shareholder Rights Plan (the "Plan"), redemptions of Rights (as defined in the Plan) distributed pursuant to the Plan.

  (c) Applicable Rate. Except as provided below in this subsection (c), the "Applicable Rate" for each Quarterly Dividend Period shall be a per annum rate, rounded to the nearest one-hundredth of a percentage point, equal to the
arithmetic average of the [        ] Rates quoted by the Reference Banks. In
the event that the [   ] Rates quoted by the Reference Banks with respect to
the Quarterly Dividend Period preceding the first Quarterly Dividend Payment Date are not identical to within one-one hundredth of a percentage point, then the Applicable Rate with respect to such period will be determined by Morgan Stanley & Co. Incorporated. ["Reference Banks" shall mean two major banks in the New York interbank market, one of which shall be selected by the Company and the other by Tenneco Inc. with respect to the calculation of the Applicable Rate for any Quarterly Dividend Period.] Notwithstanding the foregoing, in no event shall the Applicable Rate for any dividend period be less than 6% per annum or greater than 10% per annum.

  SECTION 4. Liquidation Rights. The liquidation preference of each share of AR Preferred Stock shall be $1,000.00 (the "Liquidation Preference"). In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, the holders of AR Preferred Stock shall receive an amount equal to the Liquidation Preference of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the AR Preferred Stock, the holders of the AR Preferred Stock and any Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment in full of any such liquidation preference and accrued but unpaid dividends, the AR Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

  SECTION 5. Voting Rights.

  (a) Except as provided below and as may be required by Delaware law, the holders of AR Preferred Stock will be entitled to vote together as one class with the holders of Common Stock on all matters submitted for a vote of the Company's stockholders. Each share of AR Preferred Stock shall entitle the holder thereof to 15 votes.

  (b) (i) If at any time dividends on the AR Preferred Stock shall be in arrears in an amount equal to six (6) or more quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous Quarterly Dividend Periods and for the current Quarterly Dividend Period on all shares of AR Preferred Stock then outstanding shall have been paid or set apart for payment. During each Default Period, all holders of AR Preferred Stock, voting as a class, shall have the right to elect two (2) directors.

  (ii) So long as any shares of AR Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection
(iii) below or at any annual meeting of stockholders and thereafter at annual meetings of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of AR Preferred Stock. At any meeting at which the holders of AR Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number of directors which may be so elected at any special meeting does not amount to the required number of directors, the holders of the AR Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number of directors. After the holders of the AR Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors on the Board of Directors shall not be increased or decreased except by vote of the holders of AR Preferred Stock as herein provided or pursuant to the rights of any Senior Securities or Parity Securities.

  (iii) Unless the holders of AR Preferred Stock, if any such shares are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of AR Preferred Stock then outstanding, the Board shall, order the calling of a special meeting of holders of AR Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President and Chief Executive Officer of the Company. Notice of such meeting and of any annual meeting at which holders of AR Preferred Stock are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of AR Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not earlier than 10 days and not later than 60 days after such order or request, or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the AR Preferred Stock then outstanding. Any holder of the AR Preferred Stock shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to these provisions. [Notwithstanding the provisions of this subsection (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders of the Company.]

  (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of AR Preferred Stock shall have exercised their right pursuant to this Section 5(b) to elect two directors voting as a class. After the exercise of such right (x) the directors so elected by the holders of AR Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section 5(b) by the holders of AR Preferred Stock may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b)(iv) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

  (v) Immediately upon the expiration of a Default Period (and subject to revesting of the rights provided for in this Section 5(b) upon the subsequent occurrence of a Default Period), (x) the right of the holders of AR Preferred Stock to elect directors pursuant to this Section 5(b) shall cease, (y) the term of any directors elected by the holders of AR Preferred Stock pursuant to this Section 5(b) shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws of the Company irrespective of any increase made pursuant to subsection (ii) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws of the Company). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

  (c) Except as set forth herein, holders of AR Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  SECTION 6. Redemption.

  (a) On or after [            ], 200  [the fifth anniversary of the Merger],
the Company may, at its option, redeem all or any part of the shares of AR Preferred Stock, in cash out of funds legally available therefor, at any time upon giving a notice of redemption as set forth in section (c) below, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption. If fewer than all of the outstanding shares of the AR Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board in its discretion may determine is fair and appropriate. AR Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the AR Preferred Stock for all past dividend periods.

  (b) On [            ], 201  [the twentieth anniversary of the Merger], the
Company shall redeem, in cash out of funds legally available therefor, all outstanding shares of AR Preferred Stock, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding such date.

  (c) Notice of redemption of AR Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of AR Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in the Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of AR Preferred Stock to be redeemed and, if fewer than all shares of AR Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the redemption price; and (5) that dividends on the AR Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the AR Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Quarterly Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

  SECTION 7. Exchange.

  (a) At any time, the Company shall have the right to exchange the outstanding shares of the AR Preferred Stock for shares of Common Stock, subject to the notice provisions set forth below. On the date fixed for such exchange by the Board (the "Exchange Date"), the Company shall deliver to the holders of the AR Preferred Stock, in exchange for each share of AR Preferred Stock (i) the number of shares of Common Stock equal to the Common Equivalent Rate in effect on the Exchange Date, plus (ii) an amount in cash equal to all accrued and unpaid dividends on such shares of AR Preferred Stock up to but excluding the Exchange Date. The Common Equivalent Rate shall be subject to adjustment from time to time as provided herein, but all adjustments to the Common Equivalent Rate shall be calculated to the nearest one one-hundredth of a share of Common Stock.

  (b) The "Common Equivalent Rate" shall be determined by dividing 1,000 by the Current Market Price. "Current Market Price" means the average of the daily Closing Prices for the five consecutive Trading Dates ending on and including the date immediately preceding the Exchange Date. The term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) of a share of Common Stock on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached) of a share of Common Stock on such day, in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the five consecutive Trading Dates ending on and including the date immediately preceding the Exchange
Date) or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of a share of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotations System, or a similarly generally accepted reporting service, or if not so available, the market price of a share of Common Stock as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate. The term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

  (c) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Company to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon redemption of the AR Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at the Common Equivalent Rate, including registration of such Common Stock under applicable federal and state securities laws.

  (d) Notice of exchange of AR Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for exchange thereof, to each record holder of shares of AR Preferred Stock at the address of such holder in the books of the Company and (ii) publication in the Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the exchange. The mailed and published notice shall state, as appropriate: (1) the Exchange Date and record date for purposes of such exchange;

(2) the place or places at which certificates for shares of AR Preferred Stock are to be surrendered, and (3) that dividends on the AR Preferred Stock shall cease to accrue on the Exchange Date, except as otherwise provided herein. If a notice of exchange has been given, from and after the Exchange Date (unless the Company defaults in delivery of the shares of Common Stock to be exchanged for AR Preferred Stock, or any cash with respect to accrued and unpaid dividends up to the Exchange Date, in which event the exchange shall be null and void as to all shares of AR Preferred Stock), dividends on the AR Preferred Stock will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof with respect to such shares (except the right to receive shares of Common Stock in exchange therefor and any dividends due on a Quarterly Dividend Payment Date after the Exchange Date relating to a dividend record date prior to the Exchange Date) will cease.

  (e) Each holder of shares of the AR Preferred Stock shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state) to the Company at the place designated in the notice of such exchange and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this Section 7 upon such surrender and following the Exchange Date.

  (f) No fractional shares or script representing fractional shares of Common Stock shall be issued upon the exchange of any shares of AR Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the exchange of a share of AR Preferred Stock, the Company shall, at its election, either (i) sell such fractional share, as agent for the person entitled thereto, and distribute the proceeds of such sale, net of any discounts, commissions, fees or expenses associated with such sale, to such person, all in accordance with applicable rules under the Securities Act of 1933, as amended, or (ii) pay to the holder entitled thereto an amount in cash (computed to the nearest cent) equal to the current value such fraction represents of the Current Market Price, or (iii) round such fractional share otherwise issuable to any holder up to the nearest whole number of shares of Common Stock. If more than one share shall be surrendered for exchange by the same holder, the number of full shares of Common Stock issuable upon exchange thereof shall be computed on the basis of the aggregate number of shares of AR Preferred Stock so surrendered.

  SECTION 8. Status of Reacquired Shares. If shares of AR Preferred Stock are redeemed pursuant to Section 6 or exchanged pursuant to Section 7, the shares so reacquired shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as AR Preferred Stock.

  SECTION 9. Preemptive Rights. The AR Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

  SECTION 10. Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of AR Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's Chief Executive Officer or President.

  SECTION 11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

  IN WITNESS WHEREOF, El Paso Natural Gas Company has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested
by its Secretary this   day of     , 199 .

                                 EXHIBIT C TO
                         AGREEMENT AND PLAN OF MERGER

                             DEBT REALIGNMENT PLAN

  (Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger to which this is attached.)

1. On or prior to the effectiveness of the Spinoffs (which will occur prior to the Merger), Tenneco shall, or shall cause Tennessee Gas Pipeline Company ("TGP") and/or Tenneco Credit Corporation ("TCC") to, tender for, redeem, prepay, defease or let mature, or cause Industrial Subsidiary to offer to exchange its debt for, one or more of the issues of Consolidated Debt (as defined below) (collectively, the "Debt Realignment"). Concurrently with the Debt Realignment, Tenneco, TGP and TCC will solicit the consent of the holders of such Consolidated Debt to provide that the relevant debt instruments are amended and that the tendered-for debt is accepted in each case immediately before the Spinoffs. Tenneco reserves the right to determine whether or not it, TGP and/or TCC tenders for, redeems, prepays, defeases, lets mature or leaves outstanding, or causes Industrial Subsidiary to offer to exchange its debt for, any particular issue of Consolidated Debt. The term "Consolidated Debt" means indebtedness for money borrowed of Tenneco and its consolidated Energy Subsidiaries (including accrued and accreted interest and fees and expenses).

2. There will not be any restriction on the right of Tenneco and/or its consolidated subsidiaries to incur after the date of the Agreement and Plan of Merger and on or prior to the closing of the Merger additional Consolidated Debt.

3. Tenneco shall, at its expense, have the sole right and authority to, and will use its commercially reasonable efforts to, have in place a credit facility for itself (with such guarantees of its obligations thereunder by the Energy Subsidiaries as it deems necessary) in an aggregate principal amount sufficient (together with other funds available to Tenneco) to fund such tenders, redemptions, prepayments, defeasances and maturities; to pay all the fees, costs and expenses incurred by Tenneco and its subsidiaries in preparing for, negotiating and effecting the Spinoffs, the Merger and the Debt Realignment and any financings in connection therewith; and for other general corporate purposes (including, without limitation, working capital, the repayment or refinancing of Consolidated Debt and the payments of dividends). This facility shall be in effect at, and have a maturity date at least 180 days following, the Effective Time. The aggregate amount of debt including accrued and accreted interest and fees and expenses outstanding as of the Effective Time under this facility is hereinafter called the "Tenneco Revolving Debt". Acquiror shall cooperate with Tenneco in arranging such facility and will provide, effective as of the Effective Time, such credit support and undertakings as shall be reasonably requested of it by the providers thereof.

4. All aspects of (x) the Debt Realignment and any financing thereof, and (y) the terms of any consents solicited in respect of or amendments with respect to Consolidated Debt, shall be controlled solely and exclusively by Tenneco. As appropriate, Tenneco shall consult with and update Acquiror from time to time in respect thereof, and Acquiror shall cooperate with Tenneco in connection therewith. Tenneco shall select in its sole discretion the dealer manager for any and all consent solicitations, debt tenders and debt exchanges in respect of Consolidated Debt.

  Tenneco and Industrial Subsidiary shall have the right, in their sole discretion, to fix the timing, tender and/or exchange prices, conditions and other terms of and the strategy and amounts of the fees, costs and expenses payable with respect to any and all such consent solicitations, tenders and exchanges.

5. Tenneco, Industrial Subsidiary and Acquiror shall comply with all applicable securities, blue sky and other laws in connection with the Debt Realignment Plan and the other transactions contemplated hereunder.

6. Industrial Subsidiary shall transfer to Tenneco on or prior to the Effective Time all Consolidated Debt acquired by it in any exchange offer undertaken by it.

7. Adjustments shall be made in respect of Consolidated Debt outstanding as of the Effective Time as set forth in the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement.

8. Notwithstanding anything contained herein, (a) contemporaneously with the Spinoffs, Tenneco and the Energy Subsidiaries shall be removed as obligor under (and released from liability with respect to) any indebtedness for borrowed money for which Tenneco or its subsidiaries are liable and which are assumed by the Industrial Subsidiary or the Shipbuilding Subsidiary,
   (b) any Tenneco Revolving Debt shall be prepayable without penalty, subject to customary notice provisions, (c) in respect of publicly-traded Consolidated Debt, between the date of the Merger Agreement and the Effective Time there shall be no (i) extension of maturity or average life,
   (ii) increase in interest rates or (iii) adverse change in defeasance or redemption provisions with respect to any indebtedness for borrowed money for which Tenneco or the Energy Subsidiaries will be liable on or after the Effective Time and (d) except for the Tenneco Revolving Debt, no indebtedness for borrowed money of Tenneco or the Energy Subsidiaries at the Effective Time shall contain any affirmative or negative financial or operational covenants other than ones that are (x) mutually acceptable to Tenneco and Acquiror or (y) no more restrictive in the aggregate and substantially equivalent to those set forth in the Indenture dated as of January 1, 1992 of El Paso Natural Gas Company as in effect as of the date of the Merger Agreement (other than Section 10.05 of the Indenture).

                                 TENNECO INC.

 CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF JUNIOR PREFERRED STOCK
                   BY RESOLUTIONS OF THE BOARD OF DIRECTORS
                      PROVIDING FOR AN ISSUE OF 2,000,000
                  SHARES OF JUNIOR PREFERRED STOCK DESIGNATED
              "    % CUMULATIVE JUNIOR PREFERRED STOCK, SERIES A"

                               ----------------

  I,       ,       , of Tenneco Inc. (hereinafter referred to as the
"Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 151 thereof, DO HEREBY CERTIFY:

  That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors is authorized to issue Junior Preferred Stock, without par value, of the Corporation ("Junior Preferred Stock") in one or more series, and the Board of Directors (i) has authorized the issuance of the series of Junior Preferred Stock hereinafter provided for, and (ii) has authorized a special committee of the Board of Directors (the "Junior Preferred Stock Issuance Committee") to adopt the resolutions set forth below creating a series of 2,000,000 shares of Junior Preferred Stock,
without par value, designated as    % Cumulative Junior Preferred Stock,
Series A.

  That the Junior Preferred Stock Issuance Committee has adopted the following resolution:

    RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation and the authority vested by such Board in a Junior Preferred Stock Issuance Committee, all of the members of which are members of such Board, a series of Junior Preferred Stock, without par value, of the Corporation (the "Junior
  Preferred Stock") be, and hereby is created, to be designated "   %
  Cumulative Junior Preferred Stock, Series A" (hereinafter referred to as the "Series A Preferred Stock"), consisting of 2,000,000 shares, and the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, are hereby fixed and stated to be as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

    Section 1. Dividends. (a) The dividend rate on the Series A Preferred
  Stock shall be $       per annum ($       per quarter-year). Dividends
  (including Additional Dividends (as defined in Section 2)) on shares of the Series A Preferred Stock shall accrue, whether or not declared, on a daily basis from the date of issuance of such shares. Accrued but unpaid dividends shall not bear interest.

    (b) Dividends on the Series A Preferred Stock shall be payable, when, as and if declared by the Board of Directors of the Corporation out of assets legally available therefor, quarter-yearly on the last days of March, June, September and December in each year (each, a "Dividend Payment Date"), with the first dividend payment date being the next Dividend Payment Date following the date of issuance. Dividends will be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation on such record dates, not more than 60 days preceding the Dividend Payment Dates. Dividends payable on the Series A Preferred Stock for any period shorter than a quarter-yearly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. The Series A Preferred Stock shall rank on a parity with each other series of Junior Preferred Stock as to the payment of dividends, except to the extent otherwise provided in Section 7 hereof or in the resolution or resolutions providing for the issuance of such other series.

    (c) If (x) the Stock Issuance (as defined in the Amended and Restated
  Agreement and Plan of Merger, dated as of        , 1996, as such may be
  amended or supplemented from time to time (the "Merger Agreement") among the Corporation, El Paso Natural Gas Company, a Delaware corporation ("El Paso") and El Paso Merger Company, a Delaware corporation) is not approved by the stockholders of El Paso (as hereinafter defined) at a special meeting of El Paso stockholders (including any adjournments or postponements thereof, the "El Paso Special Meeting") called to approve such issuance, (y) the Merger (as defined in the Merger Agreement) is effected, and (z) on or before the 30th day after the date of the El Paso Special Meeting, either Standard & Poor's Corp. or Moody's Investors Service, Inc., downgrades the rating previously given by it to the Series A Preferred Stock (the "Revised Ratings"), the annual dividend rate set forth in (a) above will be automatically subjected to a one-time upward adjustment by the amount set forth in the table below opposite the applicable Revised Rating, effective as of the date of original issuance of the Series A Preferred Stock.

                                                                         ANNUAL
                                                                        DIVIDEND
                                                                          RATE
      REVISED RATINGS (MOODY'S/S&P)                                     INCREASE
      -----------------------------                                     --------
      Ba1/BBB- or Baa3/BB+.............................................     %
      Ba1/BB+..........................................................     %
      Ba2/BB+ or Ba1/BB................................................     %
      Ba2/BB...........................................................     %
      Ba3/BB or BA2/BB-................................................     %
      Ba3/BB-..........................................................     %

    If any such adjustment to the annual dividend rate occurs after a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Preferred Stock, additional dividends will be payable on each share of Series A Preferred Stock on the next succeeding Dividend Payment Date (or if such adjustment occurs after the dividend payable on the next succeeding Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of such adjustment) to the holder of record of such share of Series A Preferred Stock as of the record date established for such succeeding Dividend Payment Date (or second succeeding Dividend Payment Date, as the case may be) in an amount equal to the excess of (x) the aggregate amount of dividends that would have been payable on such share on all Dividend Payment Dates as to which the Corporation previously paid dividends on the Series A Preferred Stock if dividends accrued from the date of issuance of the Series A Preferred Stock at the adjusted annual dividend rate over (y) the aggregate amount of dividends actually paid with respect to such share of Series A Preferred Stock. If the annual dividend rate is adjusted as provided above, the Corporation will cause notice of such adjustment to be sent to the holders of record of the Series A Preferred Stock as they appear in the stock register of the Corporation.

    Section 2. Changes in the Dividends Received Percentage. (a) Notwithstanding Section 1 hereof, if one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage") to below 70%, the amount of each dividend payable per share of the Series A Preferred Stock for dividend payments made on or after the effective date of such change (or the second succeeding dividend payment after such effective date, as hereinafter described) will be adjusted by multiplying the amount of the dividend payable pursuant to Section 1 (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent:

                              1 - (.35 (1 - .70))
                           -------------------------
                              1 - (.35 (1 - DRP))

    For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions of this Section 2, in the event that, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on the Series A Preferred Stock, then any such amendment will not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence must be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent public accountants then regularly engaged by the Corporation, will be final and not subject to review absent manifest error.

    (b) If any amendment to the Code which reduces the Dividends Received Percentage to below 70% is enacted after a dividend payable on a Dividend Payment Date has been declared but prior to the applicable dividend payment date, the amount of dividend payable on such Dividend Payment Date will not be increased. Instead, an amount, equal to the excess of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the factor derived from the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage for such dividends) over (y) the dividends paid by the Corporation on such Dividend Payment Date, will be payable to holders of record as of the record date established for the next succeeding Dividend Payment Date in addition to any other amounts payable on such date. Notwithstanding the foregoing, no such additional dividend will be payable pursuant to this Section 2 if such amendment to the Code would not result in an adjustment to the DRD Formula due to the Corporation having received either an opinion of counsel or tax ruling referred to in paragraph (a) of this Section 2.

    (c) If, prior to January 2, 1997, an amendment to the Code is enacted that reduces the Dividends Received Percentage to below 70% and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Junior Preferred Stock (each an "Affected Dividend Payment Date"), additional dividends (the "Additional DRD Dividends") will be payable out of funds legally available therefor on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record as of the record date established for such succeeding Dividend Payment Date in an amount equal to the excess of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the factor derived from the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage applied to each Affected Dividend Payment
  Date), over (y) the dividends paid by the Corporation on all Affected Dividend Payment Dates.

    (d) Additional DRD Dividends will not be payable in respect of the enactment of any amendment to the Code on or after January 2, 1997 which retroactively reduces the Dividends Received Percentage to below 70%, or if enacted prior to January 2, 1997, which would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in clause (a) of this Section 2. The Corporation shall only be required to make one payment of Additional DRD Dividends.

    (e) In the event that the amount of dividends payable per share of the Series A Preferred Stock are adjusted pursuant to the DRD Formula and/or Additional DRD Dividends are to be paid, the Corporation shall cause notice of each such adjustment and, if applicable, any Additional DRD Dividends, to be sent to the holders of record of the Series A Preferred Stock as they appear in the stock register of the Corporation.

    Section 3. Optional Redemption. (a) At any time or from time to time, on
  or after       , 2001, the Series A Preferred Stock may be redeemed at the option of the Corporation, in whole or in part, at a redemption price equal to $50.00 per share, plus accrued and unpaid dividends (whether or not declared) to but excluding the date fixed for redemption including any changes in dividends payable due to changes in the annual dividend rate or Dividends Received Percentage, and Additional DRD Dividends if any. If full cumulative dividends on the Series A Preferred Stock for all past dividend periods have not been paid or declared and set apart for payment, the Series A Preferred Stock shall not be redeemed in part by the Corporation pursuant to this clause (a) and the Corporation shall not purchase or acquire any shares of Series A Preferred Stock other than pursuant to
  Section 4 hereof or pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If fewer than all the outstanding shares of

  Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata, by lot or by a substantially equivalent method.

    (b) If the Dividends Received Percentage is equal to or less than   %
  and, as a result, the amount of dividends on the Series A Preferred Stock payable on any Dividend Payment Date will be or is adjusted upwards as provided in Section 2, the Corporation, at its option, may redeem all, but not less than all, of the outstanding shares of the Series A Preferred Stock, provided that within 60 days of the date on which an amendment to
  the Code is enacted which reduces the Dividends Received Percentage to   %
  or less, the Corporation gives notice of redemption as provided in paragraph (d) of this Section 3 to all holders of record of the Series A Preferred Stock. A redemption of the Series A Preferred Stock in accordance with this paragraph (b) shall be at the applicable redemption price set forth in the following table, in each case plus an amount equal to accrued and unpaid dividends (whether or not declared) thereon to but excluding the date fixed for redemption, including any changes in dividends payable due to changes in the annual dividend rate or Dividends Received Percentage, and Additional Dividends, if any:

                                                                      REDEMPTION
                                                                      PRICE PER
                             REDEMPTION PERIOD                          SHARE
                             -----------------                        ----------
          , 1996 to     , 1997....................................... $
          , 1997 to     , 1998.......................................
          , 1998 to     , 1999.......................................
          , 1999 to     , 2000.......................................
          , 2000 to     , 2001.......................................
          , 2001 and thereafter......................................

    (c) If at any time fewer than 200,000 shares of Series A Preferred Stock remain outstanding, the Corporation, at its option, may redeem all, but not less than all, of the outstanding Series A Preferred Stock. A redemption of the Series A Preferred Stock in accordance with this clause (c) shall be at the applicable redemption price set forth in the following table, in each case plus an amount equal to accrued but unpaid dividends (whether or not declared thereon) to but excluding the date fixed for redemption, including any changes in dividends payable due to changes in the annual dividend rate or the Dividends Received Percentage, and Additional DRD Dividends, if any:

                                                                      REDEMPTION
                                                                      PRICE PER
                             REDEMPTION PERIOD                          SHARE
                             -----------------                        ----------
      Date of Issuance to           , 1997........................... $
                , 1997 to           , 1998........................... $
                , 1998 to           , 1999........................... $
                , 1999 to           , 2000........................... $
                , 2000 to           , 2001........................... $
                , 2001 and thereafter................................ $

    (d) Notice of redemption pursuant to paragraph (a), (b) or (c) of this
  Section 3 will be given by mail, (i) not less than 30 days prior to the date fixed for redemption thereof in the case of paragraph (a) and (ii) not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, in the case of paragraphs (b) and (c), in each case to each record holder of the shares of Series A Preferred Stock to be redeemed at the address of such holder in the stock register of the Corporation. If a notice of redemption has been given, from and after the specified redemption date (unless the Corporation defaults in making payment of the redemption price), dividends on the Series A Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) will cease. Subject to applicable escheat and similar abandoned property laws, any moneys set aside by the Corporation for such redemption and unclaimed at the end of six months from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

    Section 4. Mandatory Redemption. Upon the occurrence of a Mandatory Redemption Event, the Corporation shall redeem out of funds legally available therefor all of the outstanding shares of Series A Preferred Stock on a date (the "Mandatory Redemption Date") not more than 60 days
  after the date of such Mandatory Redemption Event at $   per share plus an
  amount equal to accrued and unpaid dividends (whether or not declared) thereon to but excluding the Mandatory Redemption Date including any changes in dividends payable due to changes in the annual dividend rate or Dividends Received Percentage, and Additional Dividends, if any.

    A "Mandatory Redemption Event" shall mean the earliest to occur of the following events:

      (i) the Transaction (as defined below) shall have been subjected to a vote by the stockholders of the Corporation at the Tenneco Special Meeting and shall not have been approved; (ii) the Transaction shall not have been approved by the requisite vote of the stockholders of the Corporation entitled to vote thereon on or prior to March 31, 1997; and
    (iii) the Corporation shall not have accepted on or prior to March 31, 1997 any indebtedness of the Corporation and its subsidiaries tendered to it pursuant to the cash tender offers made by it pursuant to the Transaction.

    "Transaction" means the reorganization of the Corporation pursuant to which (i) the Corporation and its subsidiaries will, pursuant to a
  Distribution Agreement dated as of           , 1996 (as such may be
  amended, supplemented or modified from time to time among the Corporation, New Tenneco Inc., a newly formed wholly-owned subsidiary of the Corporation ("New Tenneco"), and Newport News Shipbuilding Inc., a wholly-owned subsidiary of the Corporation ("Newport News"), undertake various intercompany transfers and distributions designed to restructure, divide and separate their various businesses and assets so that all of the assets, liabilities and operations of (A) their automotive parts, packaging and administrative services businesses ("Industrial Business") are owned and operated by New Tenneco, and (B) their shipbuilding business ("Shipbuilding Business") are owned and operated by Newport News; (ii) the Corporation will then distribute pro rata to holders of Common Stock all of the outstanding common stock of New Tenneco and Newport News; and (iii) thereafter a subsidiary of El Paso will merge with and into the Corporation, which will then consist of the remaining existing and discontinued operations of the Corporation and its subsidiaries other than those relating to the Industrial Business or the Shipbuilding Business, including the transmission and marketing of natural gas, pursuant to the Merger Agreement.

    Notice of redemption pursuant to this Section 4 will be given by mail, not less than 30 nor more than 60 days prior to the Mandatory Redemption Date to each record holder of shares of Series A Preferred Stock at the address of such holder in the stock register of the Corporation. If a notice of redemption has been given, from and after the Mandatory Redemption Date (unless the Corporation defaults in making payment of the redemption price), dividends on the Series A Preferred Stock will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) will cease. Subject to applicable escheat and similar abandoned property laws, any moneys set aside by the Corporation for such redemption and unclaimed at the end of six months from the Mandatory Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

    Section 5. Voting. The Series A Preferred Stock shall have the following voting rights:

      (a) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Series A Preferred Stock.

      (b) The holders of Series A Preferred Stock, voting as a separate series from all other series of Junior Preferred Stock and classes of
    capital stock, but together as a single class with the holders of   %
    Cumulative Junior Preferred Stock, Series B, of the Corporation ("Series B Preferred Stock") and each other class or series ranking on parity with respect to dividends with the Series A Preferred

    Stock and Series B Preferred Stock and having substantially the same voting rights (together with the Series A Preferred Stock and Series B Preferred Stock, the "Voting Preferred Stock"), shall be entitled, at each annual meeting of stockholders of the Corporation, to elect a number of directors of the Corporation equivalent to the smallest number, representing at least one-sixth of the number of members of the Board of Directors as if there were no vacancies or unfilled newly created directorships on such Board, which number shall not give effect to any directors elected pursuant to paragraph (c) below. Any director so elected shall hold office until the next annual meeting and until his or her successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

      A director elected pursuant to the terms of this paragraph (b) may be removed without cause only by the holders of a majority in voting power of the outstanding Voting Preferred Stock, entitled to vote in an election of such director.

      At such time as all shares of the Voting Preferred Stock shall cease to be outstanding, the term of office of any director elected pursuant to this paragraph (b), or his or her successor, shall automatically terminate.

      (c) Whenever, at any time or times, dividends payable on the Series A Preferred Stock shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of outstanding Series A Preferred Stock shall have the exclusive right, in addition to their rights under (b) above, voting together with the Voting Junior Preferred Stock but as a separate series from all other series of Junior Preferred Stock and classes of capital stock of the Corporation, at each meeting of the stockholders held for the purpose of electing directors, to elect two directors of the Corporation, until such time as all dividends accumulated on the Series A Preferred Stock and in arrears shall have been paid in full or declared and set apart for payment, at which time the right of the holders of the Series A Preferred Stock to vote pursuant to the provisions of this clause (c) shall terminate, subject to revesting in the event of each and every subsequent default of the character and for the time above mentioned.

      At any time when voting rights shall, pursuant to the provisions of this clause (c), be vested in the Series A Preferred Stock, the number of directors of the Corporation shall be automatically increased, to the extent necessary, so that two directors may be elected by the holders of the Series A Preferred Stock, voting together with all other Voting Preferred Stock, and a proper officer of the Corporation shall, upon the written request of the holders of record of at least ten percent in aggregate liquidation value of the Series A Preferred Stock then outstanding and other outstanding Voting Preferred Stock then entitled to vote in such election, addressed to the Secretary of the Corporation, call a special meeting of holders of the Series A Preferred Stock and of any other class or series of Voting Preferred Stock then entitled to vote in such election. Such meeting shall be held at the earliest practicable date but in no event shall a special meeting be held if the annual meeting of stockholders of the Corporation is to be held within 90 days of the receipt by the Secretary of the Corporation of such request. If such meeting shall not be called by the proper officer of the Corporation as required within 20 days after personal service of the said written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States of America by certified or registered mail, return receipt requested, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least ten percent of the aggregate liquidation value of the Series A Preferred Stock then outstanding and other outstanding Voting Preferred Stock then entitled to vote in such election may designate in writing one of their number to call such meeting, and such meeting may be called by such person designated upon the notice required for annual meetings of stockholders but in no event shall a special meeting be held if the annual meeting of stockholders of the Corporation is to be held within 90 days of the receipt by the Secretary of the Corporation of such request. Any holder of the Voting Junior Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to these provisions.

      Upon any termination of the right of the holders of the Series A Junior Preferred Stock to vote for directors as a class as provided in this clause (c), the term of office of the directors so elected in accordance with this paragraph (c) shall automatically terminate and the number of directors shall be reduced accordingly.

      (d) At any meeting so called pursuant to paragraph (c) above, and at any other meeting of stockholders held for the purpose of electing directors at which the holders of the Voting Junior Preferred Stock shall have the right to elect directors as provided in paragraph (b) or paragraph (c) above, the presence in person or by proxy of a majority in voting power of the outstanding shares of the Voting Junior Preferred Stock shall be required to constitute a quorum thereof for the election of any director by the holders of the Voting Junior Preferred Stock.

      At any such meeting or adjournment thereof, (x) the absence of a quorum of the Voting Junior Preferred Stock, shall not prevent the election of directors other than those to be elected by the Voting Junior Preferred Stock and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Voting Junior Preferred Stock, and (y) in the absence of either or both such quorums, a majority in voting power of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting, subject to applicable law, for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

      (e) If by reason of any resignation, retirement, disqualification, death or removal there are not in office all such directors that the holders of the Voting Junior Preferred Stock are entitled to elect pursuant to paragraph (c), then any such vacancy shall be filled only by the remaining director elected by such holders or, only in the event there is no such remaining director, by the holders of the Voting Preferred Stock entitled to vote thereon. If by reason of any resignation, retirement, disqualification, death or removal there are not in office all such directors that the holders of the Voting Preferred Stock are entitled to elect pursuant to paragraph (b), then any such vacancy shall be filled by a majority of the remaining directors elected by such holders or, in the event there are no such remaining directors, by the majority vote of the remaining directors then constituting the Board of Directors.

      Promptly after the right of the holders of the Voting Preferred Stock to fill any vacancy as set forth in the immediately preceding paragraph arises, the Board of Directors may cause a special meeting of the holders of Voting Preferred Stock entitled to vote thereon, to be held for the purpose of filling such vacancy and such vacancy shall be filled at any such special meeting. Such meeting shall be held at the earliest practicable date but in no event shall a special meeting be held if the annual meeting of stockholders of the Corporation is to be held within 90 days of the occurrence of such vacancy.

      Notwithstanding the immediately preceding paragraph, at any time after the right of the holders of the Voting Preferred Stock to fill any vacancy as set forth above in the first paragraph of this paragraph
    (e) arises, a proper officer of the Corporation shall, upon the written request of the holders of record of at least ten percent in aggregate liquidation value of the Voting Preferred Stocks then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of the Voting Preferred Stock entitled to vote thereon. Such meeting shall be held at the earliest practicable date but in no event shall a special meeting be held if the annual meeting of stockholders of the Corporation is to be held within 90 days of the occurrence of such vacancy. If such meeting shall not be called by the proper officer of the Corporation as required within 20 days after personal service of the said written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least ten percent of the aggregate liquidation value of the Voting Junior Preferred Stocks then outstanding and entitled to vote thereon may designate in writing one of their number to call such meeting, and such meeting may be called by such person designated upon the notice required for annual meetings of stockholders and shall be held at the place at which the last preceding annual meeting of the stockholders of the Corporation was held. Any holder of the Voting Junior Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to these provisions.

      (f) So long as any shares of Series A Junior Preferred Stock or Series B Junior Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of at least a majority in voting power of the outstanding shares of Series A Junior Preferred Stock and Series B Junior Preferred Stock, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual meeting or a special meeting called for that purpose:

                (A) issue any additional class of stock or any additional
              series of Junior Preferred Stock ranking, in each case, prior to or on parity with the Series A Preferred Stock and Series B Junior Preferred Stock as to the payment of dividends or as to the distribution of assets on liquidation, dissolution or winding up;

                (B) issue any obligation or security convertible into shares of stock ranking prior to or on parity with the Series A Preferred Stock and Series B Preferred Stock as to the payment of dividends or as to the distribution of assets on liquidation, dissolution or winding up.

    Section 6. Restrictions on Dividends and Stock Repurchases. So long as any shares of Series A Preferred Stock or Series B Preferred Stock shall remain outstanding, (a) in no event shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, or any distribution be made on any stock ranking junior to the Series A Preferred Stock and Series B Preferred Stock, unless all dividends of the Series A Preferred Stock and Series B Preferred Stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment of such dividends set apart, and (b) during the continuance of any default in the payment of dividends on, or any mandatory redemption obligations of the Corporation in respect of, the Series A Preferred Stock or Series B Preferred Stock, the Corporation shall not purchase, redeem or otherwise acquire for value any shares of Series A Preferred Stock or Series B Preferred Stock or any shares of any other stock ranking on a parity with the Series A Preferred Stock and Series B Preferred Stock as to the payment of dividends or as to the distribution of assets on liquidation, dissolution or wind up without the consent, given in person or by proxy, either in writing or by vote at an annual meeting or at a special meeting called for that purpose, of the holders of at least a majority in voting power of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at such meeting, provided that a quorum, consisting of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, is present.

    Section 7. Ranking. (a) Any class or series of stock of the Corporation shall be deemed to rank:

      (i) prior to the Series A Preferred Stock and Series B Preferred Stock, as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock and Series B Preferred Stock;

      (ii) on a parity with the Series A Preferred Stock and Series B Preferred Stock as to the payment of dividends, whether or not the dividend rates or dividend payment dates thereof be different from those of the Series A Preferred Stock or Series B Preferred Stock, if the holders of such class or series of stock and the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of accrued and unpaid dividends per share, without preference or priority one over the other, and on a parity with the Series A Preferred Stock and Series B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Series A Preferred Stock or Series B Preferred Stock, if the holders of such class or series of stock and the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

      (iii) junior to the Series A Preferred Stock and Series B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

    (b) Except for the Common Stock, par value $5.00 per share, of the Corporation (the "Common Stock") and the Series A Participating Junior Preferred Stock, without par value, of the Corporation (the "Participating Junior Preferred Stock"), each other class of stock of the Corporation existing on the date of the adoption of this Certificate shall be deemed to rank prior to the Series A Preferred Stock and Series B Junior Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series A Preferred Stock and Series B Preferred Stock shall be deemed to rank on a parity with each other both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Common Stock and the Participating Preferred Stock shall be deemed to rank junior to the Series A Preferred Stock and Series B Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

    Section 8. Status of Redeemed or Acquired Shares. Any shares of Series A Preferred Stock which shall have been redeemed or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Junior Preferred Stock undesignated as to series.

    Section 9. Liquidation Rights. (a) The amount that the holders of Series A Preferred Stock shall be entitled to receive in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), shall be $50.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of Liquidation including any changes in dividends payable due to changes in the annual dividend rate or Dividends Received Percentage, and Additional Dividends, if any, and no more. After such amount is paid in full, no further distributions or payments shall be made in respect of shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding or be entitled to any powers, preferences, rights or privileges, including voting rights, and such shares of Series A Preferred Stock shall be surrendered for cancellation to the Corporation.

    (b) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock and Series B Preferred Stock, the holders of the Series A Preferred Stock and Series B Preferred Stock (subject to the rights of the Preferred Stock) shall be entitled to be paid in full the amounts set forth in paragraph (a) of this Section 9. After such payment shall have been made in full to the holders of the Series A Preferred Stock and Series B Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the stock of the Corporation ranking junior in respect thereof to the Series A Preferred Stock and Series B Preferred Stock according to their respective rights. In the event that the assets of the Corporation available for distribution to holders of Series A Preferred Stock and Series B Preferred Stock shall not be sufficient to make the payment herein required to be made in full and to pay in full the liquidation preference on all other shares of stock of the Corporation ranking on a parity with the Series A Preferred Stock and Series B Preferred Stock as to amounts distributable upon dissolution, liquidation or winding up of the Corporation, such assets shall be distributed to the holders of the respective shares of Series A Preferred Stock, Series B Preferred Stock and any such other parity stock pro rata in proportion to the full amounts payable upon the shares of Series A Preferred Stock, Series B Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full.

    Section 10. Increase in Shares. The number of shares of Series A Preferred Stock may, to the extent of the Corporation's authorized and unissued Junior Preferred Stock, be increased and may be decreased (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors and the filing and recording of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or decrease has been so authorized.

    Section 11. Maturity. Unless otherwise redeemed as provided herein, the term of the Series A Preferred Stock shall be perpetual.

  IN WITNESS WHEREOF, said Tenneco Inc. has caused this Certificate to be
signed by       , as       , this   th day of       , 1996.

                                          TENNECO INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                                                  EXHIBIT F-1 TO
                                                    AGREEMENT AND PLAN OF MERGER

                                ENERGY BUSINESS
                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                                   (MILLIONS)

                                                 1995   PRO FORMA     PRO FORMA
                    ASSETS                      DEC 31 ADJUSTMENTS     BALANCE
                    ------                      ------ -----------    ---------
CURRENT ASSETS:
  CASH AND TEMPORARY CASH INVESTMENTS.......... $  248   $  (212)(6)
                                                             (20)(11)
                                                               9 (14)  $   25
  RECEIVABLES--
    CUSTOMER NOTES AND ACCOUNTS (NET)..........    508      (202)(6)
                                                              (2)(8)
                                                              (1)(11)     303
    AFFILIATED COMPANIES.......................    199      (144)(5)
                                                              (2)(6)       53
    GAS TRANSPORTATION AND EXCHANGE............     64                     64
    INCOME TAXES...............................    133        26 (9)      159
    OTHER......................................    436                    436
  INVENTORIES..................................     24                     24
  PREPAYMENTS AND OTHER........................     83       (22)(8)
                                                               4 (10)      65
                                                ------   -------       ------
                                                 1,695      (566)       1,129
                                                ------   -------       ------
INVESTMENTS AND OTHER ASSETS:
  INVESTMENT IN AFFILIATED COMPANIES...........    603      (323)          (1)
                                                              (1)(12)     279
  LONG-TERM RECEIVABLES--
    NOTES AND OTHER (NET)......................    352       (22)(2)
                                                            (283)(6)
                                                              (5)(8)       42
  INVESTMENT IN SUBSIDIARIES IN EXCESS OF FAIR
   VALUE OF NET ASSETS AT DATE OF ACQUISITION,
   LESS AMORTIZATION...........................     22                     22
  OTHER........................................    954        31 (7)
                                                              (2)(6)
                                                            (353)(8)
                                                             (16)(14)     614
                                                ------   -------       ------
                                                 1,931      (974)         957
                                                ------   -------       ------
PLANT, PROPERTY AND EQUIPMENT, AT COST.........  6,272       (43)(12)   6,229
  LESS--RESERVES FOR DEPRECIATION, DEPLETION
   AND AMORTIZATION............................  3,431        (4)(12)   3,427
                                                ------   -------       ------
                                                 2,841       (39)       2,802
                                                ------   -------       ------
                                                $6,467   $(1,579)      $4,888
                                                ======   =======       ======

                                ENERGY BUSINESS
                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                                   (MILLIONS)

                                                1995    PRO FORMA     PRO FORMA
       LIABILITIES AND COMBINED EQUITY         DEC 31  ADJUSTMENTS     BALANCE
       -------------------------------        -------- -----------    ---------
CURRENT LIABILITIES:
  SHORT-TERM DEBT (INCLUDING CURRENT
   MATURITIES)............................... $    869   $  (155)(6)
                                                              24(11)
                                                            (738)(14)      --
  PAYABLES--
    TRADE....................................      365        13 (2)      378
    AFFILIATED COMPANIES.....................       88       (86)(5)        2
    GAS TRANSPORTATION AND EXCHANGE..........       28                     28
  TAXES ACCRUED..............................      525       (12)(2)
                                                            (500)(3)       13
  DEFERRED INCOME TAXES......................       65        50 (3)
                                                              (8)(8)      107
  INTEREST ACCRUED...........................      102       (16)(6)       86
  NATURAL GAS PIPELINE REVENUE RESERVATION...       27                     27
  OTHER......................................      426        (1)(8)      425
                                              --------   -------       ------
                                                 2,495    (1,429)       1,066
                                              --------   -------       ------
LONG-TERM DEBT...............................    3,690      (524)(6)
                                                          (3,166)(14)      --
                                              --------   -------       ------
DEFERRED INCOME TAXES........................      541       (23)(2)
                                                              (5)(3)
                                                              11 (4)
                                                             (14)(6)
                                                              12 (7)
                                                            (130)(8)
                                                            (103)(13)     289
                                              --------   -------       ------
POSTRETIREMENT BENEFITS......................      260        (1)(8)      259
                                              --------   -------       ------
DEFERRED CREDITS AND OTHER LIABILITIES.......      481        16 (1)
                                                             (32)(4)
                                                              (2)(8)
                                                             (23)(11)
                                                              (4)(13)     436
                                              --------   -------       ------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST............................       19                     19
                                              --------   -------       ------
PREFERRED STOCK WITH MANDATORY REDEMPTION
 PROVISIONS..................................      130                    130
                                              --------   -------       ------
COMBINED EQUITY
                                               (1,149)      (339)(1)
                                                             455 (3)
                                                              21 (4)
                                                             (58)(5)
                                                               8 (6)
                                                              19 (7)
                                                            (240)(8)
                                                              26 (9)
                                                               4 (10)
                                                             (22)(11)
                                                             (40)(12)
                                                             107 (13)
                                                           3,897 (14)   2,689
                                              --------   -------       ------
                                               (1,149)     3,838        2,689
                                              --------   -------       ------
                                                $6,467   $(1,579)      $4,888
                                              ========   =======       ======

                                ENERGY BUSINESS

                       NOTES TO PRO FORMA BALANCE SHEET

  Pro forma adjustments to reflect certain first quarter 1996 transactions:

    (1) Disposition of Tenneco's remaining investment in Case Corp. common stock.

    (2) Tentative settlement of a note receivable and tax issues with ICH, a company in bankruptcy.

    (3) Payment made for settlement of tax issues with the Internal Revenue Service.

    (4) Reflect removal of the Cummins deferred gain which was recognized in the first quarter of 1996.

  Pro forma adjustments to reflect certain events that will occur prior to a sale transaction:

    (5) Capitalize or settle affiliated accounts receivable and accounts payable.

    (6) Reflect the reacquisition by the Automotive/Packaging businesses of trade accounts receivable from Tenneco Credit Corp., the sale of farm and construction equipment notes receivable and the retirement of Tenneco Credit Corp. debt.

    (7) Transfer the Energy Business' computer hardware and share of software development costs held by Tenneco Business Services.

    (8) Reflect the assumption by the Automotive/Packaging businesses of responsibility for the Tenneco Retirement Plan.

    (9) Move the Energy Business' portion of state income tax receivable to the Energy Business.

    (10) Move the Energy Business' portion of prepaid insurance to the Energy Business.

    (11) Record dividend by Eastern Insurance of $20 million and transfer of Eastern's assets and liabilities related to the Automotive/Packaging businesses.

    (12) Transfer Corporate Aviation assets and certain furniture, fixtures and equipment to the Automotive/Packaging businesses.

    (13) Transfer of "other reserves" and recorded pre-distribution income tax assets and liabilities in accordance with the Tax Sharing Agreement.

    (14) Reflect tender for all Tenneco debt and contribution of cash to reach $25 million.

                                 EXTERNAL BASIS

                                 TENNECO ENERGY

                    PRO FORMA STATEMENT OF OPERATING INCOME

                          YEAR ENDED DECEMBER 31, 1995
                                   (MILLIONS)

                                                BEFORE     PRO FORMA   PRO FORMA
                                              ADJUSTMENTS ADJUSTMENTS  ADJUSTED
                                              ----------- -----------  ---------
Revenues
  Net Sales and Operating Revenues Energy....   $1,916                  $1,916
    Automotive...............................       --                      --
    Packaging................................       --                      --
    Shipbuilding.............................       --                      --
    Farm and Construction Equipment..........       --         --           --
    Other (Land Use).........................        5                       5
                                                ------       ----       ------
                                                 1,921         --        1,921
Other Income
  Interest Income............................       85       $(53)(1)       32
  Equity in Net Income of Affiliated
   Companies.................................       65         --           65
  Gain on Sale of Businesses and Assets......       12         11 (1)       23
  Gain on the Sale by a Subsidiary of its
   Stock.....................................       --                      --
  Other Income, Net..........................       28                      28
                                                ------       ----       ------
                                                 2,111        (42)       2,069
                                                ------       ----       ------
Costs and Expenses
  Cost of Sales..............................        1                       1
  Cost of Gas Sold...........................      954                     954
  Operating Expenses.........................      413        (12)(1)      401
  Selling, General and Administrative........      163         (2)          (1)
                                                               38 (2)
                                                               10 (3)      209
  Finance Charges,--Tenneco Finance..........       79        (79)(1)       --
  Depreciation, Depletion and Amortization...      196          6 (4)      202
                                                ------       ----       ------
                                                 1,806        (39)       1,767
                                                ------       ----       ------
Operating Income.............................   $  305       $ (3)      $  302
                                                ======       ====       ======

                                TENNECO ENERGY

               NOTES TO PRO FORMA STATEMENT OF OPERATING INCOME

                         YEAR ENDED DECEMBER 31, 1995

Pro forma adjustments to reflect income statement effects of certain events:

    (1) To remove income realized from Tenneco Credit Corporation assets which will be sold prior to any transaction.

    (2) To remove impact of Tenneco Inc. Retirement Plan.

    (3) To record employee benefit expense related to planned Tenneco Energy defined contribution plan.

    (4) To reflect amortization of capitalized hardware and system development costs related to Tenneco Energy.

                                                                  EXHIBIT F-2 TO
                                                    AGREEMENT AND PLAN OF MERGER

                                ENERGY BUSINESS
                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                                   (MILLIONS)

                                                 1996   PRO FORMA     PRO FORMA
                    ASSETS                      MAR 31 ADJUSTMENTS     BALANCE
                    ------                      ------ -----------    ---------
CURRENT ASSETS:
  CASH AND TEMPORARY CASH INVESTMENTS.......... $  150   $   (53)(9)
                                                             (72)(12)  $   25
  RECEIVABLES--
    CUSTOMER NOTES AND ACCOUNTS (NET)..........    927      (647)(4)
                                                              (2)(6)      278
    AFFILIATED COMPANIES.......................     83       (30)(3)       53
    GAS TRANSPORTATION AND EXCHANGE............    115                    115
    INCOME TAXES...............................     --        40 (7)       40
    OTHER......................................    260        (3)(4)      257
    INVENTORIES................................     25                     25
    PREPAYMENTS AND OTHER......................     95       (22)(6)
                                                               4 (8)
                                                              (8)(9)       69
                                                ------   -------       ------
                                                 1,655      (793)         862
                                                ------   -------       ------
INVESTMENTS AND OTHER ASSETS:
  INVESTMENT IN AFFILIATED COMPANIES...........    258        (1)(10)     257
  LONG-TERM RECEIVABLES-
    NOTES AND OTHER (NET)......................    294       (23)(1)
                                                            (212)(4)
                                                              (5)(6)       54
  INVESTMENT IN SUBSIDIARIES IN EXCESS OF FAIR
   VALUE OF NET ASSETS AT DATE OF ACQUISITION,
   LESS AMORTIZATION...........................     22                     22
  OTHER........................................    955        (2)(4)
                                                              36 (5)
                                                            (362)(6)
                                                             (17)(12)     610
                                                ------   -------       ------
                                                 1,529      (586)         943
                                                ------   -------       ------
PLANT, PROPERTY AND EQUIPMENT, AT COST LESS--
  RESERVES FOR DEPRECIATION, DEPLETION AND
   AMORTIZATION................................  3,469        (4)(10)   3,465
                                                ------   -------       ------
                                                 2,852       (39)       2,813
                                                ------   -------       ------
                                                $6,036   $(1,418)      $4,618
                                                ======   =======       ======

                                ENERGY BUSINESS
                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                                   (MILLIONS)

                                                1996    PRO FORMA     PRO FORMA
       LIABILITIES AND COMBINED EQUITY         MAR 31  ADJUSTMENTS     BALANCE
       -------------------------------         ------- -----------    ---------
CURRENT LIABILITIES:
  SHORT-TERM DEBT (INCLUDING CURRENT
   MATURITIES)................................ $ 1,179   $  (178)(4)
                                                          (1,001)(12)      --
  PAYABLES--
    TRADE.....................................     315        13 (1)      328
    AFFILIATED COMPANIES......................      75       (73)(3)        2
    GAS TRANSPORTATION AND EXCHANGE...........      77                     77
  TAXES ACCRUED...............................      96       (13)(1)
                                                             (77)(2)        6
  DEFERRED INCOME TAXES.......................      42                     42
  INTEREST ACCRUED............................     133       (14)(4)
                                                    --      (118)(12)       1
  NATURAL GAS PIPELINE REVENUE RESERVATION....      45                     45
  OTHER.......................................     281        (1)(6)      280
                                               -------   -------       ------
                                                 2,243    (1,462)         781
                                               -------   -------       ------
LONG-TERM DEBT................................   3,420      (501)(4)
                                                          (2,919)(12)      --
                                               -------   -------       ------
DEFERRED INCOME TAXES.........................     490       (23)(1)
                                                              72 (2)
                                                             (14)(4)
                                                              14 (5)
                                                            (131)(6)
                                                            (103)(11)     305
                                               -------   -------       ------
POSTRETIREMENT BENEFITS.......................     256        (1)(6)      255
                                               -------   -------       ------
DEFERRED CREDITS AND OTHER LIABILITIES........     668        (8)(4)
                                                             (10)(6)
                                                             (41)(9)
                                                              (4)(11)     605
                                               -------   -------       ------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST.............................      19                     19
                                               -------   -------       ------
PREFERRED STOCK WITH MANDATORY REDEMPTION
 PROVISIONS...................................     111                    111
                                               -------   -------       ------
COMBINED EQUITY                                (1,171)         5 (2)
                                                              43 (3)
                                                            (149)(4)
                                                              22 (5)
                                                            (248)(6)
                                                              40 (7)
                                                               4 (8)
                                                             (20)(9)
                                                             (40)(10)
                                                             107 (11)
                                                           3,949 (12)   2,542
                                               -------   -------       ------
                                               (1,171)     3,713        2,542
                                               -------   -------       ------
                                                $6,036   $(1,418)      $4,618
                                               =======   =======       ======

                                ENERGY BUSINESS

                       NOTES TO PRO FORMA BALANCE SHEET

  Pro forma adjustments to reflect certain events that will occur prior to the Effective Time:

    (1) Tentative settlement of a note receivable and tax issues with ICH, a company in bankruptcy.

    (2) Allocation of settlement of tax issues with the Internal Revenue
  Service.

    (3) Capitalize or settle affiliated accounts receivable and accounts payable.

    (4) Reflect the reacquisition by the Automotive/Packaging businesses of trade accounts receivable from Tenneco Credit Corp. and the retirement of Tenneco Credit Corp. debt.

    (5) Transfer the Energy Business' computer hardware and share of software development costs held by Tenneco Business Services.

    (6) Reflect the assumption by the Automotive/Packaging businesses of responsibility for the Tenneco Retirement Plan.

    (7) Move the Energy Business' portion of state income tax receivable to the Energy Business.

    (8) Move the Energy Business' portion of prepaid insurance to the Energy Business.

    (9) Record dividend by Eastern Insurance of $20 million and transfer of Eastern's assets and liabilities related to the Automotive/Packaging businesses.

    (10) Transfer Corporate Aviation assets and certain furniture, fixtures and equipment to the Automotive/Packaging businesses.

    (11) Transfer of "other reserves" and recorded pre-distribution income tax assets and liabilities in accordance with the Tax Sharing Agreement.

    (12) Reflect tender for all Tenneco debt and dividend of all cash in excess of $25 million.

                                 EXHIBIT G TO
               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

           CERTAIN PERMITTED ACTIONS, TRANSACTIONS AND OTHER MATTERS

  1. Tenneco may take the actions referred to in the letters, consents, agreements and documents (collectively, the "Letter Agreements") referred to in Schedule G-1 attached hereto to the extent provided therein, and all the terms of all such Letter Agreements are hereby ratified and affirmed (it being understood, however, that (i) the allocation of any cash proceeds therefrom or other "economic" effects thereof shall be governed by the terms of the Debt and Cash Allocation Agreement, and (ii) the failure to include any letter agreement or the like fully executed and delivered between the parties, does not mean that same is not effective).

  2. On November 29, 1996 (the last business day of the month), the Energy Group will factor to ASCC sufficient receivables to generate Factored Proceeds in an amount not to exceed $100,000,000. It is understood that under the factoring arrangement Tenneco pledges its accounts receivable to ASCC, and upon payment in full of amounts owed to ASCC under the factoring arrangement, ASCC has no further claim against any pledged accounts receivable. No other pledge or sale of accounts receivable by Tenneco or any of its subsidiaries prior to the Effective Time shall be permitted. This paragraph will be appropriately revised should the date of Closing not occur in December 1996. For additional information see the Debt and Cash Allocation Agreement. All other receivables, and all accounts payable, may only be collected, or paid, as the case may be, in the ordinary course of business, consistent with past practices.

  3. The Energy Group may provide to employees of the Energy Group merit pay increases, promotional pay increases and salary adjustments in the ordinary course of business consistent with past practices.

  4. The Energy Group may make payments prior to the Merger to its non-executive employees pursuant to its 1996 Tenneco Energy Success Sharing Plan consistent with past practices.

  5. The Energy Group may make payments prior to the Merger to executive employees of the Energy Group pursuant to the Tenneco Inc. Executive Incentive Compensation Plan consistent with past practices.

  6. Tenneco may make payments prior to the Merger to its executive employees pursuant to the Tenneco Inc. Executive Incentive Compensation Plan as determined by the management of Tenneco consistent with past practices.

  7. Tenneco and the Energy Group may pay 1996 year-end bonuses to executives and other employees of the Energy Business as determined by Tenneco prior to the Effective Time with the consent of Acquiror which shall not be unreasonably withheld.

  8. Tenneco may take the actions described in Section 6.15 of the Agreement to which this Exhibit G is attached.

  9. Except for Tenneco Power Generation Co. v. City of College Station, et al., and any other action, claim, suit or proceeding between or involving Tenneco or any of its subsidiaries and Texas A&M University or the City of College Station, which are not to be settled prior to Closing, all cash proceeds received prior to Closing (i) from the settlement of any or all of the cases identified in Exhibit G-2 shall be for the account of the Industrial Subsidiary to a maximum amount of $10,500,000, and (ii) from collection actions which may be initiated and settled after the date hereof and prior to the Effective Time, shall be for the account of the Industrial Subsidiary to a maximum amount of $5,000,000. Any such case (including collection cases) not settled by October 18, 1996 shall be settled only with the consent of Acquiror, which consent is not to be arbitrarily withheld.

  10. Tenneco has (or may) sell its interests in the Iroquois Pipeline (the cash proceeds from which were (or will be) added to the general cash funds of Tenneco and will be allocated between the parties in accordance with other cash of Tenneco as of the Closing in accordance with the Debt and Cash Allocation Agreement.

  11. Any receivables of Case Corporation (and/or its affiliates) or the Industrial Group held by Tenneco or any of its subsidiaries may be sold for cash and the cash will be added to the general cash funds of Tenneco and allocated between the parties in accordance with other cash of Tenneco as of the Closing in accordance with the Debt and Cash Allocation Agreement.

  12. Tenneco and its subsidiaries may, with the consent of Acquiror, take actions and enter into agreements and transactions to monetize Tenneco Ventures, Tenneco's investment in Australia and Tenneco's interest in the Orange Cogeneration Facility.

                           SCHEDULE G-1 TO EXHIBIT G
                        TO AGREEMENT AND PLAN OF MERGER

  1. July 8, 1996 agreement to invest in 70 MW Dunaferr power project in Hungary

  2. September 19, 1996 agreement to reimburse amounts expended by Tenneco relating to the 70 MW Dunaferr power project in Hungary and to indemnify Tenneco against losses related to the project

  3. July 17, 1996 consent to the disposition of certain private operational-fixed microwave licenses used by Tenneco Communications Corporation on frequencies 1,850 to 1,990 MHz

  4. July 31, 1996 blanket consent to the disposition of certain private microwave licenses

  5. August 8, 1996 consent to sale of 960-acre parcel of land located along Galveston Bay at Ingleside

  6. August 28, 1996 consent to sale of Post Oak Ranch

  7. August 28, 1996 consent to sale of Westchase Development property, Tract
6A

  8. September 12, 1996 consent to sale of certain gas turbines

  9. September 13, 1996 consent to Additional Retention Agreements

  10. October 14, 1996 blanket consent to disposition of certain real estate.

  11. September 24, 1996 consent to settlement of ICH tax indemnity issue

  12. September 24, 1996 letter returning consents to settlement of three lawsuits involving discontinued operations

  13. August 19, 1996 letter consenting to customer rate refunds.

                                  EXHIBIT G-2

                                   CASE NAME

TGP v. Conoco (Grand Chenier)(1)

TGP v. Tidewater(1)

TGP v. South Oak Production(2)

TGP v. SIFCO Forge Group(2)

Land Ventures, Inc. v. Port Camelot(2)

Altamont Gas Transmission Co. v. Express Pipeline, Inc. (Arbitration award)(1)

TGP v. Rowan Companies, Inc. & the D/B Rowan Odessa(3)

TGP v. KES Pepperell and HCE Pepperell, Inc.(3)

Western American Specialized Transportation Services, Inc. v. United States
 Fire Insurance Company (Tenneco Energy, Inc. as Intervenor)(3)

Tenneco Power Generation Co. v. City of College Station, et al.(4)
--------
(1) Settled but cash not yet received.
(2) Settled and cash received.
(3) Not yet settled.
(4) Not yet settled and not to be settled prior to closing.

                                 EXHIBIT H TO
                         AGREEMENT AND PLAN OF MERGER

  Section 14.

  (a) General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative ("Proceeding") (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor) in whole or in part attributable to (i) the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise ("Indemnitee"), or (ii) anything done or not done by such Indemnitee in any such capacity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement incurred by him or on his behalf in connection with such Proceeding ("Losses") if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that except as provided in Section 14(f) of this Article IV, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding initiated by such Indemnitee only if such Proceeding was authorized by the Board of Directors.

  (b) Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is made a party or is threatened to be made a party to any pending, completed or threatened Proceeding brought by or in the right of the Corporation to procure a judgment in its favor in whole or in part attributable to (i) the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (also an "Indemnitee") or (ii) anything done or not done by such Indemnitee in any such capacity, against expenses (including attorneys' fees) actually incurred by him or on his behalf in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no such indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of such person to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine such indemnification to be equitable under the circumstances.

  (c) Indemnification in Certain Cases. Notwithstanding any other provision of this Section 14, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in defense of any Proceeding referred to in Sections 14(a) or 14(b) of this Article IV or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee, to the maximum extent permitted by law, against expenses (including attorneys' fees) actually incurred by Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Section 14(c) and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

  (d) Procedure. (i) Any indemnification under Sections 14(a) and 14(b) of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of Indemnitee to receive payments pursuant to Section 14(e) of this Article IV shall not be subject to this Section 14(d)) in the circumstances because he has met the applicable standard of conduct set forth in such Sections 14(a) and 14(b), as applicable. When seeking indemnification, Indemnitee shall submit a written request for indemnification to the Corporation. Such requests shall include documentation or information which is necessary for the Corporation to make a determination of Indemnitee's entitlement to indemnification and what is reasonably available to Indemnitee. Such determination shall be made promptly, but in no event later than 30 days after receipt by the Corporation of Indemnitee's written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of Indemnitee's request for indemnification, advise the Board of Directors that Indemnitee has made such request for indemnification.

  (ii) The entitlement of Indemnitee to indemnification shall be determined in the specific case by a majority vote of the directors who are Disinterested Directors, even though less than a quorum, except that such determination shall be made by Independent Legal Counsel, if either there are no Disinterested Directors or a majority of such Disinterested Directors so directs.

  (iii) In the event the determination of entitlement is to be made by Independent Legal Counsel, such Independent Legal Counsel shall be selected by the Board of Directors and approved by Indemnitee. Upon failure of the Board of Directors to so select such Independent Legal Counsel or upon failure of Indemnitee to so approve, such Independent Legal Counsel shall be selected by the Chancellor of the State of Delaware or such other person as such Chancellor shall designate to make such selection.

  (iv) If the Board of Directors or Independent Legal Counsel shall have determined that Indemnitee is not entitled to indemnification to the full extent of Indemnitee's request, Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in
Section 14(f) of this Article IV.

  (v) If the person or persons empowered pursuant to Section 14(d)(ii) of this
Article IV to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 90 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be absolutely entitled to such indemnification, absent (A) misrepresentation by Indemnitee of a material fact in the request for indemnification or (B) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

  (vi) The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

  (vii) For purposes of any determination of good faith hereunder, Indemnitee shall be deemed to have acted in good faith if Indemnitee's action is based on the records or books of account of the Corporation or an Affiliate, including financial statements, or on information supplied to Indemnitee by the officers of the Corporation or an Affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an Affiliate or by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or an Affiliate. The provisions of this Section 14(d)(vii) of this Article IV shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these By-Laws.

  (viii) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Corporation or an Affiliate shall not be imputed to Indemnitee for purposes of determining the right to indemnification under these By-Laws.

  (ix) Without limiting the generality of the foregoing, in the event any Indemnitee is made a party or is threatened to be made a party to any
Proceeding:

    (A) the Indemnitee may retain counsel satisfactory to him with the consent of the Corporation, which may not be unreasonably withheld or delayed;

    (B) the Corporation shall pay all fees and expenses of such counsel for the Indemnitee promptly as statements therefor are received; and

    (C) the Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Corporation shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld.

Any Indemnitee wishing to claim indemnification under this Section 14, upon notice that such person has been made or is threatened to be made a party to any such Proceeding, shall notify the Corporation (but any failure so to notify shall not relieve the Corporation from any liability which it may have under this Section 14, except to the extent such failure materially prejudices the Corporation) and shall deliver to the Corporation any undertaking required by Section 145(e) of the DGCL. The Indemnitees as a group may retain only one law firm to represent them with respect to each such Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees.

  (e) Advances for Expenses and Costs. All expenses (including attorneys' fees) incurred by or on behalf of Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within 20 days after the receipt by the Corporation of a statement or statements from Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 14(d) of this Article IV (and even if the Disinterested Directors or Independent Legal Counsel has determined, pursuant to Section 14(d), that Indemnitee is not entitled to indemnification by reason of their conclusions that Indemnitee (i) did not act in good faith or in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or (ii) had reasonable cause to believe his conduct was unlawful, but not after the conclusion of judicial proceedings under Section 14(f)). Indemnitee's entitlement to such advancement of expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking an adjudication or award in arbitration pursuant to these By-Laws. Such statement or statements shall evidence such expenses incurred (or reasonably expected to be incurred) by Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Section 14(e) of Article IV. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such an advance.

  (f) Remedies in Cases of Determination not to Indemnify or to Advance Expenses. (i) In the event that (A) a determination is made that Indemnitee is not entitled to indemnification hereunder, (B) advances are not made pursuant to Section 14(e) of this Article IV or (C) payment has not been timely made following a determination of entitlement to indemnification pursuant to
Section 14(d) of this Article IV, Indemnitee shall be entitled to seek a final adjudication in an appropriate court of the State of Delaware or any other court of competent jurisdiction of Indemnitee's entitlement to such indemnification or advance.

  (ii) In the event a determination has been made in accordance with the procedures set forth in Section 14(d) of this Article IV, in whole or in part, that Indemnitee is not entitled to indemnification, any judicial proceeding referred to in paragraph (i) of this Section 14(f) shall be de novo and Indemnitee shall not be prejudiced by reason of any such prior determination that Indemnitee is not entitled to indemnification.

  (iii) If a determination is made or deemed to have been made pursuant to the terms of Sections 14(d) or (f) of this Article IV that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding in the absence of (A) a misrepresentation of a material fact by Indemnitee or (B) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

  (iv) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify Indemnitee for the period commencing with the date on which Indemnitee requested indemnification (or reimbursement or advance of expenses) and ending with the date on which such payment is made to Indemnitee by the Corporation.

  (g) Rights Non-Exclusive. The rights of indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14 of Article IV shall not be deemed exclusive of any rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, certificate of incorporation, by-law, agreement, vote of stockholders or resolution of directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. No amendment, alteration, rescission or replacement of these By-Laws or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee's position with the Corporation or an Affiliate or any other entity which Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

  (h) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 14 of Article IV.

  (i) Surviving of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Section 14 of Article IV shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (j) Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation, with the same scope and effect as the provisions of this
Section 14 of Article IV with respect to the indemnification of directors and officers of the Corporation.

  (k) Definitions. For purposes of this Section 14:

    (a) "Affiliate" includes any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise directly or indirectly owned by the Corporation.

    (b) "Corporation" includes all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

    (c) "Disinterested Director" shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

    (d) "Independent Legal Counsel" shall mean a law firm or lawyer that neither is presently nor in the past five years has been retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any firm or person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's right to indemnification under these By-Laws. All fees and expenses of the Independent Counsel incurred in connection with acting pursuant to these By-Laws shall be borne by the Corporation.

                                  EXHIBIT I TO
                          AGREEMENT AND PLAN OF MERGER

                      CERTAIN DEFERRED INTERCOMPANY GAINS

 . The deferred gain created as a result of the transfer of the assets and business of Newport News Industrial Corporation and Newport News Industrial Corporation of America to Tenneco InterAmerica Inc.

 . Any deferred gain created as a result of the transfer of any assets to Industrial Subsidiary as contemplated by the Corporate Transaction Steps as defined in the Distribution Agreement.

                                 EXHIBIT J TO
                         AGREEMENT AND PLAN OF MERGER

             REPRESENTATIONS IN CONNECTION WITH IRS RULING LETTER

A. TENNECO REPRESENTATIONS

  Pursuant to Section 6.6(a) of the Agreement, Tenneco will use its reasonable best efforts to deliver, in connection with the IRS Ruling Letter, letters of representation reasonable under the circumstances as to its present intentions and present knowledge including the following representations:

    (a) Tenneco will pay its own expenses, if any, in connection with the Merger.

    (b) There is no plan or intention by the Tenneco Stockholders who own five percent or more of the Tenneco Stock, and to the best of the knowledge of the management of Tenneco, there is no plan or intention on the part of the remaining Tenneco Stockholders to sell, exchange, or otherwise dispose of a number of shares of Acquiror Stock received in the transaction that would reduce the Tenneco Stockholders' ownership of Acquiror Stock to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all of the formerly outstanding Tenneco Stock as of the Closing Date. For purposes of this representation, shares of Tenneco Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Acquiror Stock will be treated as outstanding Tenneco Stock on the Closing Date. Moreover, shares of Tenneco Stock and shares of Acquiror Stock held by Tenneco Stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Closing Date will be considered in making this representation.

    (c) The fair market value of the Acquiror Stock received by each of the Tenneco Stockholders will be approximately equal to the fair market value of the Tenneco Stock surrendered in the Merger.

    (d) Tenneco has no plan or intention to issue additional shares of capital stock that would result in Acquiror losing control of Tenneco within the meaning of Section 368(c)(1) of the Code.

    (e) At the time of the Merger, Tenneco will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Tenneco that, if exercised or converted, would affect Acquiror's acquisition or retention of control of Tenneco, as defined in Section 368(c)(1) of the Code.

    (f) Tenneco is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (g) Tenneco will pay to its stockholders who are entitled to demand, and who properly demand and perfect, appraisal rights under the DGCL the fair value of their Tenneco Stock as determined by the Delaware courts out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Acquiror, nor will Acquiror directly or indirectly reimburse Tenneco for any payments to dissenters.

    (h) On the date of the Merger, the fair market value of the assets of Tenneco will exceed the sum of its liabilities plus the liabilities, if any, to which Tenneco's assets are subject.

    (i) The payment of cash in lieu of fractional shares of Acquiror Stocks is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Tenneco stockholders instead of issuing fractional shares of Acquiror Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Tenneco stockholders in exchange for their shares of Tenneco Stock. The total share interests of each stockholder will be aggregated, and no stockholder will receive cash in an amount greater to or greater than the value of one full share of Acquiror Stock.

B. ACQUIROR AND SUBSIDIARY REPRESENTATIONS

  Pursuant to Section 6.6(b) of the Agreement, each of Acquiror and Subsidiary will use its reasonable best efforts to deliver, in connection with the IRS Ruling Letter, letters of representation reasonable under the circumstances as to its present intentions and present knowledge including the following representations:

    (a) Acquiror has no present plan or intention to liquidate Tenneco, to merge Tenneco into another corporation, to cause Tenneco to sell or otherwise dispose of its assets (other than certain assets unrelated to Tenneco's interstate gas pipeline and natural gas marketing businesses), or to sell or otherwise dispose of any Tenneco Stock acquired in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code.

    (b) Acquiror has no plan or intention to reacquire any shares of Acquiror Stock issued to Tenneco stockholders in the Merger.

    (c) Acquiror will pay its expenses, if any, incurred in connection with the Merger.

    (d) Acquiror will acquire the Tenneco Stock in exchange for voting capital stock of Acquiror pursuant to Section 2.5 of the Merger Agreement. For purposes of this representation, Tenneco Stock redeemed for cash or other property furnished by Acquiror will be considered as acquired by Acquiror. Further, no liabilities of Tenneco or the Tenneco stockholders will be assumed by Acquiror, nor will any of the Tenneco Stock be subject to any liabilities.

    (e) Acquiror does not presently own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any capital stock of Tenneco.

    (f) Immediately following the Merger, Acquiror will continue Tenneco's Energy Business or use a significant portion of the assets of Tenneco's Energy Business in a business.

    (g) Acquiror is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (h) Immediately after the Merger, Acquiror will be in control of Tenneco within the meaning of Section 368(c) of the Code.

                                 EXHIBIT K TO
                         AGREEMENT AND PLAN OF MERGER

                 BENEFITS FOR EMPLOYEES OF THE ENERGY BUSINESS

  After the Effective Time,

    (i) Acquiror shall cause Tenneco to perform its obligations under the Benefits Agreement.

    (ii) Acquiror shall provide, or shall cause its subsidiaries (including Tenneco) to provide, the severance benefits described on Annex I hereto to employees of the Energy Business whose employment with Tenneco and its Affiliates (including Acquiror and its Affiliates) is terminated within one year after the Effective Time for any reason other than (A) death, (B) disability, (C) voluntary termination by the employee, other than with respect to EICP Employees upon a substantial reduction in compensation or substantial diminishment of job responsibilities or (D) for cause. A termination of employment for cause with respect to EICP Employees shall not include a termination of employment due to a refusal to accept a relocation of such employment to a location that is more than 50 miles from the location of such employment immediately prior to the Effective Time;

    (iii) Acquiror shall cause to be provided to (A) former employees of Tenneco currently eligible for retiree medical and life benefits, (B) current employees of Tenneco who (i) would be eligible to receive such benefits if they retired as of the Effective Time and (ii) retire within six months following the Effective Time (or such longer period designated by Acquiror) and (C) the dependents of the current and former employees described in clause (A) and (B) the retiree medical and life benefits as in effect immediately prior to the Effective Time for a period of at least ten years from the Effective Time; provided, however, that nothing herein shall be construed to prohibit changes to the retiree medical plan (to the extent otherwise permitted under the documents governing the benefits), to implement appropriate cost containment features and other methods of providing comparable benefits;

    (iv) Acquiror shall cause to be provided the benefits under the Tenneco Energy Retention Programs as described on Annex II hereto;

    (v) Acquiror shall timely pay or cause to be timely paid to each employee of the Energy Business whose employment is terminated within one year after the Effective Time an amount equal to his or her earned but unused 1996 and 1997 vacation pay (in accordance with Tenneco Energy's current vacation policy).

    (vi) Acquiror shall provide to each employee of the Energy Business whose employment is involuntarily terminated within one year after the Effective Time outplacement services as follows:

      (A) for officer and director-level employees of the Energy Business, up to 12 months of counseling services by either Right and Associates or King Chapman Broussard; and

      (B) for other employees of the Energy Business, up to three months of counseling services by Lee Hecht Harrison.

    (vii) Employees of the Energy Business will receive credit for Past Service (as hereinafter defined) in determining vacation entitlement under the applicable vacation policy of Acquiror and its subsidiaries. "Past Service" means (A) service as an employee of Tenneco or any of its Affiliates and (ii) service as an employee of any other entity, but only to the extent that such service is recognized under the applicable plan of Acquiror and is continuous through the Closing Date.

    (viii) For a period extending to December 31, 1997, employees of the Energy Business shall receive benefits which in the aggregate are substantially equivalent to the benefits received by similarly situated employees of Acquiror (other than pursuant to the Acquiror's employee and executive severance plans).

    (ix) Acquiror shall give credit for Past Service for purposes of (i) determining eligibility for initial participation in the plans or arrangements maintained by Acquiror and its Affiliates, (ii) determining the duration and amount, if any, of short-term disability benefits due and
  (iii) vesting (including, without limitation, eligibility for early retirement) under such plans.

    (x) No preexisting condition, exclusion or limitation shall be applicable with respect to the participation of an employee of the Energy Business in any medical benefit plan of Acquiror or any of its Affiliates. Welfare plans will credit amounts already expended in the year in which the Merger occurs towards deductibles, out-of-pocket limits and similar provisions for such year.

    (xi) Acquiror shall satisfy, or shall cause the Surviving Corporation or one of its subsidiaries to satisfy, the obligations owed by Tenneco or its subsidiaries to (i) Wilton Scott, former Chairman of the Board of Directors of Tenneco, in accordance with past practices, and (ii) J. L. Ketelsen, former Chairman of the Board of Directors of Tenneco, set forth in the Letter Agreement dated December 13, 1991 from Joseph J. Sisco to J. L. Ketelsen.

    (xii) Acquiror shall satisfy, or shall cause the Surviving Corporation or one of its subsidiaries to satisfy, the obligations owed by Tenneco or its subsidiaries to Edward Casey, Peter Menikoff and Donald Sinclair, set forth in the following documents:

      1. Letter dated November 1, 1995, from Barry R. Schuman to Edward J. Casey, Jr.

      2. Letter dated May 12, 1994, from Dana G. Mead to Peter Menikoff; Memorandum dated December 13, 1994, from Barry Schuman to Peter Menikoff.

      3. Letter dated April 15, 1996, from Edward J. Casey, Jr. to Donald
    R. Sinclair.

                                                                        ANNEX I
                                                                TO EXHIBIT K TO
                                                   AGREEMENT AND PLAN OF MERGER

SEVERANCE BENEFITS

 EICP Employees

  In the event of a sale, approximately 50 high-level employees are covered by Tenneco Energy's current Executive Incentive Compensation Program (EICP). The non-ERISA severance program for EICP employees is based on position. Under this current program, in the event of an acquisition of Tenneco Energy, Tenneco shall pay to eligible employees severance benefits generally ranging from 12 months of base pay to 24 months of base pay on the following formula:

                      MONTHS
         LEVEL        OF PAY
         -----        ------
         1              12
         2              18
         3 and above    24

  Employees otherwise eligible for severance benefits pursuant to this program and pursuant to any employment agreement shall receive the greater of the above severance benefits or the benefits provided under the employment agreement.

  In addition, if an eligible employee is enrolled in medical or dental plans when separated, Tenneco shall provide health care coverage on an optional basis with the costs shared by the employee being the same as for similarly situated active employees for a period equal to the months of pay received as severance, up to 12 months. At the end of such period, the employee shall be entitled to COBRA coverage and the applicable COBRA coverage period shall not be reduced by the period of the optional continued coverage.

  Acquiror shall maintain the current severance benefits for at least one year from the Effective Time.

                                                                ANNEX I, PAGE 2
                                                                TO EXHIBIT K TO
                                                   AGREEMENT AND PLAN OF MERGER

SEVERANCE BENEFITS

 Non-EICP Employees

  In the event of a sale, approximately 3200 employees are covered by Tenneco Energy's current non-ERISA severance program, based on three factors: 1) years of service; 2) age; and 3) position. Under this program, in the event of an acquisition of Tenneco Energy, Tenneco shall pay to eligible employees severance benefits ranging from 6 weeks to 52 weeks of base pay based on the following formula:

    (A) 2 weeks base pay per year or partial year of service, plus

    (B) a number of weeks of base pay according to employee age at termination

              40 to 44(4)
              45 to 49(6)
              50 to 54(8)
              55 to 59(10)
              60+(12), plus

  (C) a number of weeks base pay according to position level

      Grade 09(1)15(7)
               10(2)16(8)
               11(3)17(9)
               12(4)18(10)
               13(5)
               14(6)

  Employees otherwise eligible for severance benefits pursuant to this program and pursuant to any employment agreement shall receive the greater of the above severance benefits or the benefits provided under the employment agreement.

  In addition, if an eligible employee is enrolled in medical or dental plans when separated, Tenneco shall provide health care coverage on an optional basis with the costs shared by the employee being the same as for similarly situated active employees for a period equal to the months of pay received as severance, up to 12 months. At the end of such period, the employee shall be entitled to COBRA coverage and the applicable COBRA coverage period shall not be reduced by the period of the optional continued coverage.

  Acquiror shall maintain the current severance benefits for at least one year from the Effective Time.

                                                                       ANNEX II
                                                                TO EXHIBIT K TO
                                                   AGREEMENT AND PLAN OF MERGER

                       TENNECO ENERGY RETENTION PROGRAMS

  To insure that certain Tenneco Energy employees continue to devote appropriate time and effort toward managing the enterprise, Tenneco has implemented an Executive Retention Program. Under the Program, cash awards are provided to "Key Employees" who are instrumental in the operation and who continue with Tenneco during this critical transition.

  The retention payments are to be paid to designated Key Employees only if all of the following conditions are met:

  . The acquisition by a third party of Tenneco Energy by a merger or otherwise (collectively a "Sale") occur no later than March 31, 1997.

  . The Key Employee remains a full-time, active employee of Tenneco Energy on the date of the Sale (unless earlier terminated at the request of Acquiror).

  . The Key Employee cooperates fully with Tenneco in the efforts to sell
    Tenneco and complies with all terms and conditions of employment required of all full-time employees.

  The retention payments will be payable with 30 days following the completion of the sale and upon execution of releases.

  The cost of the Executive Retention Program is approximately $9 million and will be the obligation of Tenneco (to be paid after it has been acquired by Acquiror).

  Additionally, a separate retention program will be implemented for approximately 200 lower management and staff level employees. Conditions for the program are similar to those set forth above, and the resulting costs are approximately $4 million (or such higher amount if instructed by Acquiror). Consistent with the Executive Retention Program, all costs would be the obligation of Tenneco (to the paid after it has been acquired by Acquiror).

                                 EXHIBIT L TO
                         AGREEMENT AND PLAN OF MERGER

                                   GUARANTY

  This Guaranty (the "GUARANTY") dated as of            ,         , by the
undersigned, El Paso Natural Gas Company, a Delaware corporation
("GUARANTOR"), in favor of                   , a Delaware corporation
("INDUSTRIAL COMPANY"), has reference to the following facts and circumstances:

    A. Guarantor owns 100% of the issued and outstanding capital stock of
                , a Delaware corporation ("ACQUIROR SUBSIDIARY");

    B. Guarantor, Acquiror Subsidiary and Tenneco Inc., a Delaware corporation ("TENNECO") have entered into that certain Agreement and Plan
  of Merger, dated as of              , 1996 ("the MERGER AGREEMENT"),
  pursuant to which, subject to the terms and conditions contained therein, Acquiror Subsidiary will be merged with and into Tenneco, with Tenneco continuing as the surviving corporation of the merger (the "SURVIVING CORPORATION") and a wholly-owned subsidiary of Guarantor;

    C. In connection with the transactions contemplated by the Merger
  Agreement, Tenneco, Industrial Company and                  , a Delaware
  corporation (SHIPBUILDING COMPANY"), have entered into that certain
  Distribution Agreement, dated as of             , 1996 (together with all
  exhibits, schedules and attachments thereto, the "DISTRIBUTION AGREEMENT"), pursuant to which, subject to the terms and conditions contained therein,
  (i) Tenneco and its subsidiaries will restructure, divide and separate their existing businesses and assets so that (a) the Industrial Assets and Industrial Business (as such terms are defined in the Distribution Agreement) shall be owned, directly and indirectly, by the Industrial Company, and (b) the Shipbuilding Assets and Shipbuilding Business (as such terms are defined in the Distribution Agreement) shall be owned, directly and indirectly by the Shipbuilding Company, and (ii) Tenneco shall distribute all of the outstanding capital stock of Industrial Company and Shipbuilding Company as a dividend to the holders of shares of the common stock, par value $5.00 per share, of Tenneco;

    D. Guarantor deems it to be in its best interests to enter into this Guaranty in order to guarantee the payment and performance of the obligations of Tenneco, Surviving Corporation and the Energy Subsidiaries arising under the Transaction Documents (as hereinafter defined); and

    E. Tenneco, as a condition precedent to consummation of the transactions contemplated by the Merger Agreement, requires that Guarantor execute and deliver this Guaranty.

  NOW, THEREFORE, in consideration of the foregoing, Guarantor agrees as follows:

  1. DEFINITIONS.

  (a) "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement.

  (b) "ENERGY SUBSIDIARIES" has the meaning set forth in the Merger Agreement.

  (c) "GUARANTOR'S LIABILITIES" means all of Guarantor's obligations and liabilities to Industrial Company under this Guaranty

  (d) "PERSON" has the meaning set forth in the Merger Agreement.

  (e) "TENNECO LIABILITIES" has the meaning set forth in Section 2 hereof.

  (f) "TRANSACTION DOCUMENTS" means the Merger Agreement and the Distribution Agreement (including, without limitation, the Tax Sharing Agreement included as an exhibit to the Distribution Agreement).

  2. GUARANTY.

  In consideration of the foregoing, from and after the Effective Time Guarantor unconditionally, absolutely, continuingly and irrevocably guarantees, as a primary obligor and not a surety, to Industrial Company the timely payment and performance by Tenneco, Surviving Corporation and/or the Energy Subsidiaries of all of their respective covenants, agreements, obligations and liabilities arising under or pursuant to the Transaction Documents (or any of them) (collectively, the "TENNECO LIABILITIES").

  As a condition to payment or performance of Guarantor's Liabilities, Industrial Company is not required to prosecute collection or seek to enforce or resort to any remedies against Tenneco, Surviving Corporation or any of the Energy Subsidiaries or any other Person liable to Industrial Company on account of Tenneco Liabilities or any guaranty thereof. Guarantor's Liabilities shall in no way be impaired, affected, reduced or released by reason of (i) Industrial Company's failure or delay to do or take any of the actions or things described in this Guaranty, or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Tenneco, Surviving Corporation or any of the Energy Subsidiaries or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings, or any other inability to pay or perform, affecting Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or any of their respective assets, or any allegation concerning, or contest of the legality or validity of, the indemnification obligations under any of the Transaction Documents or this Guaranty in any such proceeding.

  3. REPRESENTATIONS AND WARRANTIES.

  Guarantor represents and warrants to Industrial Company that:

  (a) Guarantor has the legal power, right and authority to execute, deliver and perform this Guaranty, and to consummate the transactions contemplated hereby. All requisite corporate action has been taken by the Guarantor in connection with the execution and delivery of this Guaranty, and the consummation of the transactions contemplated hereby.

  (b) This Guaranty has been duly executed and delivered by or on behalf of Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

  (c) None of the execution, delivery and performance by Guarantor of this Guaranty shall, by the lapse of time, the giving of notice or otherwise, constitute a violation of any provision of applicable law, or contained in any agreement, instrument or document to which Guarantor is now or may hereafter become a party or by which Guarantor is or may become bound.

  (d) Guarantor is now solvent and generally able to pay its debts as such debts become due.

  4. WAIVERS.

  (a) Guarantor waives any and all right to assert against Industrial Company any claims or defenses with respect to the legality, validity and/or enforceability of this Guaranty based upon any failure of Industrial Company to furnish to Guarantor any information or facts relating to the ability of any of Tenneco, Surviving Corporation or the Energy Subsidiaries to pay and perform the applicable Tenneco Liabilities.

  (b) Guarantor waives all defenses, counterclaims and offsets of any kind or nature, in connection with the legality, validity and/or enforceability of this Guaranty, including, without limitation, any such defenses, counterclaims or offsets arising directly or indirectly from any agreement, instrument or document executed and delivered, by Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or acquired by Industrial Company from Tenneco, Surviving Corporation or any of the Energy Subsidiaries.

  (c) Guarantor waives any and all right to assert against Industrial Company any claim or defense based upon any election of remedies by Industrial Company which in any manner impairs, affects, reduces, releases or extinguishes Guarantor's right to proceed against Tenneco, Surviving Corporation or any of the Energy Subsidiaries for reimbursement, or any other rights of Guarantor against Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or against any other Person.

  (d) Guarantor hereby waives notice of the following events or occurrences and agrees that Industrial Company may do any or all of the following in such manner, upon such terms and at such times as Industrial Company in its sole discretion deems advisable without in any way impairing, affecting, reducing or releasing Guarantor from Guarantor's Liabilities: (i) Industrial Company's acceptance of this Guaranty; (ii) Industrial Company's heretofore, now or at any time or times hereafter obtaining, releasing, waiving or modifying of any other Person's guaranty of Tenneco Liabilities given to Industrial Company;
(iii) the amendment or modification of any of the Transaction Documents, or the waiver or release of any provisions of the Transaction Documents by Industrial Company; (iv) presentment, demand, notices of default, nonpayment, partial payment and protest, and all other notices or formalities to which Guarantor may be entitled; (v) Industrial Company's heretofore, now or at any time or times hereafter granting to Tenneco, Surviving Corporation or any of the Energy Subsidiaries (or any other Person liable to Industrial Company on account of Tenneco Liabilities) of any indulgences or extensions of time of payment of Tenneco Liabilities; and (vi) Industrial Company's heretofore, now or at any time or times hereafter accepting from Tenneco, Surviving Corporation or any of the Energy Subsidiaries or any other Person any partial payment or payments on account of Tenneco Liabilities or Industrial Company's settling, subordinating, compromising, discharging or releasing the same.

  5. REMEDIES.

  If Guarantor's Liabilities are not paid or performed forthwith by Guarantor to Industrial Company at Industrial Company's principal place of business, Industrial Company may proceed to suit against Guarantor (at Industrial Company's election, one or more successive or concurrent suits may be brought hereunder by Industrial Company against Guarantor, whether suit has been commenced against Tenneco, Surviving Corporation or any of the Energy Subsidiaries and in any such suit Tenneco, Surviving Corporation or any of the Energy Subsidiaries may be joined (but need not be joined) as a party with Guarantor). In addition, Industrial Company may exercise any other right or remedy provided by law.

  6. JURISDICTION.

  All questions and/or disputes concerning the legality, construction, validity and interpretation of this Guaranty shall be governed by the internal laws, and not the law of conflicts, of the State of Delaware. Guarantor hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware.

  7. MISCELLANEOUS.

  If any provision of this Guaranty or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Guaranty and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Guaranty being severable in any such instance.

  This Guaranty shall continue in full force and effect until all of the Tenneco Liabilities are fully and indefeasibly paid, performed and discharged. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of Guarantor's Liabilities is rescinded or must otherwise be returned by Industrial Company upon the insolvency, bankruptcy or reorganization of Guarantor, Tenneco, Surviving Corporation or any of the Energy Subsidiaries or otherwise, all as though such payment had not been made. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Industrial Company, its successors and assigns.

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (until notice of a change thereof is delivered as provided in this paragraph):

    Industrial Company:1275 King Street
                                Greenwich, CT 06831
                                Attn: Corporate Secretary

    Guarantor:One Paul Kayser Center
                                100 North Stanton Street
                                El Paso, TX 79901
                                Attn: William A. Wise
                                    Chairman and Chief Executive Officer

  Industrial Company's failure at any time hereafter to require strict performance by Guarantor of any provision of this Guaranty shall not waive, effect or diminish any right of Industrial Company thereafter to demand strict compliance and performance therewith.

  This Guaranty is in addition to, and not limitation of or substitution for, Guarantor's covenants and obligations under the Transaction Documents (including, without limitation, Guarantor's covenants and obligations under Section 6.18 of the Merger Agreement).

  IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

                                          EL PASO NATURAL GAS COMPANY

                                          By:__________________________________
                                            Title:

                                   GUARANTY

  This Guaranty (the "GUARANTY") dated as of            ,         , by the
undersigned, El Paso Natural Gas Company, a Delaware corporation
("GUARANTOR"), in favor of                   , a Delaware corporation
("SHIPBUILDING COMPANY"), has reference to the following facts and circumstances:

    A. Guarantor owns 100% of the issued and outstanding capital stock of
                , a Delaware corporation ("ACQUIROR SUBSIDIARY");

    B. Guarantor, Acquiror Subsidiary and Tenneco Inc., a Delaware corporation ("TENNECO") have entered into that certain Agreement and Plan
  of Merger, dated as of              , 1996 ("the MERGER AGREEMENT"),
  pursuant to which, subject to the terms and conditions contained therein, Acquiror Subsidiary will be merged with and into Tenneco, with Tenneco continuing as the surviving corporation of the merger ("SURVIVING CORPORATION") and a wholly-owned subsidiary of Guarantor;

    C. In connection with the transactions contemplated by the Merger
  Agreement, Tenneco, Shipbuilding Company and                  , a Delaware
  corporation ("INDUSTRIAL COMPANY"), have entered into that certain
  Distribution Agreement, dated as of             , 1996 (together with all
  exhibits, schedules and attachments thereto, the "DISTRIBUTION AGREEMENT"), pursuant to which, subject to the terms and conditions contained therein,
  (i) Tenneco and its subsidiaries will restructure, divide and separate their existing businesses and assets so that (a) the Industrial Assets and Industrial Business (as such terms are defined in the Distribution Agreement) shall be owned, directly and indirectly, by the Industrial Company, and (b) the Shipbuilding Assets and Shipbuilding Business (as such terms are defined in the Distribution Agreement) shall be owned, directly and indirectly by the Shipbuilding Company, and (ii) Tenneco shall distribute all of the outstanding capital stock of Industrial Company and Shipbuilding Company as a dividend to the holders of shares of the common stock, par value $5.00 per share, of Tenneco;

    D. Guarantor deems it to be in its best interests to enter into this Guaranty in order to guarantee the payment and performance of the obligations of Tenneco, Surviving Corporation and the Energy Subsidiaries arising under the Transaction Documents (as hereinafter defined); and

    E. Tenneco, as a condition precedent to consummation of the transactions contemplated by the Merger Agreement, requires that Guarantor execute and deliver this Guaranty.

  NOW, THEREFORE, in consideration of the foregoing, Guarantor agrees as follows:

  1. DEFINITIONS.

  (a) "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement.

  (b) "ENERGY SUBSIDIARIES" has the meaning set forth in the Merger Agreement.

  (c) "GUARANTOR'S LIABILITIES" means all of Guarantor's obligations and liabilities to Shipbuilding Company under this Guaranty

  (d) "PERSON" has the meaning set forth in the Merger Agreement.

  (e) "TENNECO LIABILITIES" has the meaning set forth in Section 2 hereof.

  (f) "TRANSACTION DOCUMENTS" means the Merger Agreement and the Distribution Agreement (including, without limitation, the Tax Sharing Agreement included as an exhibit to the Distribution Agreement).

  2. GUARANTY.

  In consideration of the foregoing, from and after the Effective Time Guarantor unconditionally, absolutely, continuingly and irrevocably guarantees, as a primary obligor and not a surety, to Shipbuilding Company the timely payment and performance by Tenneco, Surviving Corporation and/or the Energy Subsidiaries of all of their respective covenants, agreements, obligations and liabilities arising under or pursuant to the Transaction Documents (or any of them) (collectively, the "TENNECO LIABILITIES").

  As a condition to payment or performance of Guarantor's Liabilities, Shipbuilding Company is not required to prosecute collection or seek to enforce or resort to any remedies against Tenneco, Surviving Corporation or any of the Energy Subsidiaries or any other Person liable to Shipbuilding Company on account of Tenneco Liabilities or any guaranty thereof. Guarantor's Liabilities shall in no way be impaired, affected, reduced or released by reason of (i) Shipbuilding Company's failure or delay to do or take any of the actions or things described in this Guaranty, or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Tenneco, Surviving Corporation or any of the Energy Subsidiaries or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings, or any other inability to pay or perform, affecting Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or any of their respective assets, or any allegation concerning, or contest of the legality or validity of, the indemnification obligations under any of the Transaction Documents or this Guaranty in any such proceeding.

  3. REPRESENTATIONS AND WARRANTIES.

  Guarantor represents and warrants to Shipbuilding Company that:

  (a) Guarantor has the legal power, right and authority to execute, deliver and perform this Guaranty, and to consummate the transactions contemplated hereby. All requisite corporate action has been taken by the Guarantor in connection with the execution and delivery of this Guaranty, and the consummation of the transactions contemplated hereby.

  (b) This Guaranty has been duly executed and delivered by or on behalf of Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

  (c) None of the execution, delivery and performance by Guarantor of this Guaranty shall, by the lapse of time, the giving of notice or otherwise, constitute a violation of any provision of applicable law, or contained in any agreement, instrument or document to which Guarantor is now or may hereafter become a party or by which Guarantor is or may become bound.

  (d) Guarantor is now solvent and generally able to pay its debts as such debts become due.

  4. WAIVERS.

  (a) Guarantor waives any and all right to assert against Shipbuilding Company any claims or defenses with respect to the legality, validity and/or enforceability of this Guaranty based upon any failure of Shipbuilding Company to furnish to Guarantor any information or facts relating to the ability of any of Tenneco, Surviving Corporation or the Energy Subsidiaries to pay and perform the applicable Tenneco Liabilities.

  (b) Guarantor waives all defenses, counterclaims and offsets of any kind or nature, in connection with the legality, validity and/or enforceability of this Guaranty, including, without limitation, any such defenses, counterclaims or offsets arising directly or indirectly from any agreement, instrument or document executed and delivered, by Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or acquired by Shipbuilding Company from Tenneco, Surviving Corporation or any of the Energy Subsidiaries.

  (c) Guarantor waives any and all right to assert against Shipbuilding Company any claim or defense based upon any election of remedies by Shipbuilding Company which in any manner impairs, affects, reduces, releases or extinguishes Guarantor's right to proceed against Tenneco, Surviving Corporation or any of the Energy Subsidiaries for reimbursement, or any other rights of Guarantor against Tenneco, Surviving Corporation or any of the Energy Subsidiaries, or against any other Person.

  (d) Guarantor hereby waives notice of the following events or occurrences and agrees that Shipbuilding Company may do any or all of the following in such manner, upon such terms and at such times as Shipbuilding Company in its sole discretion deems advisable without in any way impairing, affecting, reducing or releasing Guarantor from Guarantor's Liabilities: (i) Shipbuilding Company's acceptance of this Guaranty; (ii) Shipbuilding Company's heretofore, now or at any time or times hereafter obtaining, releasing, waiving or modifying of any other Person's guaranty of Tenneco Liabilities given to Shipbuilding Company; (iii) the amendment or modification of any of the Transaction Documents, or the waiver or release of any provisions of the Transaction Documents by Shipbuilding Company; (iv) presentment, demand, notices of default, nonpayment, partial payment and protest, and all other notices or formalities to which Guarantor may be entitled; (v) Shipbuilding Company's heretofore, now or at any time or times hereafter granting to Tenneco, Surviving Corporation or any of the Energy Subsidiaries (or any other Person liable to Shipbuilding Company on account of Tenneco Liabilities) of any indulgences or extensions of time of payment of Tenneco Liabilities; and
(vi) Shipbuilding Company's heretofore, now or at any time or times hereafter accepting from Tenneco, Surviving Corporation or any of the Energy Subsidiaries or any other Person any partial payment or payments on account of Tenneco Liabilities or Shipbuilding Company's settling, subordinating, compromising, discharging or releasing the same.

  5. REMEDIES.

  If Guarantor's Liabilities are not paid or performed forthwith by Guarantor to Shipbuilding Company at Shipbuilding Company's principal place of business, Shipbuilding Company may proceed to suit against Guarantor (at Shipbuilding Company's election, one or more successive or concurrent suits may be brought hereunder by Shipbuilding Company against Guarantor, whether suit has been commenced against Tenneco, Surviving Corporation or any of the Energy Subsidiaries and in any such suit Tenneco, Surviving Corporation or any of the Energy Subsidiaries may be joined (but need not be joined) as a party with Guarantor). In addition, Shipbuilding Company may exercise any other right or remedy provided by law.

  6. JURISDICTION.

  All questions and/or disputes concerning the legality, construction, validity and interpretation of this Guaranty shall be governed by the internal laws, and not the law of conflicts, of the State of Delaware. Guarantor hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware.

  7. MISCELLANEOUS.

  If any provision of this Guaranty or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Guaranty and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Guaranty being severable in any such instance.

  This Guaranty shall continue in full force and effect until all of the Tenneco Liabilities are fully and indefeasibly paid, performed and discharged. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of Guarantor's Liabilities is rescinded or must otherwise be returned by Shipbuilding Company upon the insolvency, bankruptcy or reorganization of Guarantor, Tenneco, Surviving Corporation or any of the Energy Subsidiaries or otherwise, all as though such payment had not been made. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Shipbuilding Company, its successors and assigns.

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (until notice of a change thereof is delivered as provided in this paragraph):

    Shipbuilding Company:4101 Washington Avenue
                                Newport News, VA 23607
                                Attn: Corporate Secretary

    Guarantor:One Paul Kayser Center
                                100 North Stanton Street
                                El Paso, TX 79901
                                Attn: William A. Wise
                                    Chairman and Chief Executive Officer

  Shipbuilding Company's failure at any time hereafter to require strict performance by Guarantor of any provision of this Guaranty shall not waive, effect or diminish any right of Shipbuilding Company thereafter to demand strict compliance and performance therewith.

  This Guaranty is in addition to, and not limitation of or substitution for, Guarantor's covenants and obligations under the Transaction Documents (including, without limitation, Guarantor's covenants and obligations under Section 6.18 of the Merger Agreement).

  IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

                                          EL PASO NATURAL GAS COMPANY

                                          By:__________________________________
                                            Title:

                                 EXHIBIT M TO
                         AGREEMENT AND PLAN OF MERGER

                           FORM OF AFFILIATE LETTER

Acquiror

Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Tenneco Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of
Merger dated           , 1996 (the "Agreement"), among Acquiror, a Delaware
corporation ("Acquiror"),                        , a Delaware corporation (the
"Subsidiary"), and the Company, Subsidiary will be merged with and into the Company (the "Merger").

  As a result of the Merger, shares of Tenneco capital stock owned by me will be converted into shares of capital stock of Acquiror ("Acquiror Stock").

  I represent, warrant and covenant to Acquiror that in the event I receive any Acquiror Stock as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the Acquiror Stock in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Acquiror Stock to the extent I felt necessary, with my counsel or counsel for the Company.

    C. I have been advised that the issuance of Acquiror Stock to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Form S-4 Registration Statement. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Acquiror Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Acquiror Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Acquiror, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. I understand that Acquiror is not under an obligation to register the sale, transfer or other disposition of the Acquiror Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

    E. I also understand that there will be placed on the certificates for the Acquiror Stock issued to me, or any substitutions therefor, a legend stating in substance

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
    TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
              , 1996, BETWEEN THE REGISTERED HOLDER HEREOF AND ACQUIROR, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ACQUIROR."

    F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 or pursuant to a registration statement, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Acquiror a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Acquiror in form and substance reasonably satisfactory to Acquiror, to the effect that such legend is not required for purposes of the Act.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          -------------------------------------
                                          Name:

Accepted this day of
     , 1996, by

ACQUIROR

By_____________________________
 Name:
 Title:

                                 EXHIBIT N TO
                         AGREEMENT AND PLAN OF MERGER

                          [Jenner & Block Letterhead]

                                FORM OF OPINION

                                       , 1996

Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831
Attn: Robert G. Simpson

  Re:Opinion With Respect to the Acquisition of Tenneco Inc. by
      El Paso Natural Gas Company

Gentlemen:

  We have acted as counsel to Tenneco Inc., a Delaware corporation ("TENNECO"), in connection with the proposed merger of El Paso Merger Company ("SUBSIDIARY"), a newly created, wholly-owned subsidiary of El Paso Natural Gas Company ("ACQUIROR"), with and into Tenneco (the "MERGER"), pursuant to
the Agreement and Plan of Merger dated as of            , 1996, by and among
Acquiror, Subsidiary and Tenneco (the "MERGER AGREEMENT"). Subsidiary, Acquiror and Tenneco are sometimes referred to herein collectively as the "PARTIES." Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

  You have requested our opinion as to certain of the federal income tax consequences of the Merger.

                             I. STATEMENT OF FACTS

  For purposes of the opinions set forth herein we have relied on the following facts set forth in the Merger Agreement or otherwise represented to us by one or more of the Parties, the truth and accuracy of which have not been independently verified by us:

  1. Tenneco is the common parent corporation of an affiliated group of corporations filing a consolidated federal income tax return on a calendar-year basis. Its address is 1275 King Street, Greenwich, Connecticut 06831, and its employer identification number is 76-0233548.

  2. As of March 31, 1996, Tenneco had approximately 191,354,932 shares of Common Stock, par value $5.00 per share, outstanding (the "Tenneco Common Stock"). The shares are listed on the New York, Midwest, Pacific, Toronto, London, Paris, Frankfurt, Dusseldorf, Basel, Geneva, and Zurich stock exchanges. In addition, Tenneco had 391,519 shares of $7.40 Cumulative Preferred Stock (the "$7.40 PREFERRED STOCK") and 803,723 shares of $4.50 Cumulative Preferred Stock (the "$4.50 PREFERRED STOCK") outstanding. The Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock are sometimes referred to collectively herein as the "TENNECO STOCK." As of March 31, 1996, there were Tenneco options outstanding to acquire an aggregate of 5,207,655 shares of Tenneco Common Stock. [Update as of the Closing.]

  3. Tenneco is a diversified industrial company conducting all of its operations through its subsidiaries. Tenneco's major business interests are in natural gas transportation and marketing ("ENERGY BUSINESS"); manufacture and sale of automotive exhaust system parts, ride control products and brake products ("AUTOMOTIVE BUSINESS"); design, construction and repair of ships and submarines ("SHIPBUILDING BUSINESS"); and manufacture and sale of packaging materials, cartons, containers and speciality packaging products ("PACKAGING BUSINESS").

  4. Acquiror is a Delaware corporation and the common parent of an affiliated group of corporations filing a federal consolidated income tax return. As of the date of the Closing, the authorized capital stock of Acquiror consisted of [100,000,000] shares of voting common stock ("ACQUIROR COMMON STOCK") and
[               ] shares of       par value Adjustable Rate Cumulative
Preferred Stock ("ACQUIROR PREFERRED STOCK"). [Update as of Closing.] The adjustable Rate Cumulative Preferred Stock is a series of voting preferred stock of the Acquiror with the terms set forth in Exhibit B to the Merger Agreement. Acquiror Common Stock and Acquiror Preferred Stock are sometimes collectively referred to herein as "ACQUIROR STOCK."

  5. Subsidiary, a                corporation, was formed on             ,
1996, solely as an acquisition vehicle for purposes of accomplishing the Merger. Subsidiary is a newly created, wholly-owned first tier subsidiary of Acquiror and it has not material assets or liabilities.

  6. The Parties have entered into the Merger Agreement, which provides for the merger of Subsidiary with and into Tenneco, with Tenneco surviving as a subsidiary of Acquiror. The Merger is related to other transactions preceding the Merger that will be carried out according to the Distribution Agreement
dated as of             , 1996 ("DISTRIBUTION AGREEMENT") among Tenneco,
[Newco], a Delaware corporation ("NEWCO"), and Tenneco InterAmerica Inc., a Delaware corporation ("TIA"). The Distribution Agreement and the transactions contemplated therein are integral parts of a plan for reorganizing Tenneco and its subsidiaries.

  7. Pursuant to the Distribution Agreement, Tenneco and its subsidiaries will, through various intercompany transfers and distributions, divide and separate their existing businesses such that Newco will own, directly or indirectly, all of the assets, liabilities and operations of the Automotive and Packaging Businesses of Tenneco, and TIA will own, directly or indirectly, all of the assets, liabilities and operations of the Shipbuilding Business of Tenneco (the "RESTRUCTURING"). Thereafter, Tenneco will distribute all of the capital stock of Newco and TIA on a pro rata basis as a dividend to the holders of Tenneco Common Stock (the "SPIN-OFFS"). The Parties intend (i) for the Spin-offs to qualify for tax-free treatment pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) for the Merger to qualify as a tax-free reorganization pursuant to Code Section 368(a)(1)(B). The Restructuring and the Spin-offs collectively are described in greater detail in section C of the ruling request filed by Tenneco, dated
as of             , 1996 (the "RULING REQUEST"), and the foregoing summary is qualified in its entirety by the description contained in the Ruling Request, as amended prior to the date hereof, and the terms of the Distribution Agreement.

  8. Following the Spin-offs, but prior to the Merger, Tenneco shall either
issue shares of $            Cumulative Preferred Stock of Tenneco ("NEW
PREFERRED STOCK") in a public or private offering for cash proceeds or distribute the New Preferred Stock on a pro rata basis to holders of Tenneco Common Stock. The New Preferred Stock will have an aggregate value approximately equal to 25% of the Aggregate value of all of the classes of capital stock of Tenneco immediately following the Merger. The holders of the New Preferred Stock will have the right to vote as a separate class to elect a number of directors of the Board of Directors of Tenneco, rounded up to the nearest whole number, representing one-sixth of the members of the Board of Directors of Tenneco. The directors elected by the holders of the New Preferred Stock will have the same rights to vote on matters as all other directors of Tenneco. The terms of the New Preferred Stock are set forth in Exhibit D to the Merger Agreement.

  9. As promptly as practicable after the Spin-offs and the satisfaction of the conditions contained in the Merger Agreement, the Parties shall consummate the Merger. Pursuant to the Merger Agreement, each share of Tenneco Common Stock owned, directly or indirectly, by Tenneco shall be canceled and retired. In addition, each share of Tenneco Common Stock issued and outstanding shall
be converted into the right to receive           shares of Acquiror Common
Stock (or, in the event a shareholder vote is required for the issuance of such Acquiror Common Stock, and a majority of the Acquiror Common Stock does not approve the issuance of such Acquiror Common Stock (a "NO VOTE"), a number of shares of Acquiror Preferred Stock or Acquiror Common Stock as determined pursuant to Section 2.5 of the Merger Agreement). Each share of $7.40 Preferred Stock issued and outstanding shall be converted into the right to
receive      shares of Acquiror Common Stock in accordance with the terms of the Merger Agreement (or, in the event of a No Vote, a number of shares of

Acquiror Preferred Stock or Acquiror Common Stock as determined pursuant to
Section 2.5 of the Merger Agreement), and each share of $4.50 Preferred Stock issued and outstanding shall be converted into the right to receive shares of Acquiror Common Stock in accordance with the terms of the Merger Agreement (or, in the event of a No Vote, number of shares of Acquiror Preferred Stock or Acquiror Common Stock as determined pursuant to Section 2.5 of the Merger Agreement). Each share of Subsidiary stock owned and outstanding shall be converted into and become one fully paid and nonassessable share of Tenneco Common Stock. As a result of these exchanges, Acquiror will acquire all of Tenneco's issued and outstanding stock, except for the New Preferred Stock which will not be affected by the Merger and shall remain outstanding immediately after the Merger.

  10. Section 1.6(c) of the Merger Agreement provides that, notwithstanding anything to the contrary in paragraph I.9 above, no scrip or fractional shares of Acquiror Stock shall be issued in the Merger. Instead, the Exchange Agent shall sell on the NYSE, for the account of the persons otherwise entitled to such fractional share interests, shares of Acquiror Common Stock, as the case may be, equivalent to the aggregate of such fractional share interests. The Exchange Agent will pay the net proceeds of such sale, without interest, to the persons otherwise entitled to fractional share interests who surrender their shares of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock.

  11. Section 2.6(h) of the Merger Agreement provides that, notwithstanding anything to the contrary in paragraph I.0 above, holders of Tenneco's $4.50 Preferred Stock who have properly demanded appraisal of such shares (the "DISSENTERS") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") shall not receive shares of Acquiror Preferred Stock in exchange for such stock. Instead, the Dissenters will receive such consideration as may be determined to be due the Dissenters pursuant to
Section 262 of the DGCL. All such consideration paid to the Dissenters shall be paid by Tenneco from the $25,000,000 of cash required to be on hand prior to the Effective Time pursuant to the Allocation Agreement, which cash shall have been deposited by Tenneco into a separate escrow account. Acquiror shall not have directly contributed any cash to such escrow account nor shall Acquiror have guaranteed or otherwise supported any new borrowing the proceeds of which are contributed to such escrow account.

  12. Under the Merger Agreement, Tenneco will use its commercially reasonable efforts to have in place a credit facility for itself to fund such tenders, redemptions, prepayments, deficiencies and maturities as will be effected pursuant to the Debt Realignment, as described in Exhibit C to the Merger Agreement. Acquiror is required to cooperate with Tenneco in arranging such credit facility and is required to provide such credit support and undertakings as shall be reasonably requested of it by the providers of the credit facility. As a result, the Acquiror may acquire directly, or become indirectly liable for the payment of, debts of Tenneco and its consolidated Energy Subsidiaries ("CONSOLIDATED DEBT") other than any new debt incurred to fund payments into the escrow account to pay Dissenters as described in I.11 above. A substantial portion of the Consolidated Debt is held by persons other than Tenneco's shareholders.

  13. Section 10.1 of the Merger Agreement provides that subsequent to the Merger, Acquiror will cause the Surviving Corporation promptly to pay any and all legal and other costs and expenses, including, without limitation, the fees and expenses of the Exchange Agent and Tenneco's financial advisors, and all legal, accounting and actuarial fees and expenses that are incurred by Tenneco in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; provided such expenses are incurred prior to the Effective Time, and have not been paid as of such time. In addition, Section 10.1(c) of the Merger Agreement provides that Tenneco will establish a separate escrow account, consisting of an adequate amount of cash from the $25,000,000 of cash required to be on hand pursuant to the Allocation Agreement, to fund any New York State Tax on Gains Derived from Certain Real Property Transfers, the New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (these taxes are referred to herein collectively as the "TRANSFER TAXES") and any similar taxes in any other jurisdiction that become payable in connection with the Merger.

  14. Tenneco and Acquiror believe that the Merger will enhance prospects for the future growth of the Energy Business due to the affiliation with another corporation possessing similar and complementary lines of business.

                II. ADDITIONAL ASSUMPTIONS AND REPRESENTATIONS

  The following representations have been made by each of the Parties (to the extent such representation relates to such Party) in connection with the Merger, and have been relied on by us in rendering the opinions set forth herein:

  1. Except as otherwise provided in the Merger Agreement, Tenneco, Acquiror, Subsidiary and the Tenneco stockholders will each pay their own expenses, if any, in connection with the Merger.

  2. To the best of the knowledge of the management of Tenneco, there is no plan or intention on the part of the Tenneco stockholders to sell, exchange, or otherwise dispose of a number of shares of Acquiror Stock received in the Merger that would reduce the Tenneco stockholders' ownership of Acquiror Stock to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all of the formerly outstanding Tenneco Stock as of the Closing Date. For purposes of this representation, shares of Tenneco Stock surrendered by Dissenters or exchanged for cash in lieu of fractional shares of Acquiror Stock will be treated as outstanding Tenneco Stock on the Closing Date. Moreover, shares of Tenneco Stock and shares of Acquiror Stock held by Tenneco stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Closing Date will be considered in making this representation. There are no Tenneco stockholders who own beneficially five percent or more of the Tenneco Stock.

  3. The fair market value of the Acquiror Stock received by each of the Tenneco stockholders will be approximately equal to the fair market value of the Tenneco Stock surrendered in the Merger.

  4. Immediately after the Merger, the outstanding capital stock of Tenneco shall consist solely of the Tenneco Common Stock and the New Preferred Stock, and Acquiror shall own 100% of the Tenneco Common Stock. Acquiror has no plan or intention to cause Tenneco to issue additional shares that would result in Acquiror losing control of Tenneco within the meaning of Section 368(c)(1) of the Code.

  5. On the Closing Date, Tenneco will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Tenneco that, if exercised or converted, would affect Acquiror's acquisition or retention of control of Tenneco, as defined in Section 368(c )(1) of the Code.

  6. None of the Parties is an investment company as defined in Section 368(a)(2) (F)(iii) and (iv) of the Code.

  7. On the Closing Date, the fair market value of the assets of Tenneco will exceed the sum of its liabilities plus the liabilities, if any, to which Tenneco's assets are subject.

  8. A substantial portion of the Consolidated Debt is owned by persons who are not owners of Tenneco stock.

  9. The payment of cash in lieu of fractional shares of Acquiror Stock is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Tenneco stockholders instead of issuing fractional shares of Acquiror Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Tenneco stockholders in exchange for their shares of Tenneco Stock. The fractional share interests of each stockholder with respect to each class of Acquiror Stock will be aggregated, and no stockholder will receive cash in an amount greater to or greater than the value of one full share of Acquiror Stock of any such class.

  10. Acquiror has no present plan or intention to liquidate Tenneco, to merge Tenneco into another corporation, to cause Tenneco to sell or otherwise dispose of its assets (other than the sale of certain assets unrelated (or immaterial in relation) to Tenneco's interstate pipeline or natural gas marketing businesses), or to sell or otherwise dispose of any Tenneco Stock acquired in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code.

  11. Acquiror has no plan or intention to reacquire any Acquiror Stock issued to Tenneco stockholders in the Merger.

  12. Acquiror will acquire the Tenneco Stock in exchange for Acquiror Stock as provided in Section 2.5 of the Merger Agreement. For purposes of this representation, Tenneco Stock redeemed for cash or other property furnished by Acquiror will be considered as acquired by Acquiror. Further, no liabilities of Tenneco or the Tenneco shareholders will be assumed by Acquiror, nor will any of the Tenneco Stock be subject to any liabilities.

  13. Acquiror does not presently own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any capital stock of Tenneco.

  14. Immediately following the Merger, Acquiror will continue the Energy Business or use a significant portion of the assets of the Energy Business in a business.

  In addition to the facts, assumptions and representations set forth above, we have examined and relied on such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions rendered below, including, but not limited to, the following:

    (a) The Merger Agreement and its exhibits;

    (b) The Distribution Agreement and its exhibits;

    (c) The Tax Sharing Agreement dated as of          , 1996, by and between
  Tenneco, Newco and TIA;

    (d) The representation letter of Tenneco dated           , 1996,
  delivered to us pursuant to section 6.6 of the Merger Agreement and in the form set forth in Exhibit I to the Merger Agreement;

    (e) The representation letter of Acquiror and Subsidiary dated          ,
  1996, delivered to us pursuant to section 6.6 of the Merger Agreement and in the form set forth in Exhibit I to the Merger Agreement; and

    (f) [list of other appropriate documents including:

      a. Any registration statement on form S-1, including the S-1's for Newco, TIA and the New Preferred;

      b. Any underwriting agreement, including the underwriting agreement for Newco, TIA and the New Preferred; and

      c. Any appropriate debt or loan documents.]

  The documents referred to in items (a) through (f) above are referred to herein as the "Transaction Documents."

  In our examination of the Transaction Documents, we have assumed, without independent investigation, that each of the Transaction Documents has been duly executed and delivered by the respective parties thereto in the form reviewed by us and are enforceable against such parties in accordance with their terms and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with the terms of such documents. We have further assumed that the Merger of Tenneco and Subsidiary and related transactions will be carried out strictly in accordance with the terms of the Merger Agreement and the other Transaction Documents.

  In rendering the opinions set forth herein, we have also assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such document on behalf of any person, (v) the accuracy and completeness of all records made available to us, and (vi) the factual accuracy of all representations, warranties and other statements made by all parties.

  We have further assumed, without investigation, that all documents, representations, warranties and covenants on which we have relied as set forth herein in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, in so far as relevant to the opinions set forth below, from such earlier date through and including the date of this letter.

                                 III. OPINIONS

  Based on our review of relevant provisions and limitations of the Code, Treasury Regulations promulgated thereunder (including Proposed, Temporary and Final Regulations), legislative history of the Code, as of the date hereof, and interpretations of the code by the Service and the courts having jurisdiction over such matters, we are of the following opinion:

  1. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code. The Parties will each be a "party to a reorganization" within the meaning of Code Section 368(b).

  2. Acquiror will not recognize any gain or loss upon the receipt of Tenneco Stock, solely in exchange for Acquiror Stock, as set forth in the Merger Agreement.

  3. Acquiror's basis in Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will, in each case, be equal to the basis of such stock in the hands of the Tenneco shareholders immediately prior to the Merger.

  4. Acquiror's holding period for Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will, in each case, include the period during which such stock was held by the shareholders of Tenneco.

  5. The holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will not recognize any gain or loss upon the exchange of such stock for Acquiror Stock.

  6. The basis of the Acquiror Stock to be received by the holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will be the same as the basis of the Tenneco Stock surrendered in exchange therefor.

  7. The holding period for the Acquiror Stock to be received by the holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will include the holding period for the Tenneco Stock surrendered in exchange therefor, provided that the Tenneco Stock surrendered is held as a capital asset on the Closing Date.

  8. The payment of cash to holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock in lieu of the issuance of fractional shares by Acquiror will be treated for federal income tax purposes as if the fractional shares were issued in the transaction and then redeemed by Acquiror. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. A holder of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock receiving cash for fractional shares will recognize capital gain or loss thereon, provided the shares of Tenneco Stock surrendered for such fractional interests are held as capital assets by the Tenneco stockholders on the Closing Date, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's basis in the shares of Tenneco Stock allocable to such fractional share interests. Such capital gain or loss will be long term capital gain or loss if the holding period for such shares is more than one year.

  9. Holders of Tenneco's $4.50 Preferred Stock who properly demand appraisal of such shares in accordance with Section 262 of the DGCL, and as a result receive only cash in the merger, will be treated as having received that cash as a distribution in redemption of such stock subject to the provisions and limitations of Section 302 of the Code. These Dissenters who hold no Acquiror Stock, directly or through the application of Code Section

318, shall be treated as having a complete termination of interest within the meaning of Code Section 302(b)(3), and the cash received will be treated as a distribution in full payment in exchange for such Tenneco $4.50 Preferred Stock as provided in Code Section 302(a). Holders of such $4.50 Preferred Stock receiving solely cash will recognize capital gain or loss thereon, provided such shares are held as capital assets on the Closing Date, in an amount equal to the difference between the amount of cash received and the shareholder's basis in the shares surrendered. Such capital gain or loss will be long term capital gain or loss if the holding period for such shares is more than one year.

  As noted above, our opinions set forth above are based on relevant provisions and limitations of the Code, Treasury Regulations promulgated thereunder (including Proposed, Temporary and Final Regulations), legislative history of the Code, as of the date hereof, and interpretations of the Code by the Service and the courts having jurisdiction over such matters. These provisions and interpretations are subject to change, either prospectively or retroactively, which might result in modification of our opinion. Also, any variation or difference in the facts from those set forth above or otherwise provided to us may affect the conclusions stated herein.

  No opinion is expressed regarding the tax treatment of the Merger under any other provision of the Code, the Treasury Regulations, or under any state, local or foreign tax laws. In addition, no opinion is expressed regarding the tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically covered by the above opinions.

  This opinion is based on the facts, circumstances and law in existence as of the date of this letter, and we disclaim any responsibility to advise the Parties of any matters arising after the date hereof that may affect the conclusions set forth herein.

  Our opinion is provided as a legal opinion only, and while it represents our best legal judgment, it does not constitute, and shall not be deemed to constitute a guaranty, warranty, or surety of the matters discussed herein. Accordingly, we can provide no assurances that the Service (and other applicable state, local and foreign tax authorities) may not take positions which conflict with the opinions expressed herein, which positions might ultimately be sustained by the courts. Our opinions have no binding, legal effect on the Service, the courts or any other applicable state, local or foreign tax authority.

  The opinions set forth above are solely for the benefit of Tenneco Inc. and the shareholders of Tenneco, and it may not be relied upon or used by any other person or for any other purpose without our express written consent.

                                          JENNER & BLOCK

                                          By:__________________________________
                                            a partner

                                                             EXHIBIT 3(IV)

                                 FORM OF
                               DEPOSIT AGREEMENT

  DEPOSIT AGREEMENT, dated as of [    , 1996,] between El Paso Natural Gas
Company, a Delaware corporation, and [    ], as Depositary.

                                  WITNESSETH:

  WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Stock with the Depositary, as agent for the beneficial owners of the Stock, for the purposes set forth in this Deposit Agreement and for the issuance hereunder of the Receipts evidencing Adjustable Rate Depositary Shares representing an interest in the Stock so deposited; and

  WHEREAS, the Receipts are to be substantially in the form of the Depositary Receipt annexed as Exhibit A to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

  NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:

                                   ARTICLE I

                                  DEFINITIONS

  The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Depositary Receipts:

  "Adjustable Rate Depositary Share" shall mean an interest in one twenty-fifth of a share of Stock deposited with the Depositary hereunder, as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of an Adjustable Rate Depositary Share is entitled, proportionately, to all the rights and preferences of the Stock represented by such Adjustable Rate Depositary Share, including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designation.

  "Certificate of Designation" shall mean the Certificate of Designation annexed as Exhibit B to this Deposit Agreement, as amended from time to time, establishing and setting forth the rights, preferences, privileges and limitations of the Stock.

  "Certificate of Incorporation" shall mean the Restated Certificate Incorporation, as amended from time to time, of the Company.

  "Common Stock" shall mean the Company's Common Stock, par value $3 per share.

  "Company" shall mean El Paso Natural Gas Company, a Delaware corporation, and its successors.

  "Corporate Office" shall mean the office of the Depositary at which at any particular time its depositary receipt business shall be administered, which
at the date of this Deposit Agreement is located at [     ].

  "Deposit Agreement" shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

  "Depositary" shall mean [     ], and any successor as depositary hereunder.

  "Depositary's Agent" shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

  "Depositary Successor" means a successor to the Depositary taking title to the Stock in accordance with Section 5.04.

  "Operating Guidelines" means the operating and administrative procedures relating to the functions of the Depositary pursuant to this Deposit Agreement, as agreed between the Company and the Depositary from time to time.

  "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

  "Receipt" shall mean a Depositary Receipt issued hereunder to evidence one or more Adjustable Rate Depositary Shares, whether in temporary or definitive form.

  "Record holder" as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

  "Redemption Date" shall have the meaning assigned to it in Section 2.03.

  "Registrar" shall mean any qualified Person appointed by the Company to register ownership of Receipts as herein provided.

  "Securities" shall have the meaning assigned to it in Section 3.02.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Stock" shall mean shares of the Company's Adjustable Rate Cumulative Preferred Stock, par value $.01 per share, heretofore validly issued, fully paid and nonassessable.

                                  ARTICLE II

                      FORM OF RECEIPTS, DEPOSIT OF STOCK,
                       EXECUTION AND DELIVERY, TRANSFER,
                     SURRENDER AND REDEMPTION OF RECEIPTS

  SECTION 2.01. Form and Transferability of Receipts. Receipts shall be engraved or printed or lithographed with steel-engraved borders and underlying tint and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Company or any holder of Stock, as the case may be, delivered for deposit in compliance with Section 2.02, shall execute and deliver temporary Receipts that are printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the second to last paragraph of Section 2.02, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Adjustable Rate Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company's expense and without any charge to the holder thereof. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement, and with respect to the Stock deposited hereunder, as definitive Receipts.

  Receipts shall be executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary, provided, however, that such signature may be a facsimile if a Registrar (other than the Depositary) shall have countersigned the Receipts by manual signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided.

  Except as the Depositary may otherwise determine, Receipts shall be in denominations of any number of whole Adjustable Rate Depositary Shares. All Receipts shall be dated the date of their execution.

  Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Stock, the Adjustable Rate Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the Stock or otherwise.

  Title to any Receipt (and to the Adjustable Rate Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt shall be transferred on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

  SECTION 2.02. Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. On the date any Stock is initially issued by the Company, the Depositary, upon receipt of a written order from the Company and a certificate or certificates for the Stock to be deposited under this Deposit Agreement in accordance with the provisions of this Section, shall execute and deliver a Receipt or Receipts for the number of Adjustable Rate Depositary Shares representing such deposited Stock to the person or persons stated in such order.

  Subject to the terms and conditions of this Deposit Agreement, any holder of Stock may deposit such Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for the Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a properly executed instrument of transfer or endorsement in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and
(ii) a written order directing the Depositary to execute and deliver to or upon the written order of the person or persons stated in such order a Receipt or Receipts for the number of Adjustable Rate Depositary Shares representing such deposited Stock.

  If required by the Depositary, Stock presented for deposit at any time, whether or not the register of stockholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or right to subscribe for additional Stock or to receive other property that any person in whose name the Stock is or has been registered may thereafter receive upon or in respect of such deposited Stock, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

  Upon receipt by the Depositary of a certificate or certificates for Stock to be deposited hereunder, together with the other documents specified above, the Depositary shall, as soon as transfer and registration can be accomplished, present such certificate or certificates to the registrar and transfer agent of the Stock for transfer and registration in the name of the Depositary or its nominee of the Stock being deposited. Deposited Stock shall be held by the Depositary in an account to be established by the Depositary at the Corporate Office.

  Upon receipt by the Depositary of a certificate or certificates for Stock to be deposited hereunder, together with the other documents specified above, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first or second paragraph of this Section 2.02 a Receipt or Receipts for the number of whole Adjustable Rate Depositary Shares representing the Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person. In each case, delivery will be made only upon payment by such person to the Depositary of all taxes and other governmental charges and any fees payable in connection with such deposit and the transfer of the Deposited Stock.

  The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may reasonably request to enable the Depositary to perform its obligations under this Deposit Agreement.

  SECTION 2.03. Redemptions of Stock. Whenever the Company shall elect to redeem shares of Stock in accordance with the Certificate of Designation, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than two business days prior notice of the proposed date of the mailing of the notice of redemption of Stock required pursuant to paragraphs 6(b) or 7(d) of the Certificate of Designation to be effected in connection with a redemption of Stock and of the number of such shares of Stock hold by the Depositary to be redeemed as hereinafter provided.

  On the date of any redemption of Stock in accordance with the Certificate of Designation, provided that the Company shall then have deposited with the Depositary the shares of Common Stock and any funds required pursuant to the Certificate of Designation for the Stock deposited with the Depositary to be redeemed, the Depositary shall redeem (using the shares of Common Stock and funds, if any, deposited with it) the number of Adjustable Rate Depositary Shares representing such redeemed Stock. The distribution of the shares of Common Stock and funds, if any, used to effect such redemption shall be governed by Sections 4.01 and 4.02 hereof. The Depositary shall, as directed by the Company, mail, first class postage prepaid, the notice of the redemption of Stock and the proposed simultaneous redemption of the Adjustable Rate Depositary Shares representing the Stock to be redeemed, not less than 30 and not more than 60 days prior to the date fixed for redemption (the "Redemption Date") of such Stock and Adjustable Rate Depositary Shares. Such notice shall be mailed to each holder of record on the record date fixed for such redemption pursuant to Section 4.04 hereof of the Receipts evidencing the Adjustable Rate Depositary Shares, at the address of such holder as the same appears on the records of the Depositary; but neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption.

  With respect to the notices provided in accordance with the first paragraph of this Section 2.03, the Company shall provide the Depositary with such notice, and each such notice shall, as appropriate and to the extent determinable at the time of such notice, state: the record date for such redemption; the redemption date; that all outstanding Adjustable Rate Depositary Shares are to be redeemed or, in the case of a redemption of fewer than all outstanding Adjustable Rate Depositary Shares in connection with a partial redemption of Stock pursuant to paragraph 6(a) or 7(a) of the Certificate of Designation, the number of such Adjustable Rate Depositary Shares held by such holder to be so redeemed; in connection with a redemption of Stock pursuant to paragraph 6(a) of the Certificate of Designation, the redemption price for the Adjustable Rate Depositary Shares, in connection with a redemption pursuant paragraph 7(a) of the Certificate of Designation, the number of shares of Common Stock deliverable upon redemption of each Adjustable Rate Depositary Share to be redeemed and the then effective Common Equivalent Rate (as defined in the Certificate of Designation) used to calculate the number of shares of Common Stock; the place or places where Receipts evidencing Adjustable Rate Depositary Shares to be redeemed are to be surrendered for redemption and that dividends in respect of the Stock represented by the Adjustable Rate Depositary Shares to be redeemed will cease to accrue on such redemption date, unless the Company shall default in delivering the shares of Common Stock or cash, if any, payable by the Company at the time and place specified in such notice. In case fewer than all the outstanding Adjustable Rate Depositary

Shares are to be redeemed, the Adjustable Rate Depositary Shares to be redeemed shall be selected by lot or such other method as the Company in its discretion may determine is fair and appropriate.

  Notice having been mailed by the Depositary as aforesaid, from and after the redemption date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it as set forth in the Company's notice provided for in the preceding paragraphs), the Adjustable Rate Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Adjustable Rate Depositary Shares (except the right to receive the shares of Common Stock and any cash upon redemption) shall, to the extent of such Adjustable Rate Depositary Shares, cease and terminate. Upon surrender in accordance with said notices of the Receipts evidencing such Adjustable Rate Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Adjustable Rate Depositary Shares shall be redeemed (as nearly as may be practicable without creating fractional shares) in exchange for cash or, if applicable, shares of Common Stock at a rate equal to one twenty-fifth the number of shares of Common Stock delivered in respect of the shares of Stock represented by such Adjustable Rate Depositary Shares as is provided for in the Certificate of Designation. The foregoing shall be subject further to the terms and conditions of the Certificate of Designation.

  If fewer than all of the Adjustable Rate Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, a new Receipt evidencing the Adjustable Rate Depositary Shares evidenced by such prior Receipt and not called for redemption, together with the shares of Common Stock for the Adjustable Rate Depositary Shares called for redemption.

  SECTION 2.04. Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Depositary shall make transfers on its books from time to time of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Adjustable Rate Depositary Shares evidenced by the Receipt or Receipts surrendered.

  SECTION 2.05. Combination and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Corporate Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Adjustable Rate Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Adjustable Rate Depositary Share.

  SECTION 2.06. Surrender of Receipts and Withdrawal of Stock. Any holder of a Receipt or Receipts may withdraw any or all of the Stock (but only in whole shares of Stock) represented by the Adjustable Rate Depositary Shares evidenced by such Receipts by surrendering such Receipt or Receipts at the Corporate Office or at such other office as the Depositary may designate for such withdrawals. After such surrender, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the whole number of shares of Stock represented by the Adjustable Rate Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such shares of Stock will not thereafter be entitled to deposit such shares of Stock hereunder or to receive Adjustable Rate Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Adjustable Rate Depositary Shares in excess of the number of Adjustable Rate Depositary Shares representing the whole number of shares of Stock to be withdrawn, the Depositary shall at the same time, in addition to such whole number of shares of Stock, deliver to such holder a new Receipt or Receipts evidencing such excess number of Adjustable Rate Depositary Shares. Delivery of the Stock being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

  If the Stock being withdrawn is to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

  The Depositary shall deliver the Stock represented by the Adjustable Rate Depositary Shares evidenced by Receipts surrendered for withdrawal at the Corporate office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

  SECTION 2.07. Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to the Stock being deposited or withdrawn or with respect to the Common Stock of the Company being issued upon redemption); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish not inconsistent with the provisions of this Deposit Agreement.

  The deposit of Stock may be refused, the delivery of Receipts against Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender or exchange of outstanding Receipts may be suspended (i) during a period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or (iii) with the approval of the Company, for any other reason. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any shares of Stock that are required to be registered under the Securities Act unless a registration statement under the Securities Act is in effect as to such shares of Stock.

  SECTION 2.08. Lost Receipts, etc. In case any Receipt shall be mutilated or destroyed or lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, however, that the holder thereof provides the Depositary with (i) evidence satisfactory to the Depositary of such destruction, loss or theft of such Receipt, of the authenticity thereof and of his ownership thereof, (ii) reasonable indemnification satisfactory to the Depositary and (iii) payment of any expense (including fees, charges and expenses of the Depositary) in connection with such indemnification, execution and delivery.

  SECTION 2.09. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary's Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy such Receipts so cancelled.

                                  ARTICLE III

                        CERTAIN OBLIGATIONS OF HOLDERS
                          OF RECEIPTS AND THE COMPANY

  SECTION 3.01. Filing Proofs, Certificates and Other Information. Any person presenting stock for deposit or any holder of a Receipt may be required from time to time to file such proof of residence or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the Stock represented by the Adjustable Rate Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

  SECTION 3.02. Payment of Taxes or Other Governmental Charges. If any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to any Receipt, the Adjustable Rate Depositary Shares evidenced by such Receipt, the Stock (or fractional interest therein) represented by such Adjustable Rate Depositary Shares or any transaction referred to in Section 4.06, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of such Receipt. Until such payment is made, transfer of any Receipt or any withdrawal of the Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld and any part or all of the Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of such Receipt remaining liable for any deficiency. Unless the Company determines otherwise, the Depositary shall act as the withholding agent for any payments, distributions and exchanges made with respect to the Adjustable Rate Depositary Shares and Receipts, and the Stock represented thereby (collectively, the "Securities"). The Depositary shall be responsible with respect to the Securities for the timely (i) collection and deposit of any required withholding or backup withholding tax, and (ii) filing of any information returns or other documents with federal (and other applicable) taxing authorities. In the event the Depositary is required to pay any such amounts, the Company shall reimburse the Depositary for payment thereof upon the request of the Depositary and the Depositary shall, upon the Company's request and as instructed by the Company, pursue its rights against such holder at the Company's expense.

  SECTION 3.03. Representations and Warranties as to Stock. In the case of the initial deposit of the Stock, the Company and, in the case of subsequent deposits thereof, each person so depositing Stock under this Deposit Agreement shall be deemed thereby to represent and warrant that such Stock and each certificate therefor are valid, fully paid and nonassessable and that the person making such deposit is duly authorized to do so. Such representations and warranties shall survive the deposit of the Stock and the issuance of Receipts.

                                  ARTICLE IV

                              THE STOCK, NOTICES

  SECTION 4.01. Cash Distributions. Whenever any cash dividend or other cash distribution shall be paid on the Stock, the Company, on behalf of the Depositary (or, if the Company determines otherwise, the Depositary), shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Adjustable Rate Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes or as otherwise required pursuant to law, regulation or court process, the amount made available for distribution or distributed in respect of Adjustable Rate Depositary Shares shall be reduced accordingly. The Company, on behalf of the Depositary (or, if the Company determines otherwise, the Depositary), shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Adjustable Rate Depositary Shares a fraction of one cent. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any record holder on the aggregate number of Adjustable Rate Depositary Shares held by such holder results in an amount which is a fraction of a cent, the amount the Depositary shall distribute to such record holder shall be rounded to the next highest whole cent; and upon request of the Depositary, the Company shall pay the additional amount to the Depositary for distribution.

  SECTION 4.02. Distributions Other Than Cash. Whenever any distribution other than cash shall be made on the Stock, the Company, on behalf of the Depositary (or, if the Company determines otherwise, the Depositary), shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Adjustable Rate Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company may deem equitable and practicable for accomplishing such distribution. If, in the opinion of the Company, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or as otherwise required pursuant to law, regulation or court process), the Company deems such distribution not to be feasible, the Company on behalf of the Depositary (or, if the Company determines otherwise, the Depositary) may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Company on behalf of the Depositary (or, if the Company determines otherwise, the Depositary) to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

  SECTION 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary or the Company to the record holders of Receipts if the Company so directs in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines that it is not lawful or feasible to make such rights, preferences or privileges available to some or all holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so instructed by the Company, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary or the Company, as the case may be, to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

  If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold such securities, the Company shall promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until the

Depositary has been notified by the Company that such registration statement has become effective or that the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

  If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company will use its best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

  SECTION 4.04. Notice of Dividends, Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered with respect to the Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice or any solicitation of consents in respect of the Stock,
(ii) any call for redemption of any shares of Stock or (iii) any event of which holders of Stock are entitled to notice in accordance with the Certificate of Designation, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts who shall be entitled (i) to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof,
(ii) to receive notice of, and to give instructions for the exercise of voting rights at, or the delivery of consents with respect to, any such meeting or consent solicitation, as the case may be, or (iii) to receive notice of any such redemption or other event.

  SECTION 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter (unless another arrangement for allowing holders of Adjustable Rate Depositary Shares to exercise the voting rights associated with the Adjustable Rate Depositary Shares is agreed by the Company and the Depositary), mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to
Section 4.04 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designation, to instruct the Depositary as to the exercise of the voting rights with respect to the amount of Stock represented by their respective Adjustable Rate Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted with respect to the amount of Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt.

  SECTION 4.06. Changes Affecting Stock and Reclassifications, Recapitalizations, etc. Upon any split-up, consolidation or any other reclassification of Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company's assets, the Depositary shall, upon the instructions of the Company, treat any shares of stock or other securities (including depositary shares) or property (including cash) that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Stock as now deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion or in respect of such Stock. In any such case the Depositary may, in its discretion, with the approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. If upon any split-up, consolidation or any other reclassification of Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company's assets the Company delivers to the Depositary shares of stock or other securities (including depositary shares) or property

(including cash) a portion of which shall be distributed to record holders of Receipts in accordance with Sections 4.01, 4.02 and 4.03 and a portion of which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Stock as new deposited property under this Section 4.06, the Company shall clearly indicate such division in the instructions to the Depositary provided pursuant to this Section 4.06.

                                   ARTICLE V

                        THE DEPOSITARY AND THE COMPANY

  SECTION 5.01. Maintenance of Offices, Agencies, Transfer Books by the Depositary; the Registrar. Upon execution of this Deposit Agreement in accordance with its terms, the Depositary shall maintain at the Corporate Office facilities for the execution and delivery, transfer, surrender and exchange, split-up and combination of Receipts and the deposit and withdrawal of Stock and at the offices of the Depositary's Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and the deposit and withdrawal of Stock, all in accordance with the provisions of this Deposit Agreement.

  The Depositary shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts as and to the extent provided by applicable law. The Depositary shall consult with the Company upon receipt of any request for inspection. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

  The Depositary shall make available for inspection by holders of Receipts at the Corporate Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of Stock and made generally available to the holders of Stock.

  Promptly upon request from time to time by the Company and at the Company's sole expense, the Depositary shall furnish to it a list, as of a recent date, of the names, addresses and holdings of Adjustable Rate Depositary Shares of all persons in whose names Receipts are registered on the books of the Depositary.

  If the Receipts or the Adjustable Rate Depositary Shares evidenced thereby or the Stock represented by such Adjustable Rate Depositary Shares shall be listed on the New York Stock Exchange, Inc., the Depositary shall, if directed by the Company, appoint a Registrar for registry of such Receipts or Adjustable Rate Depositary Shares in accordance with the requirements of such Exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such Exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Adjustable Rate Depositary Shares or such Stock are listed on one or more other stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, transfer, surrender and exchange of such Receipts, such Adjustable Rate Depositary Shares or such Stock as may be required by law or applicable stock exchange regulations.

  SECTION 5.02. Liability of the Depositary, the Depositary's Agents or the Company. Neither the Depositary nor any Depositary's Agent nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary or the Depositary's Agent, by reason of any provision, present or future, of the Certificate of Incorporation or the Certificate of Designation or, in the case of the Company, the Depositary or the Depositary's Agent, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except, in case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the negligence, bad faith or willful misconduct of the party charged with such exercise or failure to exercise.

  SECTION 5.03. Obligations of the Depositary, the Depositary's Agents and the Company. Neither the Depositary nor any Depositary Agent nor the Company nor the Registrar assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than that each of them agrees to use good faith in the performance of such duties as are specifically set forth in this Deposit Agreement and other than for its negligence, bad faith or willful misconduct.

  Neither the Depositary nor any Depositary's Agent nor the Company nor the Registrar shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to Stock, Adjustable Rate Depositary Shares or Receipts or Common Stock or other securities or property that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

  Neither the Depositary nor any Depositary's Agent nor the Company nor the Registrar shall be liable for any action or any failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, any Depositary's Agent, the Registrar and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  Notwithstanding the first paragraph of this Section 5.03, the Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited shares of Stock or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith or in accordance with this Deposit Agreement. The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement against the Depositary or any Registrar. The Depositary will indemnify the Company against any liability that may arise out of acts performed or omitted by the Depositary or its agents due to its or their negligence, bad faith or willful misconduct. The Depositary, its parent, affiliates or subsidiaries and any Depositary's Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Adjustable Rate Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the Depositary's Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

  It is intended that neither the Depositary nor any Depositary's Agent shall be deemed to be an "issuer" of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary's Agent are acting only in a ministerial capacity as Depositary for the Stock.

  The Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

  Each of the Company and the Depositary agrees to be bound by, and act in accordance with, the Operating Guidelines current from time to time.

  The Depositary shall not lend the Adjustable Rate Depositary Shares.

  Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary's Agent nor the Registrar makes any representation or has any responsibility as to the validity of the Prospectus pursuant to which the Adjustable Rate Depositary Shares are offered, the Stock, the Adjustable Rate Depositary Shares or the Receipts (except its countersignature thereon), or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

  The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts, which can be taken as a statement of the Company summarizing certain provisions of this Deposit Agreement. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity, genuineness or sufficiency of any Stock at any time deposited with the Depositary hereunder or of the Adjustable Rate Depositary Shares, as to the validity or sufficiency of this Deposit Agreement, as to the value of the Adjustable Rate Depositary Shares or as to any right, title or interest of the record holders of Receipts in and to the Adjustable Rate Depositary Shares, except that the Depositary hereby represents and warrants as follows: (i) the Depositary has been duly organized and is validly existing and in good standing under the laws of
[      ], with full power, authority and legal right under such law to execute, deliver and carry out the terms of this Deposit Agreement; (ii) this Deposit Agreement has been duly authorized, executed and delivered by the Depositary; and (iii) this Deposit Agreement constitutes a valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Depositary shall not be accountable for the use or application by the Company of the Adjustable Rate Depositary Shares or the Receipts or the proceeds thereof.

  SECTION 5.04. Resignation and Removal of the Depositary, Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take affect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

  The Company may, by notice in writing to the Depositary, terminate the engagement of the Depositary with respect to any or all of the duties or obligations of the Depositary set out in this Deposit Agreement (including such duties as are customarily associated with the role of a transfer agent or paying agent), such termination to take effect upon the appointment of a successor to fulfill those duties or obligations and its acceptance of such appointment as hereinafter provided. In the event that the Company terminates the engagement of the Depositary with respect to some, but not all, of the duties or obligations of the Depositary, the Depositary shall thereafter be deemed only to have such rights and obligations under this Deposit Agreement as are necessary for it to fulfill its remaining duties or obligations. The Depositary agrees to cooperate with the Company or any person appointed by the Company or that person with respect to the performance of any of the duties previously performed by the Depositary.

  In case at any time the Depositary acting hereunder shall resign or the Company shall terminate the engagement of the Depositary with respect to any or all of the duties or obligations of the Depositary set out in this Deposit Agreement, the Company shall, within 45 days after the delivery of the notice of resignation or termination, as the case may be, appoint a successor with respect to such duties and obligations so terminated. If such successor is to take title to the Stock (a "Depositary Successor"), the Depositary Successor shall be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States of America and having a
combined capital and surplus of at least [$   ]. If a successor shall not have
been appointed in 45 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor.

  Every Depositary Successor shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such Depositary Successor, without any further act or deed, shall become fully vested with all the duties and obligations of its predecessor so terminated and all rights and powers with respect thereto and for all purposes shall be the Depositary under this Deposit Agreement with respect to the duties and obligations of the predecessor so terminated, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such Depositary Successor all such rights and powers of such predecessor hereunder, shall, if applicable, duly assign, transfer and deliver all rights, title and interest in the Stock and any moneys or property held hereunder to such Depositary Successor and shall, if applicable, deliver to such Depositary Successor a list of the record holders of all outstanding Receipts. Any Depositary Successor shall promptly mail notice of its appointment to the record holders of Receipts.

  Any corporation into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

  SECTION 5.05. Corporate Notices and Reports. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary's books, copies of all notices and reports (including financial statements) required by law, by the rules of any national securities exchange upon which the Stock, the Adjustable Rate Depositary Shares or the Receipts are listed or by the Certificate of Incorporation and the Certificate of Designation to be furnished by the Company to holders of Stock. Such transmission will be at the Company's expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company's expense such other documents as may be requested by the Company. The Depositary will make available for inspection by holders of Receipts at the Corporate office and at such other places as it may from time to time deem advisable during normal business hours any such notices and reports received from the Company.

  SECTION 5.06. Deposit of Stock by the Company. Neither the Company nor any company controlled by the Company will at any time deposit any Stock if such Stock is required to be registered under the provisions of the Securities Act and no registration statement is at such time in effect as to such Stock.

  SECTION 5.07. Indemnification by the Company. The Company agrees to indemnify the Depositary, any Depositary's Agent and any Registrar against, and hold each of them harmless from, any liability, costs and expenses (including reasonable attorneys' fees) that may arise out of or in connection with its acting as Depositary, Depositary's Agent or Registrar, respectively, under this Deposit Agreement and the Receipts, except for any liability arising out of negligence, bad faith or willful misconduct on the part of any such person or persons.

  SECTION 5.08. Fees, Charges and Expenses. No fees, charges and expenses of the Depositary or any Depositary's Agent hereunder or of any Registrar shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in this Deposit Agreement. If the Depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a Receipt or other person, such holder or other person will be liable for such fees, charges and expenses. All other fees, charges and expenses of the Depositary and any Depositary's Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid from time to time upon consultation and agreement between the Depositary and the Company as to the amount and nature of such fees, charges and expenses.

                                  ARTICLE VI

                           AMENDMENT AND TERMINATION

  SECTION 6.01. Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable. Any amendment that shall impose any fees, taxes or charges (other than fees and charges provided for herein or in the Receipts), or that shall otherwise prejudice any substantial existing right of holders of Receipts, shall not become effective as to outstanding Receipts until the expiration of 15 days after notice of such amendment shall have been given to the record holders of outstanding Receipts. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement an amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.03, 2.06, 2.07 and Article III, of any owner of any Adjustable Rate Depositary Shares to surrender the Receipt evidencing such Adjustable Rate Depositary Shares with instructions to the Depositary to deliver to the holder the Stock represented thereby, except in order to comply with mandatory provisions of applicable law.

  SECTION 6.02. Termination. This Deposit Agreement may be terminated by the Company or the Depositary only after (a) (i) all outstanding Adjustable Rate Depositary Shares shall have been redeemed pursuant to Section 2.03 or (ii) there shall have been made a final distribution in respect of the Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Adjustable Rate Depositary Shares pursuant to Section 4.01 or 4.02, as applicable, and
(b) reasonable notice has been given to any remaining holders of Receipts.

  If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Depositary thereafter shall discontinue the transfer of Receipts, the Company or the Depositary, as the case may be, shall suspend the distribution of dividends to the holders thereof, and the Depositary shall not give any further notices (other than notice of such termination) or perform any further acts under this Deposit Agreement, except that the Depositary shall, if applicable, continue to collect dividends and other distributions pertaining to Stock, sell rights, preferences or privileges as provided in this Deposit Agreement and shall continue to deliver the Stock and any money and other property represented by Receipts upon surrender thereof by the holders thereof. At any time after the expiration of two years from the date of termination, the Depositary may sell Stock then held hereunder at public or private sale, at such places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property held by it hereunder, without liability for interest, for the benefit, pro rata in accordance with their holdings, of the holders of Receipts that have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement except to account for such net proceeds and money and other property.

  Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.07 and 5.08. In the event this Deposit Agreement is terminated, the Company hereby agrees to use its best efforts to list any outstanding underlying Stock on the New York Stock Exchange, Inc. or any other national securities exchange on which the Common Stock is listed.

                                  ARTICLE VII

                                 MISCELLANEOUS

  SECTION 7.01. Counterparts. This Deposit Agreement may be executed by the Company and the Depositary in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary's Agents and shall be open to inspection at all reasonable times during normal business hours at the Corporate Office and the respective offices of the Depositary's Agents, if any, by any holder of a Receipt.

  SECTION 7.02. Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

  SECTION 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

  SECTION 7.04. Notices. Any notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to the Company at El Paso Natural Gas Company, One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901, Attention: Corporate Secretary, or at any other place to which the Company may have transferred its principal executive office.

  Any notices given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, return receipt requested, addressed to the Depositary at the Corporate Office.

  Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or, if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

  Delivery of a notice sent by mail, or by telegram or telex or telecopier shall be deemed to be effected at the time when a duly addressed letter containing the same (or a duly addressed letter confirming an earlier notice in the case of a telegram or telex or telecopier message) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, in its sole discretion, act upon any telegram or telex or telecopier message received by it from the other or from any holder of a Receipt, notwithstanding that such telegram or telex or telecopier message shall not have complied with the notice provisions set forth herein.

  SECTION 7.05. Depositary's Agents. The Depositary may from time to time appoint Depositary's Agents (with the Company's prior written consent and on terms and conditions acceptable to the Company) to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary's Agents and vary or terminate the appointment of such Depositary's Agents. The Depositary will notify the Company prior to any such action.

  SECTION 7.06. Holders of Receipts Are Parties. Notwithstanding that holders of Receipts have not executed and delivered this Deposit Agreement or any counterpart thereof, the holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery of Receipts.

  SECTION 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflict of laws.

  SECTION 7.08. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

  IN WITNESS WHEREOF, El Paso Natural Gas Company, and [     ] have duly
executed this agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

                                          EL PASO NATURAL GAS COMPANY

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [          ]

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT A

                              DEPOSITARY RECEIPT
                                      FOR
                      ADJUSTABLE RATE DEPOSITARY SHARES,

               EACH REPRESENTING ONE TWENTY-FIFTH SHARE OF
                  ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK
                          (PAR VALUE $.01 PER SHARE)
                                      OF
                          EL PASO NATURAL GAS COMPANY
            (INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE)

No. Adjustable Rate Depositary Shares (each Adjustable Rate Depositary Share represents [one-fifteenth] share of Adjustable Rate Cumulative Preferred Stock (par value $.01 per share)

  l. [          ] trust company, as Depositary (the "Depositary"), hereby
certifies that      is the registered owner of     Depositary Shares (the
"Adjustable Rate Depositary Shares"), each Adjustable Rate Depositary Share representing one twenty-fifth share of Adjustable Rate Cumulative Preferred Stock, par value $.01 per share (the "Stock"), of El Paso Natural Gas Company, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), deposited with the Depositary, and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Stock and held by the Depositary under the Deposit Agreement (as defined below). Subject to the terms of the Deposit Agreement, each owner of an Adjustable Rate Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented thereby, including the dividend, voting, liquidation and other rights contained in the Certificate of Designation of Adjustable Rate Cumulative Preferred Stock, as amended from time to time, establishing the rights, preferences, privileges and limitations of the Stock (the "Certificate of Designation"), copies of which are on file at the Depositary's office located at the time of the execution of the Deposit Agreement at
[          ] (such office or the corporate trust office of the Depositary at which its business in respect of matters governed by the Deposit Agreement is administered at any later time, being at the relevant time, the "Corporate Officer").

  2. The Deposit Agreement. Depositary Receipts (the "Receipts"), of which this Receipt is one, are made available upon the terms and conditions set
forth in the Deposit Agreement, dated as of [     ], 1996 (the "Deposit
Agreement"), between the Company and the Depositary. The Deposit Agreement (copies of which are on file at the Corporate Office and at the office of any Depositary's Agent) sets forth the rights of holders of Receipts and the rights and duties of the Depositary. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions thereof, to which reference is hereby made. In the event of any conflict between the provisions of this Receipt and the provisions of the Deposit Agreement, the provisions of the Deposit Agreement will govern. Unless otherwise expressly herein provided, all defined terms used herein shall have the meanings ascribed thereto in the Deposit Agreement.

  3. Redemptions of Stock. Whenever the Company shall elect to redeem shares of Stock in accordance with the Certificate of Designation, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than two business days prior notice of the proposed date of the mailing of the notice of redemption of the Stock required pursuant to paragraph 4(h) of the Certificate of Designation in connection with a redemption of Stock and of the number of such shares of Stock held by the Depositary to be redeemed as provided herein.

  On the date of any redemption of Stock in accordance with the Certificate of Designation, provided that the Company shall then have deposited with the Depositary the shares of Common Stock, par value $3 per share ("Common
Stock"), and any funds required pursuant to the Certificate of Designation for the Stock deposited with the Depositary to be redeemed, the Depositary shall redeem (using the shares of Common Stock and funds, if any, deposited with it) the number of Adjustable Rate Depositary Shares representing such redeemed Stock. The distribution of the shares of Common Stock and funds, if any, used to effect such redemption shall be governed by Sections 4.01 and 4.02 of the Deposit Agreement. The Depositary shall, as directed by the Company, mail, first class postage prepaid, notice of the redemption of Stock and the proposed simultaneous redemption of Adjustable Rate Depositary Shares representing the Stock to be redeemed, not less than 30 and not more than 60 days prior to the date fixed for redemption (the "Redemption Date") of such Stock and Adjustable Rate Depositary Shares. Such notice shall be mailed to each holder of record on the record date fixed for such redemption as provided in paragraph 14 below of the Receipts evidencing Adjustable Rate Depositary Shares. In case fewer than all the outstanding Adjustable Rate Depositary Shares are to be redeemed, the Adjustable Rate Depositary Shares to be redeemed shall be selected by lot or such other methods the Company in its discretion may determine is fair and appropriate.

  Notice having been mailed as aforesaid, from and after the redemption date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it, as set forth in the Company's notice provided for above), the Adjustable Rate Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Adjustable Rate Depositary Shares (except the right to receive the shares of Common Stock and any cash upon redemption) shall, to the extent of such Adjustable Rate Depositary Shares, cease and terminate. Upon surrender in accordance with said notices of the Receipts evidencing such Adjustable Rate Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Adjustable Rate Depositary Shares shall be redeemed (as nearly as may be practicable without creating fractional shares) in exchange for cash or, if applicable, shares of Common Stock at a rate equal to one twenty-fifth of the number of shares of Common Stock delivered in respect of the shares of Stock represented by such Depositary Shares as is provided for in the Certificate of Designation. The foregoing shall be subject further to the terms and conditions of the Certificate of Designation. If fewer than all of the Adjustable Rate Depositary Shares evidenced by this Receipt are called for redemption, the Depositary will deliver to the holder of this Receipt upon its surrender to the Depositary, a new Receipt evidencing the Adjustable Rate Depositary Shares evidenced by such prior Receipt and not called for redemption, together with the shares of Common Stock or other property for the Adjustable Rate Depositary Shares called for redemption.

  4. Surrender of Receipts and Withdrawal of Stock. Upon surrender of this Receipt to the Depositary at the Corporate Office, or at such other offices as the Depositary may designate, and subject to the provisions of the Deposit Agreement, the holder hereof is entitled to withdraw, and to obtain delivery, to or upon the order of such holder, of any or all of the Stock (but only in whole shares of Stock) and all money and other property, if any, at the time represented by the Adjustable Rate Depositary Shares evidenced by this Receipt, but holders of such shares of Stock will not thereafter be entitled to deposit such shares of Stock hereunder or to receive Adjustable Rate Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Adjustable Rate Depositary Shares in excess of the number of Adjustable Rate Depositary Shares representing the whole number of shares of Stock to be withdrawn, the Depositary shall, in addition to such whole number of shares of Stock and such money and other property, if any, to be withdrawn, deliver, to or upon the order of such holder, a new Receipt or Receipts evidencing such excess number of Adjustable Rate Depositary Shares.

  5. Transfers, Split-ups, Combinations. Subject to paragraphs 6, 7 and 8 below, this Receipt is transferable on the books of the Depositary upon surrender of this Receipt to the Depositary, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, and upon such transfer the Depositary shall sign and deliver a Receipt to or upon the order of the person entitled thereto, all as provided in and subject to the Deposit Agreement. This Receipt may be split into other Receipts or combined with other Receipts into one Receipt evidencing the same aggregate number of Adjustable Rate Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Adjustable Rate Depositary Share.

  6. Conditions to Signing and Delivery, Transfer, etc., of Receipts. Prior to the execution and delivery, transfer, split-up, combination, surrender or exchange of this Receipt, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to Stock being deposited or withdrawn or with respect to Common Stock of the Company being issued upon redemption); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish not inconsistent with the Deposit Agreement. Any person presenting Stock for deposit, or any holder of this Receipt, may be required to file such proof of information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of this Receipt, the transfer, redemption or exchange of this Receipt, the withdrawal of the Stock represented by the Adjustable Rate Depositary Shares evidenced by this Receipt or the distribution of any dividend or other distribution until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

  7. Suspension of Delivery, Transfer, etc. The deposit of Stock may be refused, the delivery of this Receipt against Stock may be suspended, or the transfer, split-up, combination, surrender or exchange of this Receipt may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or (iii) with the approval of the Company, for any other reason.

  8. Payment of Taxes or Other Governmental Charges. If any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to this Receipt, the Adjustable Rate Depositary Shares evidenced by this Receipt, the Stock (or any fractional interest therein) represented by such Adjustable Rate Depositary Shares or any transaction referred to in
Section 4.06 of the Deposit Agreement, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder hereof. Until such payment is made, transfer of this Receipt or any withdrawal of the Stock, represented by the Adjustable Rate Depositary Shares evidenced by this Receipt may be refused, any dividend or other distribution may be withheld and any part or all of the Stock represented by the Adjustable Rate Depositary Shares evidenced by this Receipt may be sold for the account of the holder hereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of this Receipt remaining liable for any deficiency.

  9. Amendment. The form of the Receipts and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable. Any amendment that shall impose any fees, taxes or charges (other than fees and charges provided for herein or in the Deposit Agreement), or that shall otherwise prejudice any substantial existing right of holders of Receipts, shall not become effective as to outstanding Receipts until the expiration of 15 days after notice of such amendment shall have been given to the record holders of outstanding Receipts. The holder of this Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold this Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement an amended thereby. In no event shall any amendment impair the right, subject to the provisions of paragraphs 3, 4, 7 and 8 hereof and of Sections 2.03, 2.06, 2.07 and Article III of the Deposit Agreement, of the owner of the Adjustable Rate Depositary Shares evidenced by this Receipt to surrender this Receipt with instructions to the Depositary to deliver to the holder the Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

  10. Fees, Charges and Expenses. The Company will pay all fees, charges and expenses of the Depositary, except for taxes (including transfer taxes, if any) and other governmental charges and such charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock, holders of Receipts or other persons.

  11. Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Adjustable Rate Depositary Shares evidenced hereby), when properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until this Receipt shall be transferred on the books of the Depositary as provided in Section 2.04 of the Deposit Agreement, the Depositary and the Company may, notwithstanding any notice to the contrary, treat the record holder hereof at such time as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

  12. Cash Dividends and Distributions. Whenever any cash dividend or other cash distribution shall be paid on the Stock, the Company, on behalf of the Depositary, (or, if the Company determines otherwise, the Depositary) will, subject to the provisions of the Deposit Agreement, make such distribution to record holders of Receipts as nearly as practicable in proportion to the respective numbers of Adjustable Rate Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in the event the Company or the Depositary shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Adjustable Rate Depositary Shares shall be reduced accordingly. The Company, on behalf of the Depositary, (or, if the Company determines otherwise, the Depositary) shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Adjustable Rate Depositary Shares a fraction of one cent. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any record holder on the aggregate number of Adjustable Rate Depositary Shares held by such holder results in an amount which is a fraction of a cent, the amount the Depositary shall distribute to such record holder shall be rounded to the next highest whole cent; and upon request of the Depositary, the Company shall pay the additional amount to the Depositary for distribution.

  13. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose name Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance, subject to the provisions of the Deposit Agreement, be made available by the Depositary or the Company to the record holders of Receipts if the Company so directs in such manner as the Company shall instruct.

  14. Notice of Dividends, Fixing of Record Date. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered with respect to the Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice or any solicitation of consents in respect of the Stock, (ii) any call for redemption or exchange of any shares of Stock or (iii) any event of which holders of Stock are entitled to notice in accordance with the Certificate of Designation, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts who shall be entitled (i) to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (ii) to receive notice of, and to give instructions for the exercise of voting rights at, or the delivery of consents with respect to, any such meeting or consent solicitation, as the case may be, or (iii) to receive notice of any such redemption or other event.

  15. Voting Rights. Upon receipt of notice of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter (unless another arrangement for allowing holders of Adjustable Rate Depositary Shares to exercise the voting rights associated with the Adjustable Rate Depositary

Shares is agreed by the Company and the Depositary), mail to the record holders of Receipts a notice, which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date determined as provided in paragraph 14 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designation, to instruct the Depositary as to the exercise of the voting rights with respect to the amount of Stock represented by their respective Adjustable Rate Depositary Shares, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted with respect to the amount of Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Adjustable Rate Depositary Shares evidenced by such Receipt.

  16. Reports, Inspection of Transfer Books. The Depositary shall make available for inspection by holders of Receipts at the Corporate office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of Stock and made generally available to the holders of Stock by the Company. The Depositary shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times during normal business hours will be open for inspection by the record holders of Receipts as and to the extent provided by applicable law.

  17. Liability of the Depositary, the Depositary's Agent and the Company. Neither the Depositary nor any Depositary's Agent nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of any governmental authority or, in the case of the Depositary or the Depositary's Agent, by reason of any provision, present or future, of the Certificate of Incorporation or the Certificate of Designation or, in the case of the Company, the Depositary or the Depositary's Agent, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of the Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of the Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

  18. Obligations of the Depositary, the Depositary's Agents and the Company. Neither the Depositary nor any Depositary's Agent nor the Company assumes any obligation or shall be subject to any liability hereunder or under the Deposit Agreement to holders of Receipts other than that each of them agrees to use good faith in the performance of such duties as are specifically set forth in the Deposit Agreement and other than for its negligence, bad faith or willful misconduct.

  Neither the Depositary nor any Depositary's Agent nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to Stock, Adjustable Rate Depositary Shares or Receipts or Common Stock that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

  Neither the Depositary nor any Depositary's Agent nor the Company shall be liable for any action or any failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information.

  19. Termination of Deposit Agreement. The Deposit Agreement may be terminated by the Company or the Depositary only after (a) (i) all outstanding Adjustable Rate Depositary Shares shall have been redeemed pursuant to Section
2.03 of the Deposit Agreement or there shall have been made a final distribution in respect of the Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Adjustable Rate Depositary Shares pursuant to Section 4.01 or 4.02 of the Deposit Agreement, as applicable and (b) reasonable notice has been given to any remaining holders of Receipts. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations thereunder except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.07 and 5.08 of the Deposit Agreement.

  If any Receipts remain outstanding after the date of termination, the Depositary thereafter shall discontinue all functions and be discharged from all obligations as provided in the Deposit Agreement, except as specifically provided therein.

  20. Governing Law. The Deposit Agreement and this Receipt and all rights thereunder and hereunder and provisions thereof and hereof shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflict of laws.

  This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless this Receipt shall have been executed manually or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by facsimile by the Depositary by the signature of a duly authorized signatory and, if executed by facsimile signature of the Depositary, shall have been countersigned manually by Such Registrar by the signature of a duly authorized signatory.

  THE DEPOSITARY IS NOT RESPONSIBLE FOR THE VALIDITY OF ANY DEPOSITED STOCK. THE DEPOSITARY ASSUMES NO RESPONSIBILITY FOR THE CORRECTNESS OF THE FOREGOING DESCRIPTION WHICH CAN BE TAKEN AS A STATEMENT OF THE COMPANY SUMMARIZING CERTAIN PROVISIONS OF THE DEPOSIT AGREEMENT. UNLESS EXPRESSLY SET FORTH IN THE DEPOSIT AGREEMENT, THE DEPOSITARY MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY, GENUINENESS OR SUFFICIENCY OF ANY STOCK AT ANY TIME DEPOSITED WITH THE DEPOSITARY UNDER THE DEPOSIT AGREEMENT OR OF THE ADJUSTABLE RATE DEPOSITARY SHARES OR THE RECEIPTS (EXCEPT FOR ITS COUNTERSIGNATURE THEREON), AS TO THE VALIDITY OR SUFFICIENCY OF THE DEPOSIT AGREEMENT, AS TO THE VALUE OF THE ADJUSTABLE RATE DEPOSITARY SHARES OR AS TO ANY RIGHT, TITLE OR INTEREST OF THE RECORD HOLDERS OF THE DEPOSITARY RECEIPTS IN AND TO THE ADJUSTABLE RATE DEPOSITARY SHARES.

  The Company will furnish to any holder of a Receipt without charge, upon request addressed to its executive office or the office of its transfer agent, a full statement of the designation, relative rights, preferences and limitations of the shares of each authorized class, and of each series of preferred stock authorized to be issued, so far as the same may have been fixed, and a statement of the authority of the Board of Directors of the Company to designate and fix the relative rights, preferences and limitations of each series.

                                          Dated:

                                          [          ]

                                          By __________________________________
                                                   Authorized Signatory

                             [FORM OF ASSIGNMENT]

  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the within Receipt and all rights and interests represented by the Adjustable Rate Depositary Shares evidenced thereby, and hereby irrevocably
constitutes and appoints             his attorney, to transfer the same on the
books of the within-named Depositary, with full power of substitution in the premises.

Dated:
                                          Signature: __________________________
                                            NOTE: The signature to this
                                                   assignment must correspond
                                                   with the name as written
                                                   upon the face of the
                                                   Receipt in every
                                                   particular, without
                                                   alteration or enlargement,
                                                   or any change whatever.

Signature Guarantee:

_____________________________________

                                  ANNEX 1 TO
                         AGREEMENT AND PLAN OF MERGER

                                    FORM OF
                                 AMENDMENT TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 TENNECO INC.

  The first two paragraphs of Article FOURTH are hereby deleted in their entirety and replaced with the following paragraph:

    "The total number of shares of all classes of stock which the corporation shall be authorized to issue is 20,000,000 shares of Preferred Stock, par value $.01 per share (herein called "Preferred Stock"), and 100,000 shares of Common Stock, of the par value of $.01 per share (herein called "Common Stock")."

  Part I of Article FOURTH is hereby deleted in its entirety.

  Part II of Article FOURTH is hereby amended to read in its entirety as set forth in the following paragraph:

                                      "I.

    1. The Board of Directors of the Company is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

    2. Except as otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, shares of Preferred Stock redeemed or otherwise acquired by the corporation shall, upon the filing of any required certificates with the Secretary of State of Delaware, assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of this Part I of Article FOURTH and of any restrictions contained in any resolution of the Board of Directors providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock."

  Part III and IV of Article FOURTH are hereby deleted in their entirety.

  Subsection (A) of Article FIFTH is hereby deleted in its entirety and replaced with the following paragraph:

    "The number of directors which shall constitute the whole Board of Directors shall be as determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors; provided that until otherwise determined by the Board of Directors in accordance herewith, the number of directors shall be six (6)."

  Subsection (B)(g) of Article FIFTH is hereby amended by deleting the words "each committee to consist of two or more directors of the corporation" and the comma immediately following such text.

  Articles SEVENTH and NINTH are hereby deleted in their entirety and the remaining provisions renumbered accordingly.

  The Certificates of Designation for the $7.40, $4.50 and Series A filed on
            ,      and              are hereby deleted in their entirety.